Exhibit T3C

AMENDED AND RESTATED TRUST INDENTURE

Dated as of [●], 2025

Among

SHERRITT INTERNATIONAL CORPORATION,

THE GUARANTORS NAMED ON THE SIGNATURE PAGES HERETO

and

TSX TRUST COMPANY,

as Trustee and Collateral Agent

9.25% SENIOR SECOND LIEN SECURED NOTES DUE 2031

- i -

(continued)

- ii -

(continued)

- iii -

(continued)

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(continued)

Page

Section 14.04	Quorum, Action	132
Section 14.05	Determination of Voting Rights; Conduct and Adjournment of Meetings	133
Section 14.06	Counting Votes and Recording Action of Meetings	134
Section 14.07	Instruments in Writing	134

Exhibit A	Form of Global Note

Reconciliation and tie between U.S. Trust Indenture Act of 1939, as amended (the “Trust Indenture Act” or “TIA”) and Amended and Restated Trust Indenture, dated as of [●], 2025

Trust Indenture Act Section	Indenture Section

§ 310(a)	7.09(a)
(b)	7.09(b)
§ 311	6.12(2)
§ 312	2.05
§ 313	4.04(c)
§ 314(a)	4.03; 4.04
(c)(1) and (2)	13.03
(d)	10.06(b)
(e)	13.04
§ 315(a)	7.01(b)
(b)	7.05
(c) and (d)	7.01(a) and (c)
(e)	6.14
§ 316(a)(last sentence)	2.09
(a)(1)(A)	6.05
(a)(1)(B)	6.04
(b)	6.07
(c)	1.04(e); 9.03
§ 317(a)	6.08; 6.12(1)
(b)	2.04
§ 318	13.18

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AMENDED AND RESTATED TRUST INDENTURE, dated as of [●], 2025, among Sherritt International Corporation, a corporation continued under the laws of Canada (the “Company”), the Guarantors (as defined herein) listed on the signature pages hereto and TSX Trust Company, as Trustee and Collateral Agent.

W I T N E S S E T H

WHEREAS, the Company and the Trustee (as successor to AST Trust Company (Canada)) are parties to a trust indenture dated as of August 31, 2020 (the “Original Indenture”) pursuant to which the Company issued 8.50% senior second lien secured notes due 2026 (the “Original Notes”);

AND WHEREAS, in accordance with the terms of a plan of arrangement under section 192 of the Canada Business Corporations Act as approved by the Holders of the Original Notes at a meeting on April 4, 2025 (the “Plan of Arrangement”), the Company and the Trustee have agreed to amend and restate the Original Indenture governing the Original Notes pursuant to this Indenture in order to, inter alia, exchange and re-evidence, without novation, the obligations under the Original Notes through the issuance of the Company’s 9.25% senior second lien secured notes due 2031 (collectively, the “2031 Notes”) under this Indenture (the Original Notes as so amended, restated, exchanged and re-evidenced pursuant to this Indenture, together with all other 2031 Notes issued as of the date hereof, collectively being the “Initial Notes”);

AND WHEREAS, the Company has duly authorized the creation of and issuance of $[266,113,000]1 aggregate principal amount of the Initial Notes;

AND WHEREAS, the Company and each of the Guarantors have duly authorized the execution and delivery of this Indenture;

NOW, THEREFORE, the Company, the Guarantors, the Trustee and the Collateral Agent agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders.

Article 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01         Definitions.

“2031 Notes” has the meaning attributed to such term in the recitals of this Indenture.

“Acquired Indebtedness” means, with respect to any specified Person, Indebtedness (a) of such Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company, (b) assumed in connection with the acquisition of assets from such Person, in each case whether or not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, or (c) secured by a Lien encumbering any asset acquired by such specified Person. Acquired Indebtedness shall be deemed to have been incurred, with respect to clause (a) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary of the Company and, with respect to clauses (b) and (c) of the preceding sentence, on the date of consummation of such acquisition of assets.

1 To be updated on Issue Date to reflect final issuance amount to reflect rounding to nearest $1,000 increment in respect of each Holder.

“Additional Assets” means:

(1)            any property, plant, equipment or other asset (excluding working capital or current assets) to be used by the Company or any of its Restricted Subsidiaries in a Similar Business; or

(2)            the Capital Stock of a Person that becomes a Restricted Subsidiary of the Company as a result of the acquisition of such Capital Stock by the Company or its Restricted Subsidiary; or

(3)            the Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary of the Company; or

(4)            Similar Business Investments (a) to the extent of Net Available Cash arising from Asset Dispositions of Capital Stock of an Unrestricted Subsidiary or Joint Venture, or of Capital Stock of a Restricted Subsidiary that derives all or substantially all of its value from the Company’s interest in an Unrestricted Subsidiary or Joint Venture, or (b) otherwise in an amount, together with all other Similar Business Investments which are treated as a use of Net Available Cash pursuant to this clause (4), not to exceed 15% of Total Assets at the time of such Investment;

provided, however, that, in the case of clauses (2) and (3), such Restricted Subsidiary is primarily engaged in a Similar Business.

“Additional Notes” means Notes (other than the Initial Notes) issued from time to time under this Indenture in accordance with Section 2.02, Section 4.09 and Section 4.12, whether or not they bear the same CUSIP or ISIN number, as set out in a supplemental indenture to this Indenture.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) when used with respect to any Person means possession, directly or indirectly, of the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent” means any Registrar or Paying Agent.

“Applicable Procedures” means, with respect to any transfer, redemption or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depository that apply to such transfer, redemption or exchange.

“Asset Disposition” means (A) any sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, other disposition, or a series of related sales, leases, transfers, or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary or Joint Venture (other than directors’ qualifying shares and shares issued to foreign nationals as required by law), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Company or any of its Restricted Subsidiaries, including any disposition by means of a merger, amalgamation, consolidation, arrangement or similar transaction, and (B) any issuance of shares of Capital Stock (other than directors’ qualifying shares and shares issued to foreign nationals as required by law) by a Restricted Subsidiary of the Company.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

(1)            a disposition of assets by a Restricted Subsidiary to the Company or by the Company or any of its Restricted Subsidiaries to a Restricted Subsidiary of the Company;

(2)            a disposition of Cash Equivalents or Investment Grade Securities;

(3)            a disposition of inventory or other assets in the ordinary course of business or the disposition of an account receivable in connection with the collection or compromise thereof in the ordinary course of business;

(4)            a disposition of obsolete, damaged or worn out property or equipment, or property or equipment that is no longer used or useful in the conduct of the business of the Company and its Restricted Subsidiaries;

(5)            the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to Section 5.01 or any disposition that constitutes a Change of Control pursuant to this Indenture;

(6)            an issuance of Capital Stock by a Restricted Subsidiary of the Company to the Company or to a Restricted Subsidiary of the Company;

(7)            any Permitted Investment or Restricted Payment made in compliance with Section 4.07;

(8)            dispositions of assets in a single transaction or a series of related transactions with an aggregate Fair Market Value of less than $15.0 million;

(9)            the creation of a Permitted Lien and dispositions in connection with Permitted Liens;

(10)          the issuance by a Restricted Subsidiary of the Company of Preferred Stock or Disqualified Stock that is permitted by Section 4.09;

(11)          the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business which do not materially interfere with the business of the Company and its Restricted Subsidiaries;

(12)          foreclosure on or expropriation of assets;

(13)          any issuance or any sale of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(14)          the unwinding of any Hedging Obligations;

(15)          the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims;

(16)          dispositions to the extent required by, or made pursuant to, customary buy/sell arrangements between the Joint Venture parties set forth in Joint Venture arrangements and similar binding agreements;

(17)          the lease, assignment, sub-lease, license or sub-license of any real or personal property in the ordinary course of business;

(18)          dispositions in connection with royalty or precious metals stream or similar transactions that are customary in the mining business (as determined in good faith by Senior Management);

(19)          dispositions of interests in any oil and gas property to a Person in exchange for, or as consideration for, drilling and other development activities conducted, or to be conducted, by such Person on such property;

(20)          any exchange of assets for other assets (which other assets may, in whole or in part, include cash, Cash Equivalents, Capital Stock or any securities convertible into, or exercisable or exchangeable for, Capital Stock, but which assets may not include any Indebtedness) issued by or related to a Similar Business if such other assets are of comparable or greater market value or usefulness to the business of the Company and its Restricted Subsidiaries, taken as a whole, compared with the assets being exchanged, which in the event of an exchange of assets with a Fair Market Value in excess of (a) $15.0 million shall be evidenced by an Officer’s Certificate and (b) $25.0 million shall be set forth in a resolution approved by at least a majority of the members of the Board of Directors of the Company; provided that the Company shall apply any cash or Cash Equivalents received in any such exchange of assets as described in Section 4.10; and

(21)          any disposition of the interests (including Capital Stock and any other investments) held by the Company directly or indirectly in MMI.

“Attributable Indebtedness” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate implicit in the transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended), determined in accordance with IFRS; provided, however, that if such Sale/Leaseback Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligations.”

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.

“Bankruptcy Law” means the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) and the Winding Up and Restructuring Act (Canada), and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, winding-up, restructuring, examinership or similar debtor relief laws of Canada or the United States of America (including Title 11, United States Code) or other insolvency law in applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Beneficial Holder” means any Person who holds a beneficial interest in a Global Note as shown on the books of the Depository or a Participant.

“Board of Directors” means:

(1)            with respect to a corporation, the board of directors of the corporation or (other than for purposes of determining Change of Control) a committee of the Board of Directors;

(2)            with respect to a partnership, the board of directors of the general partner of the partnership; and

(3)            with respect to any other Person, the board or committee of such Person serving a similar function.

“Book-Entry Only Form”, when used with respect to the Notes, means Global Notes certified and delivered under the Book-Entry System.

“Book-Entry System” means the record entry and securities transfer and pledge system, which is administered by the Depository in accordance with the operating rules and procedures of its securities settlement service for book-entry only notes in force from time to time, or any successor system.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in Toronto, Ontario are authorized or required by law to close.

“Canada Bond Yield” means, on any date, the bid yield to maturity on such date compounded semi-annually which a non-callable non-amortizing Government of Canada nominal bond would be expected to carry if issued, in Canadian dollars in Canada, at 100% of its principal amount on such date with a term to maturity which most closely approximates the remaining term of the Notes to [●]2, 2026 on such date, as determined by the Company based on a linear interpolation of the yields represented by the arithmetic average of bids observed in the market place at or about 11:00 a.m. (Toronto time), on the relevant date for each of the two (2) outstanding non-callable non-amortizing Government of Canada nominal bonds which have the terms to maturity which most closely span the remaining term of the Notes to [●]3, 2026 on such date, where such arithmetic average is based in each case on the bids quoted to an independent investment dealer acting as agent of the Company by two (2) independent registered members of the Investment Industry Regulatory Organization of Canada selected by the Company, calculated in accordance with standard practice in the industry.

“Canada Yield Price” means the price for the Notes, as determined by an independent investment dealer selected by the Company, as of the Business Day immediately preceding the day on which the notice of redemption for prepayment is given, equal to the sum of the present values of (i) the redemption price of the Notes on [●]4, 2026 as set out in Section 3.07(b) plus (ii) all scheduled interest payments due on the Notes through [●]5, 2026 (not including any portion of the scheduled payments of interest accrued as of the relevant redemption date) discounted to the relevant redemption date on a semi-annual basis (assuming a 365-day year) at the discount rate equal to the sum of the Canada Bond Yield for such Notes and the Canada Yield Spread.

“Canada Yield Spread” means 0.50% (or 50 basis points) per annum.

“Canadian Securities Legislation” means all applicable securities laws in each of the provinces and territories of Canada, including, without limitation, the Province of Ontario, and the respective regulations and rules under such laws together with applicable published rules, policy statements, blanket orders, instruments, rulings and notices of the regulatory authorities in such provinces or territories.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock and limited liability or partnership interests (whether general or limited), but excluding any debt securities convertible or exchangeable into such equity.

“Capitalized Lease Obligations” means an obligation that would have been required to be classified and accounted for as a finance lease for financial reporting purposes in accordance with IFRS as in effect on the Issue Date. The amount of Indebtedness represented by such obligation will be the amount of the liability for such obligation at the time any determination thereof is to be made as determined in accordance with IFRS, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

2 18 month anniversary of the Issue Date

3 18 month anniversary of the Issue Date

4 18 month anniversary of the Issue Date

5 18 month anniversary of the Issue Date

“Cash Equivalents” means:

(1)            Canadian dollars, U.S. dollars or, in the case of any Restricted Subsidiary, such other local currencies held by it from time to time in the ordinary course of business;

(2)            securities issued or directly and fully Guaranteed or insured by the Canadian or U.S. government or any agency or instrumentality of Canada or the United States (provided that the full faith and credit of Canada or the United States, as applicable, is pledged in support thereof), having maturities of not more than one year from the date of acquisition;

(3)            marketable general obligations issued by any province of Canada or state of the United States or any political subdivision of any such province or state or any public instrumentality thereof maturing within one year from the date of acquisition and, at the time of acquisition, having a credit rating of “A” or better from either S&P or Moody’s, or carrying an equivalent rating by a nationally recognized Rating Agency, if both of the two named Rating Agencies cease publishing ratings of investments;

(4)            certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank the long-term debt of which is rated at the time of acquisition thereof at least “A” or the equivalent thereof by S&P, or “A” or the equivalent thereof by Moody’s, or carrying an equivalent rating by a nationally recognized Rating Agency, if both of the two named Rating Agencies cease publishing ratings of investments, and having combined capital and surplus in excess of $500.0 million;

(5)            repurchase obligations with a term of not more than 365 days for underlying securities of the types described in clauses (2), (3) and (4) above entered into with any bank meeting the qualifications specified in clause (4) above;

(6)            commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by S&P or “P-2” or the equivalent thereof by Moody’s, or carrying an equivalent rating by a nationally recognized Rating Agency, if both of the two named Rating Agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof; and

(7)            interests in any investment company or money market fund which invests 95% or more of its assets in instruments of the type specified in clauses (1) through (6) above.

“Cash Management Agreements” means any agreement providing for treasury, depository, purchasing card or cash management services, including in connection with any automated clearing house transfer of funds or any similar transaction entered into in the ordinary course of business.

“CDS” means CDS Clearing and Depository Services Inc. and its successors.

“Change of Control” means:

(1)            any Person or group or Persons acting jointly or in concert (any such group, a “Group”) becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company (or its successor by merger, consolidation, amalgamation, arrangement or purchase of all or substantially all of its assets); or

(2)            the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; or

(3)            the direct or indirect sale, assignment, conveyance, transfer, lease or other disposition (other than by way of merger, consolidation, amalgamation or arrangement), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any Person or Group (other than to one or more Wholly-Owned Restricted Subsidiaries); or

(4)            the adoption by the shareholders of the Company of a plan or proposal for the liquidation or dissolution of the Company.

“CNWL Spain” means CNWL Oil (Espana), S.A., a company formed under the laws of Spain, and its successors.

“Collateral” means, collectively, all personal property and assets of the Company and each of the Guarantors that secures the Obligations under the Notes, the Note Guarantees and this Indenture, pursuant to the Collateral Documents.

“Collateral Agent” means TSX Trust Company (as successor to AST Trust Company (Canada)), acting in its capacity as collateral agent under the Collateral Documents, and any successor thereto appointed from time to time in accordance with this Indenture.

“Collateral Documents” means (i) the security agreements, pledge agreements, mortgages, and other instruments pursuant to which the Company and the Guarantors have granted, or shall grant from and after the Issue Date, Liens in the Collateral to the Collateral Agent for the benefit of the Holders and (ii) the Intercreditor Agreement, in each case, as such documents are amended, restated or replaced, in whole or in part, from time to time.

“Commodity Agreement” means any commodity futures contract, commodity swap, commodity option or other similar agreement or arrangement entered into by the Company or any of its Restricted Subsidiaries designed to protect the Company or any of its Restricted Subsidiaries against fluctuations in the price of commodities actually produced or used in the ordinary course of business of the Company and its Restricted Subsidiaries.

“Common Stock” means with respect to any Person, any and all shares, interest or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock, whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Company” has the meaning set forth in the recitals hereto or any successor obligor to its obligations under this Indenture and the Notes pursuant to Article 5.

“Consolidated Coverage Ratio” means as of any date of determination, with respect to any Person, the ratio of (x) the aggregate amount of Consolidated EBITDA of such Person for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements are internally available to (y) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

(1)            if the Company or any of its Restricted Subsidiaries:

(a)            has incurred any Indebtedness (other than Indebtedness that constitutes ordinary working capital borrowings) since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio includes an incurrence of Indebtedness (other than Indebtedness that constitutes ordinary working capital borrowings), Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been incurred on the first day of such period (except that in making such computation, the amount of revolving Indebtedness under the Credit Facility outstanding on the date of such calculation will be deemed to be:

(i)            the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding; or

(ii)           if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation), and the discharge of any other Indebtedness repaid, repurchased, redeemed, retired, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or

(b)            has repaid, repurchased, redeemed, retired, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio includes a repayment, redemption, retirement, defeasance or other discharge of Indebtedness (in each case, other than revolving Indebtedness incurred under the Credit Facility unless such Indebtedness has been permanently repaid and the related commitment terminated and not replaced), Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such repayment, redemption, retirement, defeasance or other discharge had occurred on the first day of such period;

(2)            if since the beginning of such period, the Company or any of its Restricted Subsidiaries will have made any Asset Disposition or disposed of or accounted for as discontinued operations (as defined under IFRS) any company, division, operating unit, segment, business, group of related assets or line of business or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is such an Asset Disposition:

(a)            the Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets that are the subject of such disposition or discontinuation for such period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such period; and

(b)            Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any of its Restricted Subsidiaries repaid, repurchased, redeemed, retired, defeased or otherwise discharged (to the extent the related commitment is permanently reduced) with respect to the Company and its continuing Restricted Subsidiaries in connection with such transaction for such period (or, if the Capital Stock of any Restricted Subsidiary of the Company is sold or in the case of discontinued operations, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary or discontinued operations to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(3)            if since the beginning of such period the Company or any of its Restricted Subsidiaries (by merger, consolidation, amalgamation, arrangement or otherwise) will have made an Investment in any Restricted Subsidiary of the Company (or any Person that becomes a Restricted Subsidiary of the Company or is merged with or into the Company or any of its Restricted Subsidiaries) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of a company, division, operating unit, segment, business, group of related assets or line of business, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

(4)            if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary of the Company or was merged with or into the Company or any of its Restricted Subsidiaries since the beginning of such period) will have incurred any Indebtedness or repaid, redeemed, retired, defeased or otherwise discharged any Indebtedness, made any disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (1), (2) or (3) above if made by the Company or its Restricted Subsidiary during such period, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). If any Indebtedness that is being given pro forma effect bears an interest rate at the option of the Company, the interest rate shall be calculated by applying such optional rate chosen by the Company.

“Consolidated EBITDA” for any period means, with respect to any Person, the Consolidated Net Income of such Person for such period:

(1)            increased (without duplication) by the following items to the extent deducted in calculating such Consolidated Net Income:

(a)            Consolidated Interest Expense; plus

(b)            Consolidated Income Taxes; plus

(c)            consolidated amortization, depletion and depreciation expense; plus

(d)           other non-cash charges reducing Consolidated Net Income, including any write-offs or write-downs (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was capitalized at the time of payment); plus

(e)            any expenses or charges related to any Equity Offering, Permitted Investment, merger, amalgamation, consolidation, arrangement, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by this Indenture (including a refinancing thereof) (whether or not successful), including (i) fees, expenses or charges related to the offering of the Notes and the recapitalization transactions in connection therewith, and (ii) any amendment or other modification of the Credit Facility in connection therewith; plus

(f)            any restructuring charges, integration costs or costs associated with establishing new facilities (which, for the avoidance of doubt, shall include retention, severance, relocation, workforce reduction, contract termination, systems establishment costs and facilities consolidation costs) certified by the chief financial officer of the Company and deducted (and not added back) in computing Consolidated Net Income; provided that the aggregate amount of all charges, expenses and costs added back under this clause (f) shall not exceed $10.0 million in any consecutive four-quarter period; plus

(g)            accretion of asset retirement obligations, net of cash payments by such Person for such asset retirement obligations; plus

(h)            the greater of (x) the Company’s equity in the net income of any Person (other than the Persons comprising the MOA Joint Venture or any other Joint Venture if, on the date of determination, the Company or a Wholly-Owned Restricted Subsidiary directly owns neither more nor less than 50% of the outstanding Capital Stock (measured in terms of economic interest rather than number of shares or voting power) of such Person) that is not a Restricted Subsidiary, that is accounted for by the equity method of accounting for such period and (y) the aggregate amount of cash actually distributed by such Person during such period to the Company or any of its Restricted Subsidiaries in accordance with clause (1) of the definition of “Consolidated Net Income”; provided that the adjustment pursuant to this clause (h) may be incremental to (but not duplicative of) any amount included in Consolidated Net Income pursuant to one of the exceptions described in subclauses (a) or (b) of clause (1) of the definition of “Consolidated Net Income”;

(2)            decreased (without duplication) by non-cash items increasing Consolidated Net Income of such Person for such period (excluding the accrual of revenue in the ordinary course of business and any items which represent the reversal of any accrual of, or reserve for, anticipated cash charges that reduced Consolidated EBITDA in any prior period); and

(3)            increased or decreased (without duplication) to eliminate to the extent reflected in Consolidated Net Income effects of adjustments (including the effects of such adjustments pushed down to the Company and its Restricted Subsidiaries) in any line item in such Person’s consolidated financial statements resulting from the application of purchase accounting in relation to any completed acquisition.

Notwithstanding the foregoing, clauses (1)(b) through (g) above relating to amounts of a Restricted Subsidiary or Joint Venture of a Person will be added to Consolidated Net Income to compute Consolidated EBITDA of such Person only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary or Joint Venture was included in calculating the Consolidated Net Income of such Person and, in the case of the Restricted Subsidiary, to the extent the amounts set forth in clauses (1)(b) through (g) above are in excess of those necessary to offset a net loss of such Restricted Subsidiary or if such Restricted Subsidiary has net income for such period included in Consolidated Net Income, only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its shareholders.

“Consolidated Income Taxes” means, with respect to any Person for any period, provision of such Person for such period (calculated on a consolidated basis in accordance with IFRS) in respect of taxes for such period imposed upon such Person or for other payments required to be made by such Person by any governmental authority which taxes or other payments are calculated by reference to the income or profits or capital of such Person or such Person and its Restricted Subsidiaries (to the extent such income or profits were included in computing Consolidated Net Income for such period), including, without limitation, federal, provincial and territorial, state, franchise and similar taxes and foreign taxes regardless of whether such taxes or payments are required to be remitted to any governmental authority.

“Consolidated Interest Expense” means, with respect to any Person, for any period, the total interest expense of such Person and its consolidated Restricted Subsidiaries, net of any interest income received by such Person and its consolidated Restricted Subsidiaries, whether paid or accrued (other than interest income on the Joint Venture Loans, excluding the MOA Joint Venture Loan), plus, to the extent not included in such interest expense:

(1)            interest expense attributable to Capitalized Lease Obligations and the interest portion of rent expense associated with Attributable Indebtedness in respect of the relevant lease giving rise thereto;

(2)            amortization of debt discount (including the amortization of original issue discount resulting from the issuance of Indebtedness at less than par) and debt issuance cost; provided, however, that any amortization of bond premium will be credited to reduce Consolidated Interest Expense unless such amortization of bond premium has otherwise reduced Consolidated Interest Expense;

(3)            non-cash interest expense, but any non-cash interest income or expense attributable to the movement in the mark-to-market valuation of Hedging Obligations or other derivative instruments shall be excluded from the calculation of Consolidated Interest Expense;

(4)            commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(5)            the interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries other than a Lien permitted by subclause (25) of the definition of “Permitted Liens”;

(6)            costs associated with entering into Hedging Obligations (including amortization of fees) related to Indebtedness;

(7)            interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period;

(8)            the product of (a) all dividends paid or payable, in cash, Cash Equivalents or Indebtedness or accrued during such period on any series of Disqualified Stock of such Person or on Preferred Stock of its Non-Guarantors payable to a party other than the Company or a Restricted Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined Canadian federal, provincial, territorial, municipal and local and foreign statutory tax rate of such Person, expressed as a decimal, in each case on a consolidated basis in accordance with IFRS;

(9)            Receivables Fees;

(10)            the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are intended to be used by such plan or trust to pay interest or fees to any Person (other than the Company and its Restricted Subsidiaries) in connection with Indebtedness incurred by such plan or trust; and

(11)            the proportionate interest of the Company in the Consolidated Interest Expense of the Persons comprising the MOA Joint Venture or any other Joint Venture if, on the date of determination, the Company or a Wholly-Owned Restricted Subsidiary directly owns neither more nor less than 50% of the outstanding Capital Stock (measured in terms of economic interest rather than number of shares or voting power) of such Person or Joint Venture, as applicable (with such interest expense calculated in substantially the same manner as Consolidated Interest Expense of the Company and its Restricted Subsidiaries).

For the purpose of calculating the Consolidated Coverage Ratio, the calculation of Consolidated Interest Expense shall include all interest expense (including any amounts described in clauses (1) through (11) above) relating to any Indebtedness of such Person or any of its Restricted Subsidiaries described in the final paragraph of the definition of “Indebtedness.”

For purposes of the foregoing, total interest expense will be determined (i) after giving effect to any net payments made or received by such Person and its Subsidiaries with respect to Interest Rate Agreements and (ii) exclusive of amounts classified as other comprehensive income in the balance sheet of such Person. Notwithstanding anything to the contrary contained herein, without duplication of clause (9) above, commissions, discounts, yield and other fees and charges incurred in connection with any transaction pursuant to which such Person or its Restricted Subsidiaries may sell, convey or otherwise transfer or grant a security interest in any accounts receivable or related assets shall be included in Consolidated Interest Expense.

“Consolidated Net Income” means, for any period, the net income (loss) of the Company and its consolidated Subsidiaries determined on a consolidated basis in accordance with IFRS; provided, however, that there will not be included in such Consolidated Net Income:

(1)            any net income (loss) of any Person if such Person is not a Restricted Subsidiary of the Company or that is accounted for by the equity method of accounting (other than the Persons comprising the MOA Joint Venture or any other Joint Venture if, on the date of determination, the Company or a Wholly-Owned Restricted Subsidiary directly owns neither more nor less than 50% of the outstanding Capital Stock (measured in terms of economic interest rather than number of shares or voting power) of such Persons), provided that:

(a)            the aggregate amount of cash actually distributed by such Person during such period to the Company or any of its Restricted Subsidiaries as a dividend or other distribution, or as a principal payment, shall be included in Consolidated Net Income; and

(b)            the Company’s equity in a net loss of any such Person for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Company or its Restricted Subsidiary;

(2)            solely for the purpose of determining the amount available for Restricted Payments under clause (C)(i) of Section 4.07(a), any net income (but not loss) of any Restricted Subsidiary of the Company (other than a Guarantor) if such Restricted Subsidiary is subject to prior government approval or other restrictions due to the operation of its charter or any agreement, instrument, judgment, decree, order, statute, rule or government regulation (which have not been waived), directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

(a)            subject to the limitations contained in clauses (3) through (11) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary of the Company as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Restricted Subsidiary of the Company, to the limitation contained in this clause); and

(b)            the Company’s equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

(3)            any gain or loss (less all fees and expenses relating thereto) realized upon sales or other dispositions of any assets of the Company or such Restricted Subsidiary, other than in the ordinary course of business, as determined in good faith by Senior Management;

(4)            any income or loss from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments;

(5)            any extraordinary, unusual or non-recurring gain or loss;

(6)            any unrealized net gain or loss resulting in such period from Hedging Obligations or other derivative instruments;

(7)            any net income or loss included in the consolidated statement of operations with respect to non-controlling interests;

(8)            the cumulative effect of a change in accounting principles;

(9)            consolidated impairment charges;

(10)          any non-cash compensation charges, including any such charges arising from stock options, restricted stock grants or other equity incentive programs;

(11)          any net gain or loss resulting in such period from currency translation gains or losses; and

(12)          interest income, to the extent accrued but not paid in cash, on Joint Venture Loans (other than the MOA Joint Venture Loan, provided that the Company or a Wholly-Owned Restricted Subsidiary directly owns neither more nor less than 50% of the outstanding Capital Stock (measured in terms of economic interest rather than number of shares or voting power) of the MOA Joint Venture).

For the avoidance of doubt, an amount equal to the proportionate interest of the Company in the net income (loss) for such period of the MOA Joint Venture and any other Joint Venture (such net income (loss) to be determined with the same additions and subtractions as are provided for in clause (1) through clause (11) above) will be included in such Consolidated Net Income, provided that on the date of determination the Company or a Wholly-Owned Restricted Subsidiary directly owns neither more nor less than 50% of the outstanding Capital Stock (measured in terms of economic interest rather than number of shares or voting power) of such Joint Venture.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company: (1) who was a member of such Board of Directors on the Issue Date or (2) whose election or nomination for election to such Board of Directors was not opposed by a majority of the Continuing Directors who were at the time of such nomination or election members of such Board of Directors.

“Corefco” means The Cobalt Refinery Company Inc.

“Corporate Trust Office” means the office of the Trustee at which at any time its corporate trust business shall be principally administered, which office as of the date hereof is located at 1701-1190 Avenue des Canadiens-de-Montreal, Montreal, QC, H3B 0G7, or such other address as the Trustee may designate from time to time by notice to the Holders of the Notes and the Company, or the corporate trust office of any successor trustee (or such other address as such successor trustee may designate from time to time by notice to the Holders of the Notes and the Company).

“Credit Facility” means the sixth amended and restated credit agreement dated as of [●], 2025 among the Company, as borrower, ICCI, Corefco, NPMMI and NPMSI, as guarantors, National Bank of Canada, as administrative agent, and the lenders party thereto from time to time, as amended to the Issue Date, and as the same may be further amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (including to change the borrowers or increase the amount loaned thereunder; provided that such additional Indebtedness is incurred in accordance with Section 4.09).

“Currency Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement as to which such Person is a party or a beneficiary.

“DBRS” means DBRS Ltd., and any successor to its rating agency business.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Sections 2.07 or 2.11 hereof, in substantially the form of Exhibit A hereto, as applicable, except that such Note shall not have the Global Note Legend.

“Depository” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.04 as the Depository with respect to the Notes and any and all successors thereto appointed as Depository hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or any of its Restricted Subsidiaries in connection with an Asset Disposition that is designated as “Designated Non-Cash Consideration” pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale, redemption or payment of, on or with respect to such Designated Non-Cash Consideration.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1)            matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2)            is convertible into or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or its Restricted Subsidiaries (it being understood that upon such conversion or exchange it shall be an incurrence of such Indebtedness or Disqualified Stock)); or

(3)            is redeemable at the option of the holder of the Capital Stock in whole or in part,

in each case on or prior to the date 91 days after the earlier of the final maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company or its Restricted Subsidiaries to repurchase such Capital Stock upon the occurrence of a Change of Control or Asset Disposition (each defined in a substantially identical manner to the corresponding definitions in this Indenture) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or exchangeable or for which it is redeemable) provide that the Company or its Restricted Subsidiaries, as applicable, are not required to repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or exchangeable or for which it is redeemable) pursuant to such provision prior to compliance by the Company with Section 4.10 and Section 4.14 and such repurchase or redemption complies with Section 4.07.

“Energas Joint Venture” means the joint venture in respect of the Energas power plant joint venture in Cuba carried on by Energas S.A. and its successors and assigns from time to time.

“Equity Offering” means a public offering or private placement for cash by the Company of its Capital Stock, other than (x) any issuances pursuant to employee benefit plans or otherwise in compensation to officers, directors or employees, (y) an issuance to any Restricted Subsidiary, or (z) an offering of Common Stock issued in connection with a transaction that constitutes a Change of Control.

“Excess Amount” means any amounts advanced by the Senior Lenders under the Credit Facility, in excess of the First Lien Cap in respect of which the Senior Agent on behalf of the Senior Lenders shall retain a subordinate lien ranking in priority behind the Second Ranking Lien securing the Notes, in accordance with the Intercreditor Agreement.

“Fair Market Value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by Senior Management of the Company in good faith; provided that if the fair market value exceeds $25.0 million, such determination shall be made by the Board of Directors of the Company in good faith (including as to the value of all non-cash assets and liabilities).

“First Lien Cap” means the limitation of the principal amount of obligations owing to the Senior Lenders and the Senior Agent to the greater of (a) $100 million and (b)(i) a principal amount equal to the then-effective Borrowing Base (as defined in the Credit Facility from time to time) plus (ii) the amount of any shortfall resulting from outstanding advances that may exceed the Borrowing Base as a result of any recalculation of the Borrowing Base in the intervening period plus (iii) $10 million plus (iv) all obligations of the Company and the Guarantors outstanding under any hedging agreement or Cash Management Agreement with any Senior Lender.

“First Lien Debt Cap Amount” means an amount equal to the sum of the amounts described in clauses (b)(i) through (iii) of the definition of “First Lien Cap”.

“First Ranking Lien” means a first priority Lien, subject to Permitted Liens, granted to the Senior Lenders, upon any Property of the Company or any Guarantor, to secure the Indebtedness under the Credit Facility permitted to be incurred pursuant to Section 4.09(b)(1).

“Fitch” means Fitch Ratings, Inc. and any successor to its rating agency business.

“Global Note Legend” means the legend set forth on the form of Global Note attached hereto as Exhibit A, as applicable, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means the global Notes in the form of Exhibit A hereto, issued in accordance with Article 2 hereof.

“Government Securities” means securities that are (1) direct obligations of Canada for the timely payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of Canada the timely payment of which is unconditionally Guaranteed as a full faith and credit obligation of Canada, which are not callable or redeemable at the option of the issuer thereof.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1)            to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2)            entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” will not include (i) endorsements for collection or deposit in the ordinary course of business or (ii) Liens permitted by clause (25) of the definition of “Permitted Liens.”

“Guarantor” means each Wholly-Owned Restricted Subsidiary of the Company that is not an Immaterial Subsidiary in existence on the Issue Date that provides a Note Guarantee on the Issue Date and any other Restricted Subsidiary of the Company that provides a Note Guarantee after the Issue Date in accordance with this Indenture; provided that upon release or discharge of any Restricted Subsidiary of the Company from its Note Guarantee in accordance with this Indenture, such Restricted Subsidiary shall cease to be a Guarantor.

“Guarantor Subordinated Obligation” of a Guarantor means any Indebtedness of such Guarantor (whether outstanding on the Issue Date or thereafter incurred) that is expressly subordinated in right of payment to the obligations of such Guarantor under its Note Guarantee pursuant to a written agreement.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement.

“Holder” means a Person in whose name a Note is registered on the Registrar’s books.

“ICCI” means International Cobalt Company Inc.

“IFRS” means, at any time, international financial reporting standards as issued by the International Accounting Standards Board as in effect at such time. All ratios and computations based on IFRS contained in this Indenture will be computed in conformity with IFRS.

“Immaterial Subsidiary” means, at any date of determination, any Restricted Subsidiary of the Company (1) the total assets of which (when combined with the assets of such Restricted Subsidiary’s Restricted Subsidiaries and after intercompany eliminations) at the last day of the most recent fiscal year ending prior to the date of determination for which internal financial statements are available were less than 1.0% of Total Assets at the last day of such fiscal year and (2) the total revenues of which (when combined with the revenues of such Restricted Subsidiary’s Restricted Subsidiaries and after intercompany eliminations) for the most recent fiscal year period ending prior to the date of determination for which internal financial statements are available were less than 1.0% of the consolidated total revenue of the Company and its Restricted Subsidiaries for such period.

“incur” means issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary of the Company (whether by merger, consolidation, amalgamation or arrangement, acquisition or otherwise) will be deemed to be incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary of the Company; and the terms “incurred” and “incurrence” have meanings correlative to the foregoing.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)            the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

(2)            the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)            the obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers’ acceptance or other similar instrument (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1), (2), (4) or (5) of this definition) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed within 30 days of payment on the letter of credit);

(4)            the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (including earn-out obligations) that are recorded as liabilities under IFRS, and which purchase price is due after the date of placing such property in service or taking delivery and title thereto, except any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business;

(5)            Capitalized Lease Obligations and all Attributable Indebtedness of such Person (whether or not such items would appear on the balance sheet of such Person);

(6)            the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, in the case of any Preferred Stock issued by a Non-Guarantor, such Preferred Stock (but excluding, in each case, any accrued dividends);

(7)            all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person (other than as permitted by clause (25) of the definition of “Permitted Liens”); provided, however, that the amount of such Indebtedness will be the lesser of (a) the Fair Market Value of such asset at such date of determination and (b) the principal component of such Indebtedness of such other Persons;

(8)            the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person (whether or not such items would appear on the balance sheet of such Person);

(9)            to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such Obligation that would be payable by such Person at such time); and

(10)          to the extent not otherwise included in this definition, the amount of obligations outstanding under the legal documents entered into as part of a securitization transaction or series of securitization transactions that would be characterized as principal if such transaction were structured as a secured lending transaction rather than as a securitization transaction or series of securitization transactions pursuant to which the Company or any of its Restricted Subsidiaries sells or grants a security interest in accounts receivable to a Person that is not a Restricted Subsidiary.

Notwithstanding the foregoing: (i) money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to pre-fund the payment of interest on such Indebtedness shall not be deemed to be “Indebtedness”; provided that such money is held to secure the payment of such interest; (ii) obligations in respect of royalty or precious metals stream or similar transactions shall not be deemed to be “Indebtedness”; (iii) in connection with the purchase by the Company or any of its Restricted Subsidiaries of any business, the term “Indebtedness” will exclude indemnification or post-closing payment adjustments or earn-out or similar obligations to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that at the time of closing, the amount of any such payment is not determinable or not reflected as a liability on the balance sheet of the Company (excluding any notes thereto) and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter; and (iv) “Indebtedness” shall be calculated without giving effect to any increase or decrease in Indebtedness for any purpose under this Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness. For the avoidance of doubt, Reclamation Obligations (and any Guarantees thereof) are not and will not be deemed to be Indebtedness.

In addition, “Indebtedness” of the Company and its Restricted Subsidiaries shall include (without duplication) Indebtedness described in the preceding paragraph that would not appear as a liability on the balance sheet of the Company and its Restricted Subsidiaries if:

(1)            such Indebtedness is the obligation of a Joint Venture;

(2)            the Company or any of its Restricted Subsidiaries is a general partner of the Joint Venture (a “General Partner”); and

(3)            there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of the Company or any of its Restricted Subsidiaries, other than in respect of Liens permitted by clause (25) of the definition of “Permitted Liens”;

and then such Indebtedness shall be included in an amount not to exceed:

(a)            the lesser of (i) the net assets of the General Partner and (ii) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of the Company or any of its Restricted Subsidiaries; or

(b)            if less than the amount determined pursuant to clause (a) immediately above, the actual amount of such Indebtedness that is recourse to the Company or any of its Restricted Subsidiaries, if the Indebtedness is evidenced by a writing and is for a determinable amount.

“Indenture” means this Amended and Restated Trust Indenture dated as of [●], 2025 among the Company, the Guarantors and TSX Trust Company, as Trustee and Collateral Agent, as amended or supplemented from time to time.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in advising Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Company, qualified to perform the task for which it has been engaged.

“Initial Issue Date” means August 31, 2020.

“Initial Notes” has the meaning attributed to such term in the recitals of this Indenture.

“Intercreditor Agreement” means the intercreditor and priority agreement dated as of August 31, 2020 by and among the Collateral Agent, on behalf of the Holders of the Notes, the Senior Agent, on behalf of the Senior Lenders, the Company and the Guarantors, as the same may be further amended, restated, supplemented, or otherwise modified from time to time, including as amended, restated, supplemented or modified in connection with the issuance of the Initial Notes on the Issue Date.

“Interest Payment Date” means April 30 and October 30 of each year until the Stated Maturity of the Notes, commencing with October 30, 2025 with respect to the period from and including the Issue Date to, but excluding October 30, 2025.

“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan (other than advances or extensions of credit to customers, suppliers or vendors in the ordinary course of business) or other extensions of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit (other than a time deposit)) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person; provided that none of the following will be deemed to be an Investment:

(1)            Hedging Obligations entered into in the ordinary course of business and in compliance with this Indenture;

(2)            endorsements of negotiable instruments and documents in the ordinary course of business; and

(3)            an acquisition of assets, Capital Stock or other securities by the Company or a Subsidiary for consideration to the extent such consideration consists of Capital Stock (other than Disqualified Stock) of the Company.

For purposes of Section 4.07,

(1)            “Investment” will include the portion (proportionate to the Company’s equity interest in a Restricted Subsidiary of the Company that is to be designated an Unrestricted Subsidiary) of the Fair Market Value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary of the Company, the Company will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company’s aggregate “Investment” in such Subsidiary as of the time of such redesignation less (b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time that such Subsidiary is so redesignated a Restricted Subsidiary of the Company;

(2)            any property transferred to or from an Unrestricted Subsidiary other than cash will be valued at its Fair Market Value at the time of such transfer; and

(3)            if the Company or any of its Restricted Subsidiaries sells or otherwise disposes of any Voting Stock of any Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such entity is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Capital Stock of such Subsidiary not sold or disposed of.

“Investment Grade Securities” means:

(1)            securities issued or directly and fully Guaranteed or insured by governments and supranational institutions having a “AAA” or higher rating by S&P or the equivalent from another Rating Agency, or any agency or instrumentality thereof (other than Cash Equivalents);

(2)            debt securities or debt instruments with a rating of “A” or higher from S&P, or “A3” or higher by Moody’s or the equivalent of such rating by such rating organization or, if no rating of Moody’s or S&P, then exists, the equivalent of such rating by any other Ratings Agency, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries; and

(3)            investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) above which fund may also hold cash and Cash Equivalents pending investment or distribution.

“Issue Date” means [●], 2025.

“Joint Venture” means each of the MOA Joint Venture, the Energas Joint Venture, and any other joint venture or partnership in which the Company or a Restricted Subsidiary has an equity interest from time to time, which is not a Subsidiary of the Company and which constitutes a “joint arrangement” for purposes of IFRS.

“Joint Venture Loans” means loans by the Company or a Restricted Subsidiary to a Joint Venture or to an Unrestricted Subsidiary which directly or indirectly has an equity interest in a Joint Venture.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, deed of trust, deemed trust, charge, security interest, preference or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, and any option or other agreement to sell or give a security interest; provided that in no event shall a lease that would have been classified as an operating lease in accordance with IFRS as in effect on the Issue Date be deemed to constitute a Lien.

“Limited Guarantee” means a Guarantee by a Person organized in a jurisdiction other than in Canada or the United States, the amount of which is limited pursuant to, or in order to comply with, applicable requirements of law in the jurisdiction of organization of the applicable Person.

“Majority Holders” means (i) the Holders of more than 50% in principal amount of Notes then outstanding in the case of any resolution in writing or (ii) in the case of a resolution passed at a meeting or an adjourned meeting duly reconvened and at which a quorum is present in accordance with the terms of this Indenture, any resolution passed or decided by the Persons (whether present in person or represented by proxy) entitled to vote at such meeting and representing a majority in principal amount of outstanding Notes represented and voting at such meeting.

“Marketing Subsidiary” means (i) NPMMI and any successor of NPMMI, (ii) NPMSI and any successor of NPMSI and (iii) any other direct or indirect Subsidiary of the Company formed from time to time after the Issue Date to undertake sales and marketing activities in respect of the Company’s nickel and cobalt operations or Joint Ventures or other activities performed by NPMMI or NPMSI as of the Issue Date in the place of or in addition to NPMMI or NPMSI and no other material activities.

“MMI” means Madagascar Minerals Investments Ltd., a British Virgin Islands company, and it successors.

“MOA” means Moa Nickel S.A.

“MOA Joint Venture” means MOA Nickel joint venture carried on by MOA, ICCI and Corefco and their successors and assigns from time to time.

“MOA Joint Venture Loan” means the Joint Venture Loan by the Company to the MOA Joint Venture.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities or other assets received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or such other disposition or issuance, or received in any other non-cash form) therefrom, in each case net of:

(1)            all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses incurred, and all Canadian federal, provincial, territorial, municipal and local taxes, and all foreign taxes, required to be paid or accrued as a liability under IFRS (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;

(2)            all payments made on any Indebtedness that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;

(3)            all distributions and other payments required to be made to unaffiliated interest holders in Subsidiaries or Joint Ventures as a result of such Asset Disposition; and

(4)            the deduction of appropriate amounts to be provided by the seller as a provision, in accordance with IFRS, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any of its Restricted Subsidiaries after such Asset Disposition.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Non-Guarantor” means any Restricted Subsidiary of the Company that is not a Guarantor.

“Non-Recourse Debt” means any Indebtedness:

(1)            as to which neither the Company nor any of its Restricted Subsidiaries (a) provides any Guarantee or credit support of any kind (including any undertaking, Guarantee, indemnity, agreement or instrument that would constitute Indebtedness, but excluding any off-take agreement), other than Indebtedness secured by Liens permitted by clause (25) of the definition of “Permitted Liens” or (b) is directly or indirectly liable (as a guarantor or otherwise), other than as a result of Indebtedness secured by Liens permitted by clause (25) of the definition of “Permitted Liens”;

(2)            no default with respect to which would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries, other than Indebtedness secured by Liens permitted by clause (25) of the definition of “Permitted Liens,” to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; and

(3)            the explicit terms of which provide, or as to which the lenders have agreed in writing, that there is no recourse against any of the assets of the Company or its Restricted Subsidiaries, other than in respect of Liens permitted by clause (25) of the definition of “Permitted Liens.”

“Note Guarantee” means, individually, any Guarantee of payment of the Notes and the Company’s other Obligations under this Indenture by a Guarantor pursuant to the terms of this Indenture or any supplemental indenture hereto, and, collectively, all such Guarantees.

“Notes” means the Initial Notes and the Additional Notes and any other note authenticated and delivered under this Indenture, including any Additional Notes that may be issued under a supplemental indenture and any note issued or authenticated upon transfer, replacement or exchange of any Note.

“NPMMI” means New Providence Metals Marketing Inc., a Bahamas company and its successors.

“NPMSI” means New Providence Metals Sales Inc., a Bahamas company and its successors.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable Canadian federal or provincial law or under any foreign law), other monetary obligations, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and Guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Offer to Purchase” means an Asset Disposition Offer or a Change of Control Offer and “Offers to Purchase” means, collectively, Asset Disposition Offers and Change of Control Offers.

“Officer” means the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer, any Senior Vice President, the Treasurer or the Corporate Secretary or Assistant Corporate Secretary of the Company or, in the event that the Company is a partnership or a limited liability company that has no such officers, a person duly authorized under applicable law by the general partner, managers, members or a similar body to act on behalf of the Company. “Officer” of any Guarantor has a correlative meaning.

“Officer’s Certificate” means a certificate signed by an Officer of the Company. “Officer’s Certificate” of any Guarantor has a correlative meaning.

“Opinion of Counsel” means a written opinion from legal counsel who is licensed to practice in the applicable jurisdiction. The counsel may be an employee of, or counsel to, the Company or the Trustee.

“Original Indenture” has the meaning attributed to such term in the recitals of this Indenture.

“Original Notes” has the meaning attributed to such term in the recitals of this Indenture.

“Participant” means a participant in the depository service of CDS.

“Permitted Investment” means any of the following Investments:

(1)            an Investment in the Company or a Restricted Subsidiary of the Company;

(2)            an Investment in a Person if as a result of such Investment:

(a)           such Person becomes a Restricted Subsidiary of the Company; or

(b)           such Person, in one transaction or a series of related transactions, is merged, or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or any of its Restricted Subsidiaries, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation, amalgamation, arrangement or transfer;

(3)            an Investment in Cash Equivalents or Investment Grade Securities;

(4)            (a) endorsements for collection or deposit in the ordinary course of business and (b) receivables owing to the Company or any of its Restricted Subsidiaries created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5)            payroll, travel, commission, entertainment, relocation and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6)            loans or advances to employees, officers or directors of the Company or any of its Restricted Subsidiaries in the ordinary course of business in an aggregate amount not in excess of $500,000 with respect to all loans or advances made since the Issue Date (giving effect to the repayment of any such loan, but without giving effect to the forgiveness of any such loan);

(7)            any Investment acquired by the Company or any of its Restricted Subsidiaries:

(a)           in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or in satisfaction of judgments or otherwise in resolution or compromise of litigation, arbitration or disputes; or

(b)            as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8)            Investments made as a result of the receipt of non-cash consideration from an Asset Disposition that was made pursuant to and in compliance with Section 4.10 or any other disposition of assets not constituting an Asset Disposition;

(9)            Investments in existence on the Issue Date, or made pursuant to contractual obligations in existence on the Issue Date, or an Investment consisting of any extension, modification or renewal of any such Investment existing on, or made pursuant to a contractual obligation existing on, the Issue Date; provided that the amount of any such Investment may be increased in such extension, modification or renewal only (a) as required by the terms of such Investment or (b) as otherwise permitted under this Indenture;

(10)          Currency Agreements, Interest Rate Agreements, Commodity Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with Section 4.09;

(11)          Guarantees issued in accordance with Section 4.09;

(12)          Investments made in connection with the funding of contributions under any non-qualified retirement plan or similar employee compensation plan in an amount not to exceed the amount of compensation expense recognized by the Company and its Restricted Subsidiaries in connection with such plans;

(13)          Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(14)          any Similar Business Investment if the amount of such Similar Business Investment, when taken together with all other Investments made pursuant to this clause (14) that are outstanding at such time, would not exceed $50.0 million; and

(15)          Joint Venture Loans in an aggregate amount not to exceed at any one time outstanding, an amount equal to (a) the lesser of (i) the maximum committed amount under the applicable Credit Facility as in effect at such time and (ii) the “borrowing base” under the applicable Credit Facility as in effect at such time minus (b) $25.0 million.

“Permitted Liens” means, with respect to any Person:

(1)            Liens securing (x) Indebtedness and other obligations permitted to be incurred under clause (1) of Section 4.09(b) including interest, fees and other obligations relating thereto or for related banking services and Liens on assets of Restricted Subsidiaries of the Company securing Guarantees of such Indebtedness and such other obligations of the Company and (y) the Excess Amount;

(2)            pledges or deposits by such Person under workers’ compensation laws, unemployment insurance laws, pension laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or Government Securities to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case incurred in the ordinary course of business;

(3)            Liens imposed by law, including carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s and repairmen’s Liens, incurred in the ordinary course of business;

(4)            Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or that are being contested in good faith by appropriate proceedings provided appropriate provisions required pursuant to IFRS have been made in respect thereof;

(5)            Liens in favour of issuers of surety or performance bonds or letters of credit or bankers’ acceptances or similar obligations issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(6)            minor survey exceptions, encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(7)            Liens securing Hedging Obligations that are not incurred for speculative purposes;

(8)            leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) that do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(9)            judgment Liens not giving rise to an Event of Default;

(10)          Liens securing Indebtedness permitted to be incurred pursuant to clause (9) of Section 4.09(b); provided that such Liens are created within 365 days of construction, acquisition or improvement of such assets or property and do not encumber any other assets or property of the Company or any of its Restricted Subsidiaries other than such assets or property and assets affixed or appurtenant thereto and the proceeds thereof;

(11)          Liens arising solely by virtue of any statutory or common law provisions relating to Liens in favour of trustees and escrow agents, banker’s Liens, margin Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository institution; provided that:

(a)            such deposit account is not a dedicated cash collateral account; and

(b)            such deposit account is not intended by the Company or any of its Restricted Subsidiaries to provide collateral to the depository institution;

(12)           Liens arising from Personal Property Security Act (Ontario) (or similar statutes in other jurisdictions) financing statement filings regarding operating leases entered into by the Company and any of its Restricted Subsidiaries in the ordinary course of business;

(13)           Liens existing on the Issue Date (other than Liens permitted under clause (1) of this definition);

(14)           Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary of the Company; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary of the Company; provided, further, however, that any such Lien may not extend to any other property owned by the Company or any of its Restricted Subsidiaries (other than the proceeds thereof);

(15)          Liens on property at the time the Company or a Restricted Subsidiary of the Company acquired the property, including any acquisition by means of a merger, amalgamation, arrangement or consolidation with or into the Company or any of its Restricted Subsidiaries; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such acquisition; provided, further, however, that such Liens may not extend to any other property owned by the Company or any of its Restricted Subsidiaries (other than the proceeds thereof);

(16)          Liens securing Indebtedness or other obligations of a Restricted Subsidiary of the Company owing to the Company or another Restricted Subsidiary of the Company;

(17)          Liens securing Indebtedness under the Notes and the Note Guarantees to the extent that such Indebtedness is permitted under clause (2) of Section 4.09(b);

(18)          Liens securing Refinancing Indebtedness incurred to refinance, refund, replace, amend, extend or modify, as a whole or in part, Indebtedness that was previously so secured pursuant to clauses (10), (13), (14), (15), (17) and this clause (18) of this definition; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;

(19)          any interest or title of a lessor under any Capitalized Lease Obligation, Sale/Leaseback Transaction or operating lease;

(20)          Liens in favour of the Company or any of its Restricted Subsidiaries;

(21)          Liens under industrial revenue, municipal or similar bonds;

(22)          (a) Liens incurred in the ordinary course of business not securing Indebtedness and not in the aggregate materially detracting from the value of the properties of the Company and its Restricted Subsidiaries or the use of such properties in the operation of their business and (b) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(23)          Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or other instruments issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(24)          Liens on insurance policies and proceeds thereof, or other deposits made, to secure insurance premium financings in the ordinary course of business;

(25)          Liens on the Capital Stock or Indebtedness of an Unrestricted Subsidiary or Joint Venture (or any other right, title or interest relating thereto, including any right to receive interest on such Indebtedness or dividends or other distributions on Capital Stock, or any right, title or interest in or to any agreements or instruments relating thereto, including under any related shareholder, limited partnership, Joint Venture, loan or security agreements), in each case securing Non-Recourse Debt;

(26)          Liens on assets pursuant to merger, amalgamation or arrangement agreements, stock or asset purchase agreements and similar agreements in respect of the disposition of such assets;

(27)          Liens granted in connection with royalty or precious metals stream or similar transactions that are customary in the mining business (as determined in good faith by Senior Management);

(28)          Liens securing Obligations in respect of Cash Management Agreements in the ordinary course of business; and

(29)          options, put and call arrangements, rights of first refusal and similar rights relating to Investments in Joint Ventures, partnerships and the like permitted to be made under this Indenture.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Plan of Arrangement” has the meaning attributed to such term in the recitals of this Indenture.

“Preferred Stock” as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up.

“Property” means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal, or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person.

“Rating Agency” means each of S&P, Moody’s, DBRS and Fitch, or, if S&P or Moody’s or DBRS or Fitch or all four of them shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as certified by a resolution of the Board of Directors) which shall be substituted for S&P or Moody’s or DBRS or Fitch or all four of them, as the case may be.

“Receivable” means a right to receive payment arising from a sale or lease of goods or the performance of services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit and shall include, in any event, any items of property that would be classified as an “account,” “chattel paper,” “payment intangible” or “instrument” under the Personal Property Security Act (Ontario) as so defined.

“Receivables Fees” means any fees or interest paid to purchasers or lenders providing the financing in connection with a securitization transaction, factoring agreement or other similar agreement, including any such amounts paid by discounting the face amount of Receivables or participations therein transferred in connection with a securitization transaction, factoring agreement or other similar arrangement, regardless of whether any such transaction is structured as on-balance sheet or off-balance sheet or through a Restricted Subsidiary of the Company or an Unrestricted Subsidiary.

“Reclamation Obligations” means statutory, contractual, constructive or legal obligations, including the principal component of any obligations in respect of letters of credit, bank guarantees, performance or surety bonds or other similar instruments, associated with decommissioning of mining operations, oil and gas operations and power operations and reclamation and rehabilitation costs, including the cost of complying with applicable environmental regulation.

“Record Date” for the interest payable on any applicable Interest Payment Date means the fifteenth (15th) day preceding the applicable Interest Payment Date.

“Refinancing Indebtedness” means Indebtedness that is incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, “refinance,” “refinances” and “refinanced” shall each have a correlative meaning) any Indebtedness existing on the Issue Date or incurred in compliance with this Indenture (including Indebtedness of the Company that refinances Indebtedness of any of its Restricted Subsidiaries and Indebtedness of any of its Restricted Subsidiaries that refinances Indebtedness of another Restricted Subsidiary of the Company) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that:

(1)            (a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the Notes;

(2)            the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;

(3)            such Refinancing Indebtedness is incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness incurred to pay interest or premiums required by the instruments governing such existing Indebtedness and fees and expenses (including any costs of defeasance) incurred in connection therewith);

(4)            if the Indebtedness being refinanced is subordinated in right of payment to the Notes or the Note Guarantees, such Refinancing Indebtedness is subordinated in right of payment to the Notes or the Note Guarantees on terms at least as favourable to the Holders as those contained in the documentation governing the Indebtedness being refinanced; and

(5)            Refinancing Indebtedness shall not include Indebtedness of a Non-Guarantor that refinances Indebtedness of the Company or a Guarantor.

“Responsible Officer” means, when used with respect to the Trustee or the Paying Agent, any officer within the corporate trust department of the Trustee or Paying Agent, as the case may be, including any vice president, assistant vice president, trust officer or any other officer of the Trustee or Paying Agent, as the case may be, who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such Person’s knowledge of and familiarity with the particular subject and who, in each case, shall have direct responsibility for the administration of this Indenture.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person (or if no such Person is specified, the Company) that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s, a division of S&P Global Inc., and any successor to its rating agency business.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby the Company or its Restricted Subsidiary transfers such property to a Person (other than the Company or any of its Subsidiaries) and the Company or its Restricted Subsidiary leases it from such Person.

“Second Ranking Lien” means a Lien upon any Property of the Company or any Restricted Subsidiary granted to secure the Notes and the Note Guarantees and any other obligations permitted to be incurred pursuant to clause (2) of Section 4.09(b), which Lien ranks second in priority to any First Ranking Lien on such Property, subject to Permitted Liens.

“Senior Agent” means the Person acting as agent from time to time for and on behalf of the Senior Lenders under the Credit Facility, together with its successors and assigns in such capacity.

“Senior Lenders” means the lenders under the Credit Facility, together with their successors and assigns in such capacity.

“Senior Management” means any one of the chief executive officer, chief operating officer, chief financial officer and general counsel (or, in each case, any equivalent position) of the Company.

“SICOG” means SICOG Oil and Gas Limited, a Barbados company, and its successors.

“Significant Subsidiary” means any Restricted Subsidiary of the Company: (1) whose proportionate share of the consolidated total assets of the Company and all of its Subsidiaries (after intercompany eliminations) exceeds 10.0% as of the end of the most recently completed four fiscal quarters for which internal annual or quarterly financial statements are available; or (2) that contributed in excess of 10.0% of the Consolidated Net Income of the Company and its Subsidiaries for the most recently completed four fiscal quarters for which internal annual or quarterly financial statements are available.

“Similar Business” means any business conducted or proposed to be conducted by the Company, its Subsidiaries and Joint Ventures on the Issue Date (including, without limitation, the exploiting, exploring for, acquiring, developing, processing, gathering, producing, transporting, trading and marketing of commodities) or any other business that is similar, reasonably related, incidental, ancillary or complementary thereto.

“Similar Business Investments” means Investments made in (1) the ordinary course of, or of a nature that are customary in, the mining, oil and gas or power generation businesses as a means of exploiting, exploring for, acquiring, developing, processing, gathering, producing, transporting or marketing precious or base metals, oil and gas or power, including through agreements, acquisitions, transactions, interests or arrangements which permit one to share (or have the effect of sharing) risks or costs, comply with regulatory requirements regarding ownership or satisfy other customary objectives in the mining, oil and gas or power generation businesses, and in any event including, without limitation, Investments made in connection with or in the form of (a) direct or indirect ownership interests in properties or facilities and (b) operating agreements, development agreements, area of mutual interest agreements, pooling agreements, service contracts, Joint Venture agreements, partnership or limited liability company agreements (whether general or limited), or other similar or customary agreements, transactions, properties, interests or arrangements, and Investments and expenditures in connection therewith or pursuant thereto; and (2) Persons engaged in a Similar Business.

“Stated Maturity” means, with respect to any security or Indebtedness, the date specified in the agreement governing or certificate relating to such security or Indebtedness as the fixed date on which the final payment of principal of such security or Indebtedness is due and payable, including pursuant to any mandatory redemption provision, but not including any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof. The Stated Maturity of the Notes shall be November 30, 2031.

“Subordinated Obligation” means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter incurred) that is subordinated or junior in right of payment to the Notes pursuant to a written agreement.

“Subsidiary” of any Person means (1) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or Persons performing similar functions) or (2) any partnership, joint venture, limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (1) and (2), at the time owned or controlled, directly or indirectly, by (a) such Person, (b) such Person and one or more Subsidiaries of such Person or (c) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Company.

“Tax Act” means the Income Tax Act (Canada).

“Taxes” means any present or future tax, duty, levy, impost, assessment or other government charge (including penalties, interest and any other liabilities related thereto) imposed or levied by or on behalf of a Taxing Authority.

“Taxing Authority” means any government or any political subdivision or territory or possession of any government or any authority or agency therein or thereof having power to tax.

“Total Assets” means the total consolidated assets of the Company and its Restricted Subsidiaries on a consolidated basis determined in accordance with IFRS, as shown on the most recent consolidated balance sheet of the Company (for greater certainty, excluding any assets held by an Unrestricted Subsidiary or Joint Venture other than the equity interests of an Unrestricted Subsidiary or Joint Venture held directly by the Company or a Restricted Subsidiary); provided that, for purposes of calculating “Total Assets” for purposes of testing the covenants under this Indenture in connection with any transaction, such total consolidated assets of the Company and its Restricted Subsidiaries shall be adjusted to reflect any acquisitions and dispositions of assets out of the ordinary course that have occurred during the period from the date of the applicable balance sheet through the applicable date of determination.

“Trustee” means TSX Trust Company, and any successor thereto appointed from time to time in accordance with this Indenture.

“Unrestricted Subsidiary” means:

(1)            NPMMI, NPMSI and any other Marketing Subsidiary;

(2)            MMI;

(3)            CNWL Spain;

(4)            SICOG;

(5)            any other Subsidiary of the Company which at the time of determination shall have been designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and

(6)            any Subsidiary of an Unrestricted Subsidiary.

Following the Issue Date, the Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger, consolidation, amalgamation, arrangement or Investment therein) to be an Unrestricted Subsidiary only if:

(1)            such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of or have any Investment in, or own or hold any Lien on any property of, any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary;

(2)            to the extent the Indebtedness of the Subsidiary is not Non-Recourse Debt, any Guarantee or other credit support thereof by the Company or its Restricted Subsidiaries is permitted under Section 4.09.

(3)            such designation and the Investment of the Company in such Subsidiary complies with Section 4.07;

(4)            such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of the Company and its Subsidiaries;

(5)            such Subsidiary is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (excluding, for the avoidance of doubt, any Note Guarantee or other credit support not otherwise prohibited under this Indenture):

(a)            to subscribe for additional Capital Stock of such Person; or

(b)            to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(6)            on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with the Company or any of its Restricted Subsidiaries that would not be permitted under Section 4.11.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Company giving effect to such designation and an Officer’s Certificate certifying that such designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture, and any Indebtedness of such Subsidiary shall be deemed to be incurred as of such date.

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and the Company could incur at least $1.00 of additional Indebtedness pursuant to Section 4.09(a) on a pro forma basis taking into account such designation.

“U.S. Trust Indenture Act” or “TIA” means the U.S. Trust Indenture Act of 1939, as amended.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors, managers or trustees, as applicable, of such Person.

“Wholly-Owned Restricted Subsidiary” means a Restricted Subsidiary of the Company, all of the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or another Wholly-Owned Restricted Subsidiary.

Section 1.02         Other Definitions.

Term	Defined in Section

“1934 Act”	Section 13.19
“Acceptable Commitment”	4.10(b)(3)
“Additional Amounts”	2.14(c)
“Affiliate Transaction”	4.11(a)
“Asset Disposition Offer”	4.10(c)
“Asset Disposition Offer Amount”	3.08(b)
“Asset Disposition Offer Period”	3.08(b)
“Asset Disposition Purchase Date”	3.08(b)
“Authentication Order”	2.03(c)
“Base Currency”	Section 13.14
“Calculation Period”	Section 2.16
“Change of Control Offer”	4.14(a)
“Change of Control Payment”	4.14(a)
“Change of Control Payment Date”	4.14(a)(2)
“Covenant Defeasance”	8.03
“Event of Default”	6.01(a)
“Excess Proceeds”	4.10(c)(1)
“Expiration Date”	1.04(i)
“First Currency”	Section 13.15
“Indemnified Tax”	2.14(c)
“Initial Default”	6.04
“Judgment Currency”	13.14(a)
“Legal Defeasance”	8.02(a)
“MD&A”	4.03(a)(1)
“Note Register”	2.04(a)
“Participants List”	2.06(b)
“Paying Agent”	2.04(a)
“payment default”	6.01(a)(5)(A)
“Payor”	2.14(b)
“Privacy Laws”	Section 13.16
“Registrar”	2.04(a)
“Relevant Taxing Jurisdiction”	2.14(b)
“Restricted Payment”	4.07(a)(4)
“Successor Company”	5.01(a)(1)
“Successor Guarantor”	5.01(c)(2)(A)
“U.S. Trust Indenture Act”	Section 9.01(a)(13)

Section 1.03         Rules of Construction.

Unless the context otherwise requires:

(a)            a term defined in Section 1.01 or 1.02 has the meaning assigned to it therein;

(b)            an accounting term not otherwise defined has the meaning assigned to it in accordance with IFRS;

(c)            “or” is not exclusive;

(d)            words in the singular include the plural, and words in the plural include the singular;

(e)            unless the context otherwise requires, any reference to an “Appendix,” “Article,” “Section,” “clause,” “Schedule” or “Exhibit” refers to an Appendix, Article, Section, clause, Schedule or Exhibit, as the case may be, of this Indenture;

(f)            the words “herein,” “hereof”, “hereunder” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision;

(g)            the words “including,” “includes” and other words of similar import shall be deemed to be followed by “without limitation”;

(h)            references to any laws, acts, rules or regulations thereunder shall be deemed to include any substitute, replacement or successor laws, acts, rules or regulations;

(i)            unless otherwise provided, references to agreements and other instruments shall be deemed to include all amendments and other modifications to such agreements or instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Indenture;

(j)            in the event that a transaction meets the criteria of more than one category of permitted transactions or listed exceptions, the Company may classify such transaction as it, in its sole discretion, determines and may, if permitted by the applicable Section, reclassify the transaction; and

(k)            $ or dollars means Canadian dollars unless otherwise expressly provided.

Section 1.04         Acts of Holders.

(a)            Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by (i) one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing or (ii) a resolution duly adopted by the Holders at a meeting thereof duly called and held in accordance with the provisions of Article 9. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments or resolution or both are delivered to the Trustee and, where it is hereby expressly required, to the Company and the Guarantors. Proof of execution of any such instrument or of a writing appointing any such agent, or the holding by any Person of a Note, shall be sufficient for any purpose of this Indenture and conclusive in favour of the Trustee, the Company and the Guarantors, if made in the manner provided in this Section 1.04. Proof of the due adoption of any such resolution by the appropriate percentage of Holders in principal amount of the Notes then outstanding at a meeting thereof shall be sufficient for any purpose of this Indenture if such resolution forms part of and its due adoption by such appropriate percentage is evident from the record of such meeting prepared, signed and verified in the manner provided in Section 14.06.

(b)            The fact and date of the execution by any Person of any such instrument or writing may be proved (1) by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof or (2) in any other manner deemed reasonably sufficient by the Trustee. Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same. The authority of the Person executing the same may also be proved in any other manner deemed reasonably sufficient by the Trustee.

(c)            The holding of Notes shall be proved by the Note Register.

(d)            Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee, the Company or the Guarantors in reliance thereon, whether or not notation of such action is made upon such Note.

(e)            The Company may set a record date for purposes of determining the identity of Holders entitled to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, or to vote on any action authorized or permitted to be taken by Holders. If any record date is set pursuant to this clause (e), the Holders on such record date, and only such Holders, shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action (including revocation of any action), whether or not such Holders remain Holders after such record date; provided that no such action shall be effective hereunder unless made, given or taken on or prior to the applicable Expiration Date by Holders of the requisite principal amount of Notes, or each affected Holder, as applicable, on such record date. Promptly after any record date is set pursuant to this Section 1.04(e), the Company, at its own expense, shall cause notice of such record date, the proposed action by Holders and the applicable Expiration Date to be given to the Trustee in writing and to each Holder in the manner set forth in Section 13.01.

(f)            Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount. Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this paragraph shall have the same effect as if given or taken by separate Holders of each such different part.

(g)            Without limiting the generality of the foregoing, a Holder, including a Depository that is the Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action under this Indenture to be made, given or taken by Holders, and a Depository that is the Holder of a Global Note may provide its proxy or proxies to the Participants or Beneficial Holders in any such Global Note through such Depository’s standing instructions and customary practices.

(h)            The Company may fix a record date for the purpose of determining the Persons who are Beneficial Holders of any Global Note held by a Depository entitled under the Applicable Procedures of such Depository, if any, to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action under this Indenture to be made, given or taken by Holders; provided that if such a record date is fixed, only the Beneficial Holders of such Global Note on such record date or their duly appointed proxy or proxies shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such Beneficial Holders remain Beneficial Holders of such Global Note after such record date. No such request, demand, authorization, direction, notice, consent, waiver or other action shall be effective hereunder unless made, given or taken on or prior to the applicable Expiration Date.

(i)            With respect to any record date set pursuant to this Section 1.04, the party hereto that sets such record date may designate any day as the “Expiration Date” and from time to time may change the Expiration Date to any earlier or later day; provided that no such change shall be effective unless notice of the proposed new Expiration Date is given to the other party hereto in writing, and to each Holder of Notes in the manner set forth in Section 13.01, on or prior to both the existing and the new Expiration Date. If an Expiration Date is not designated with respect to any record date set pursuant to this Section 1.04, the party hereto which set such record date shall be deemed to have initially designated the 30th day after such record date as the Expiration Date with respect thereto, subject to its right to change the Expiration Date as provided in this clause (i).

Section 1.05         Benefits of Indenture.

Nothing in this Indenture or in the Notes, express or implied, shall, except as may be required by any applicable law, give to any Person, other than the parties hereto and their successors hereunder and the Holders of Notes, any benefit or any legal or equitable right, remedy or claim under this Indenture. In the case of Notes registered in Book-Entry Only Form, any reference in this Indenture to a “Holder” of a Note shall be construed as a reference to the Depository.

Article 2

THE NOTES

Section 2.01         The Initial Notes

(1)            General. The Initial Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto, which is hereby incorporated in and expressly made part of this Indenture. The Initial Notes may have notations, legends or endorsements required by law, stock exchange rules or usage. Each Initial Note shall be dated the date of its authentication. The Initial Notes shall be in denominations of $1,000 and any integral multiples of $1,000 in excess thereof.

(2)            Interest. The Company will pay interest on the Initial Notes in cash semi-annually in arrears in equal installments (except as noted below) on April 30 and October 30 of each year, or if any such day is not a Business Day, payment may be made at that place on the next succeeding Business Day and no interest shall accrue on such payment for the intervening period. Interest on the Initial Notes will accrue from and including the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance, and, subject to the immediately preceding sentence, to, but excluding, the applicable Interest Payment Date; provided that the first Interest Payment Date in respect of the Initial Notes shall be October 30, 2025; provided, further, that in the case of any redemption or repurchase pursuant to Article 3, Section 4.10 or Section 4.14 hereof, interest on the Initial Notes will accrue from and including the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance to, but excluding, the applicable date of redemption or repurchase.

(3)            Maturity. The Initial Notes shall mature on November 30, 2031.

(4)            Terms. The aggregate principal amount of Initial Notes that may be authenticated and delivered under this Indenture on the Issue Date is $[266,113,000]6. The terms and provisions contained in the Initial Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Company and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby.

Section 2.02         Form and Dating; Terms.

(a)            The Notes and the Trustee’s certificate of authentication shall each be substantially in the form of Exhibit A hereto, which are hereby incorporated in and expressly made a part of this Indenture. The Notes may have notations, legends or endorsements required by law, rules or agreements with national securities exchanges to which the Company or any Guarantor is subject, if any, or general usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company but which notation, legend or endorsement does not affect the rights, duties or obligations of the Trustee). Each Note shall be dated the date of its issue. The Notes shall be in denominations of $1,000 and integral multiples of $1,000 in excess thereof. The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture, and the Company, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. To the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b)            The Company may issue, from time to time in accordance with the provisions of this Indenture, Additional Notes (as provided herein) ranking pari passu with the Initial Notes without notice to or consent of the Holders and shall be consolidated with and form a single class with the Initial Notes and shall have the same terms as to status, redemption, maturity or otherwise (other than issue date, issue price and, if applicable, the first Interest Payment Date and the initial interest accrual date) as the Initial Notes; provided that the Company’s ability to issue Additional Notes shall be subject to compliance with this Indenture, including Section 4.09 and Section 4.12. Any Additional Notes shall be issued with the benefit of an indenture supplemental to this Indenture.

Section 2.03         Execution and Authentication.

(a)            At least one Officer shall execute the Notes on behalf of the Company by manual or electronic signature. If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

6 To be updated on Issue Date to reflect final issuance amount to reflect rounding to nearest $1,000 increment in respect of each Holder.

(b)            A Note shall not be entitled to any benefit under this Indenture or be valid or obligatory for any purpose until authenticated substantially in the form of Exhibit A, attached hereto by the manual or electronic signature of an authorized signatory of the Trustee. The signature shall be conclusive evidence that the Note has been duly authenticated and delivered under this Indenture.

(c)            On the Issue Date, the Trustee shall, upon receipt of a written order of the Company signed by an Officer (an “Authentication Order”) and together with an Opinion of Counsel and Officer’s Certificate reasonably acceptable to the Trustee, authenticate and deliver the Initial Notes. The Trustee shall be fully protected and shall incur no liability for failing to take any action with respect to the delivery of any Notes unless and until it has received such Authentication Order, Opinion of Counsel and Officer’s Certificate.

(d)            In addition, at any time and from time to time, the Trustee shall, upon receipt of an Authentication Order, authenticate and deliver any Global Notes, any Definitive Notes, any Additional Notes, any replacement Notes to be issued pursuant to Section 2.08 or any Notes issuable following a redemption or repurchase by the Company pursuant to the terms of this Indenture in an aggregate principal amount specified in such Authentication Order for such Notes issued hereunder.

(e)            The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders.

Section 2.04         Registrar and Paying Agent.

(a)            The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and at least one office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange (“Note Register”). The Company may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar, and the term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent or Registrar without prior notice to any Holder; provided, however, that no such removal shall become effective until acceptance of an appointment by a successor as evidenced by an appropriate agreement entered into by the Company and such successor Registrar or Paying Agent, as the case may be, and delivered to the Trustee and the passage of any waiting or notice periods required by the Applicable Procedures. The Company shall enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such Agent. The Company shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Company or any of its Restricted Subsidiaries may act as Paying Agent (except for purposes of Article 8) or Registrar.

(b)            The Company initially appoints CDS to act as Depository to hold the Global Notes representing the Notes. The Company initially appoints the Trustee to act as Paying Agent and Registrar and to act as custodian with respect to the Global Notes representing the Notes, and the Trustee hereby agrees so to initially act.

(c)            The Note Register shall at all reasonable times, and at such reasonable costs as established by the Trustee, be open for inspection by the Company or any Holder. The Trustee and every Registrar shall from time to time when requested so to do by the Company or by the Trustee furnish the Company or the Trustee, as the case may be, with a list of names and addresses of Holders of Notes entered on the register kept by them and showing the principal amount and serial numbers of the Notes held by each such Holder.

Section 2.05         Paying Agent to Hold Money in Trust.

The Company shall, by no later than 10:00 a.m. (Eastern time) on each due date for the payment of principal, premium, if any, and interest on any of the Notes, deposit with a Paying Agent a sum sufficient to pay such amount, such sum to be held in trust for the Holders entitled to the same, and (unless such Paying Agent is the Trustee) the Company shall promptly notify the Trustee in writing of its action or failure so to act. The Company may require each Paying Agent other than the Trustee to agree in writing that such Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by such Paying Agent for the payment of principal, premium, if any, and interest on the Notes and shall notify the Trustee in writing of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed by the Paying Agent. Upon payment over to the Trustee, a Paying Agent shall have no further liability for the money. If the Company or a Restricted Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee shall serve as Paying Agent.

Section 2.06         Holder Lists and Participants Lists.

(a)            The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, the Company shall furnish to the Trustee in writing at least five (5) Business Days before each Interest Payment Date and at such other times as the Trustee may reasonably request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders. The Company shall comply with any obligations under TIA § 312(a) in connection with the furnishing of any such information to the Registrar.

(b)            The Company, the Guarantors and the Trustee understand that the Depository will be requested to, within three (3) Business Days of such request, deliver to such requesting party a certified list of Participants (the “Participants List”) as at the date requested by such party showing the name of each Participant together with the aggregate principal amount of such Participant’s interest in the Notes and that for so long as interests in such Notes are represented by the Global Notes, the Depository will, upon the reasonable request of the Trustee or the Company from time to time, deliver to such requesting party a copy of the then current Participants List and such additional information as the Trustee or Company may reasonably request. The Company, the Guarantors and the Trustee shall be entitled to rely upon all such information provided by the Depository to the Company, the Guarantors and the Trustee.

(c)            The Trustee shall provide to any Holder such information with respect to other Holders as is required under applicable indenture legislation, including the U.S. Trust Indenture Act. The rights of Holders to communicate with other Holders with respect to their rights under this Indenture or the Notes, and the corresponding rights and privileges of the Trustee, shall be as provided by applicable indenture legislation, including without limitation, TIA § 312(b), and with the full protections of TIA § 312(c).

Section 2.07         Book Entry Provisions for Global Notes.

(a)            On the Issue Date, the Initial Notes and following the Issue Date, any Additional Notes, shall be issued in the form of one or more Global Notes, which shall be deposited by the Trustee on behalf of the purchasers of the Notes represented thereby with the Depository, and registered in the name of the Depository or a nominee of the Depository.

(b)            Each Global Note shall represent such outstanding Notes as shall be specified therein, and each shall provide that it shall represent the aggregate amount of outstanding Notes from time to time endorsed thereon and that the aggregate amount of outstanding Notes represented thereby may from time to time be reduced to reflect redemptions. Any endorsement or adjustment of a Global Note to reflect the amount of any decrease in the amount of outstanding Notes represented thereby shall be made by the Trustee, in accordance with instructions given by the Holder thereof as required by this Section 2.07.

(c)            Members of, or Participants in, the Depository shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depository or under such Global Note, and the Depository may be treated by the Company, and the Trustee or any Agent and any of their respective agents, as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any Agent or their respective agents from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair, as between the Depository and its Participants, the operation of customary practices governing the exercise of the rights of an owner of a beneficial interest in any Global Note.

(d)            Neither the Trustee nor any Agent shall have any responsibility or obligation to any Holder of Notes that is a member of (or a Participant in) the Depository or any other Person with respect to the accuracy of the records of the Depository (or its nominee) or of any member or Participant thereof, with respect to any ownership interest in such Notes or with respect to the delivery of any notice (including any notice of redemption) or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to such Notes. The Trustee and the Agents may rely (and shall be fully protected in relying) upon information furnished by the Depository with respect to its members and any Participants.

(e)            Transfers of a Global Note shall be limited to transfers of such Global Note in whole, but not in part, to the Depository, its successors or their respective nominees. Interests of Beneficial Holders in a Global Note may be transferred in accordance with the Applicable Procedures. In addition, Definitive Notes shall be transferred to Beneficial Holders in exchange for their beneficial interests only if (1) the Company has determined that (A) the Depository is unwilling or unable to continue as Depository for the Notes or (B) the Depository has ceased to be eligible to be a Depository, provided that in each case the Company has not appointed a successor Depository, (2) the Company at its option elects to terminate the continued use of the Book-Entry System for such Notes, (3) after the occurrence of an Event of Default, the Depository advises the Trustee that it has received written notification from Beneficial Holders representing, in the aggregate, more than 25% of the aggregate principal amount of outstanding Notes (including any Additional Notes) that the continuance of the Book-Entry System is no longer in their best interest, (4) it is required by applicable laws or (5) the Book-Entry System ceases to exist. In each of such events, Definitive Notes will be issued in fully registered form and in denominations of $1,000 and integral multiples of $1,000 in excess thereof.

(f)            In connection with the transfer of the entire Global Note to Beneficial Holders pursuant to Section 2.07(e), such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Company shall execute, and the Trustee shall authenticate and deliver to each Beneficial Holder identified by the Depository in exchange for its beneficial interest in such Global Note an equal aggregate principal amount of Definitive Notes of authorized denominations.

(g)            The registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Participants and Persons that may hold interest through Participants, to take any action which a Holder is entitled to take under this Indenture or such Notes.

(h)            Each certificated Global Note shall bear the Global Note Legend on the face thereof.

(i)            At such time as all beneficial interests in Global Notes have been exchanged for Definitive Notes, redeemed, repurchased or cancelled, all such Global Notes shall be returned to or retained and cancelled by the Trustee in accordance with Section 2.12. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, redeemed, repurchased or cancelled, the principal amount of the Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee to reflect such reduction.

(j)            General Provisions Relating to Transfers and Exchanges.

(1)            To permit registrations of transfers and exchanges, the Company shall authorize and the Trustee shall authenticate Global Notes and Definitive Notes at the Registrar’s request.

(2)            No service charge shall be made to a Holder for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any stamp or transfer tax or similar governmental charge payable in connection therewith (other than any such stamp or transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to 2.11, 3.06, 3.08, 4.10, 4.14 and 9.05 hereof).

(3)            All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Company, evidencing the same Indebtedness, and entitled to the same benefits under this Indenture, as the Global Notes (or interests therein) or Definitive Notes surrendered upon such registration of transfer or exchange.

(4)            Neither the Company nor the Registrar shall be required (A) to issue, to register the transfer of or to exchange any Note during a period beginning at the opening of business fifteen (15) days before the mailing of a notice of Notes for redemption pursuant to Section 3.03 and ending at the mailing of such notice of redemption, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part or (C) to register the transfer of or to exchange a Note between a Record Date and the next succeeding Interest Payment Date.

(5)            Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent, or the Company shall be affected by notice to the contrary.

(6)            The Trustee shall authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.03. Except as provided in Section 2.03, neither the Trustee nor the Registrar shall authenticate or deliver any Definitive Note in exchange for a Global Note.

(7)            Each Holder agrees to provide reasonable indemnity to the Company and the Trustee against any liability that may result from the transfer, exchange or assignment of such Holder’s Note in violation of any provision of this Indenture and/or applicable securities law.

(k)            Neither the Trustee nor any Agent shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Participants or Beneficial Holders of any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Section 2.08    Replacement Notes.

(a)            If a mutilated Note is surrendered to the Registrar or if a Holder claims that its Note has been lost, destroyed or wrongfully taken and the Registrar receives evidence to its satisfaction of the ownership and loss, destruction or theft of such Note, the Company shall issue and the Trustee, upon receipt of an Authentication Order in accordance with Section 2.03 hereof, shall authenticate a replacement Note if the Trustee’s reasonable requirements are otherwise met. An indemnity and surety bond must be provided by the Holder that is satisfactory to the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Company may charge the Holder for the expenses of the Company (including reasonable fees and expenses of counsel) and the Trustee in replacing a Note. Every replacement Note issued in accordance with this Section 2.08 is a contractual obligation of the Company and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder. Notwithstanding the foregoing provisions of this Section 2.08, in case any mutilated, lost, destroyed or wrongfully taken Note has become or is about to become due and payable, the Company in its discretion may, instead of issuing a new Note, pay such Note. Upon the issuance of any replacement Note under this Section 2.08, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the reasonable fees and expenses of counsel and the Trustee) connected therewith.

Section 2.09    Outstanding Notes.

(a)            The Notes outstanding at any time shall be the entire principal amount of Notes represented by all the Global Notes and Definitive Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those reductions in a Global Note effected by the Trustee in accordance with the provisions hereof, those paid pursuant to Section 2.08, those described in this Section 2.09 as not outstanding and, solely to the extent provided for in Article 8, Notes that are subject to Legal Defeasance or Covenant Defeasance as provided in Article 8. Except as set forth in Section 2.10, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.

(b)            If a Note is replaced or paid pursuant to Section 2.08, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

(c)            If the principal amount of any Note is considered paid under Section 4.01, it ceases to be outstanding and interest on it ceases to accrue from and after the date of such payment.

(d)            If a Paying Agent (other than the Company, a Subsidiary or any Affiliate thereof) holds, on the maturity date, any redemption date or any date of purchase pursuant to an Offer to Purchase, money sufficient to pay Notes payable or to be redeemed or purchased on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.10    Treasury Notes.

In determining whether the Holders of the requisite principal amount of Notes have concurred in any direction, waiver or consent, Notes beneficially owned by the Company, or by any Affiliate of the Company, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that the Trustee actually knows are so owned shall be so disregarded. Notes so owned that have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to the Notes and that the pledgee is not the Company or any obligor under the Notes or any Affiliate of the Company or of such other obligor.

Section 2.11    Temporary Notes.

Until Definitive Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order in accordance with Section 2.03, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of Definitive Notes but may have variations that the Company considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Company shall prepare and the Trustee shall, upon receipt of an Authentication Order, authenticate Definitive Notes in exchange for temporary Notes upon surrender of such temporary Notes at the office or agency of the Company, without charge to the Holder. Until so exchanged, the Holders and Beneficial Holders, as the case may be, of temporary Notes shall be entitled to all of the benefits accorded to Holders, or Beneficial Holders, respectively, of Notes under this Indenture.

Section 2.12    Cancellation.

The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. Upon the sole discretion of the Company and no one else, the Trustee shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and, at the Trustee’s option, shall store or dispose of the cancelled Notes in accordance with its customary procedures (subject to the record retention requirements of applicable law). Certification of the destruction or retention of all cancelled Notes shall, upon the written request of the Company, be delivered to the Company. Copies of the cancelled Notes shall be provided to the Company upon the Company’s written request. The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation. If the Company acquires any of the Notes, such acquisition shall not operate as a redemption or satisfaction of Indebtedness represented by such Notes unless or until the same are delivered to the Trustee for cancellation. The Trustee shall not authenticate Notes in place of cancelled Notes other than pursuant to the terms of this Indenture.

Section 2.13    Defaulted Interest.

(a)            If the Company defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate equal to the then applicable interest rate on the Notes to the extent lawful, as provided in the Notes and in Section 4.01. The Company shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements reasonably satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest as provided in this Section 2.13. The Company shall fix or cause to be fixed each such special record date and payment date; provided that no such special record date shall be less than ten (10) days prior to the related payment date for such defaulted interest. At least fifteen (15) days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) shall send, or cause to be sent, to each Holder a notice that states the special record date, the related payment date and the amount of such interest to be paid.

(b)            Subject to the foregoing provisions of this Section 2.13 and for greater certainty, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue interest, which were carried by such other Note.

Section 2.14    Additional Amounts.

(a)            All amounts paid or credited by the Company under or with respect to the Notes will be made net of any withholding or deduction for or on account of any present or future Taxes imposed or levied by or on behalf of the government of Canada, any province or territory of Canada or any political subdivision or any authority or agency therein or thereof having power to tax, or any jurisdiction in which the Company is organized, resident, or doing business for tax purposes, or from or through which the Company (or its agents) makes any payment on the Notes, or any taxing authority thereof, and the Company will not be required to pay any additional amounts to Holders in respect of any Taxes to the extent that such Taxes at any time become payable.

(b)            All payments made by or on behalf of any Guarantor (each such payor, a “Payor”) under or with respect to any Note Guarantee, are required to be made free and clear of and without withholding or deduction for or on account of any present or future Taxes imposed or levied by or on behalf of the government of Canada, any province or territory of Canada or any political subdivision or any authority or agency therein or thereof having power to tax, or any other jurisdiction in which such Guarantor is organized, is carrying on business in for tax purposes, or is otherwise resident for tax purposes or any jurisdiction from or through which payment is made (including the jurisdiction of any paying agent) (each, a “Relevant Taxing Jurisdiction”), unless such Payor is required to withhold or deduct Taxes by law or by the interpretation or administration thereof.

(c)            If any Payor is so required to withhold or deduct any amount for or on account of Taxes imposed by a Relevant Taxing Jurisdiction from any payment made under or with respect to a Note Guarantee, such Payor will be required to pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by a Holder or a Beneficial Holder of Notes (including Additional Amounts) after such withholding or deduction will not be less than the amount such Holder or Beneficial Holder of Notes would have received if such Taxes had not been withheld or deducted; provided, however, that no Additional Amounts will be payable with respect to any Taxes payable by virtue of: (1) the applicable Payor not dealing at arm’s length (within the meaning of the Tax Act) with such Holder or Beneficial Holder at the time of the payment; (2) such Holder or Beneficial Holder being either (a) a “specified non-resident shareholder” of the Company or a relevant Guarantor or (b) a non-resident person who does not deal at arm’s length with a specified shareholder of the Company or a Guarantor, in each case for purposes of subsection 18(5) of the Tax Act; (3) any connection between such Holder or Beneficial Holder of Notes and the Relevant Taxing Jurisdiction other than a connection resulting from the mere acquisition, ownership, holding or disposition of, or the enforcement of rights under or the receipt of payments in respect of, any Notes or Note Guarantees or beneficial interests therein; (4) such Holder or Beneficial Holder failing to duly and timely comply (where such Holder or Beneficial Holder is legally eligible to do so) with a timely request of the Company to comply with information, documentation, certification or other evidentiary requirements concerning such Holder’s or Beneficial Holder’s nationality, residence, entitlement to treaty benefits, identity or connection with the Relevant Taxing Jurisdiction, if and to the extent that due and timely compliance with such request would have resulted in the reduction or elimination of any Taxes as to which Additional Amounts would have otherwise been payable to such Holder or Beneficial Holder of Notes but for this clause (4), and provided that the Company provides written notice of such requirement to the applicable Holder or Beneficial Holder of at least thirty (30) days prior to the date of the payment in respect of which Additional Amounts would be payable; (5) such Holder or Beneficial Holder being a fiduciary, a partnership or not the beneficial owner of any payment on a Note, if and to the extent that, as a result of an applicable tax treaty, no Additional Amounts would have been payable had the beneficiary, partner or beneficial owner owned the Note directly (but only if there is no material cost or expense associated with transferring such Note to such beneficiary, partner or beneficial owner and no restriction on such transfer that is outside the control of such beneficiary, partner or beneficial owner); (6) such Tax being an estate inheritance, gift, sales, transfer or personal property Tax or any similar Tax with respect to a Note, or (7) any combination of the foregoing clauses (1) to (6), (any Taxes, other than Taxes described in the foregoing clauses (1) through (7) above, being “Indemnified Taxes”).

(d)            The applicable Payor shall make any required withholding or deduction and remit the full amount deducted or withheld to the Relevant Taxing Jurisdiction in accordance with applicable law. Upon request, the Company shall provide the Trustee with official receipts or other documentation evidencing the payment of the Taxes with respect to which Additional Amounts are paid. Each Guarantor will indemnify and hold harmless each Holder and Beneficial Holder for the amount of (1) any Indemnified Taxes not withheld or deducted by such Guarantor and levied or imposed and paid by such Holder or Beneficial Holder as a result of payments made under or with respect to the Note Guarantees, (2) any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, and (3) any Indemnified Taxes imposed with respect to any reimbursement under clauses (1) or (2) of this Section 2.14(d).

(e)            If a Payor is or will become obligated to pay Additional Amounts under or with respect to any payment made on a Note Guarantee, then at least thirty (30) days prior to the date of such payment (or, if such obligation to pay Additional Amounts arises shortly before or after the 30th day prior to such date, promptly after the date that the obligation to pay Additional Amount arises), such Payor will deliver to the Trustee an Officer’s Certificate stating the fact that Additional Amounts will be payable and the amount so payable and such other information necessary to enable the Paying Agent to pay Additional Amounts to Holders on the relevant payment date.

(f)            Whenever in this Indenture there is mentioned in any context: (1) the payment of principal; (2) redemption prices or purchase prices in connection with a redemption or purchase of Notes; (3) interest; or (4) any other amount payable on or with respect to any of the Notes or any Note Guarantee, such reference shall be deemed to include payment of Additional Amounts as described under this Section 2.14 to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

(g)            The obligations described under this Section 2.14 will survive any termination, defeasance or discharge of this Indenture and any transfer by an applicable Holder or Beneficial Holder of Notes to another applicable Holder or Beneficial Holder, and will apply, mutatis mutandis, to any jurisdiction in which any successor to the Company or any Guarantor is incorporated, engaged in business for tax purposes or resident for tax purposes, or any jurisdiction from or through which such successor makes any payment on a Note Guarantee and, in each case, any department or political subdivision thereof or therein.

Section 2.15    CUSIP and ISIN Numbers.

The Company in issuing the Notes may use CUSIP or ISIN numbers (if then generally in use) and if it does, the Company and the Trustee shall use CUSIP or ISIN numbers in notices of redemption or exchange or in Offers to Purchase as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption or exchange or in Offers to Purchase and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or exchange or Offer to Purchase shall not be affected by any defect in or omission of such numbers. The Company shall promptly notify the Trustee in writing of any change in the CUSIP or ISIN numbers.

Section 2.16    Computation of Interest.

(a)            In the case of any interest period that is shorter than a full semi-annual interest period due to redemption or repurchase, Interest shall be computed on the basis of the actual number of days elapsed and a year of 365 days or (in the case of a leap year) 366 days.

(b)            For purposes of the Interest Act (Canada), the yearly rate of interest to which interest calculated under a Note for any period in any calendar year (the “Calculation Period”) is equivalent to the rate payable under the Note in respect of the Calculation Period multiplied by a fraction the numerator of which is the actual number of days in such calendar year and the denominator of which is the actual number of days in the Calculation Period. The principle of deemed reinvestment of interest does not apply to any interest calculation under the Notes or this Indenture. The rates of interest stipulated in the Notes and this Indenture are intended to be nominal rates and not effective rates or yields.

(c)            Notwithstanding anything to the contrary herein, the Trustee shall not have any duty or obligation to calculate any interest, defaulted interest or premium on or with respect to the Notes.

(d)            All Notes issued hereunder, whether originally or upon exchange or in substitution for previously issued Notes, shall bear interest from and including their respective issue date, or from and including the last Interest Payment Date therefor to which interest shall have been paid or made available for payment on such outstanding Notes, whichever shall be the later, in all cases, to and excluding the next Interest Payment Date therefor.

(e)            Subject to accrual of any interest on unpaid interest from time to time, interest on a Note will cease to accrue from the Stated Maturity of such Note (including, for certainty, if such Note was called for redemption, the applicable redemption date); unless upon due presentation and surrender of such Note for payment on or after the Stated Maturity thereof, such payment is improperly withheld or refused.

Article 3

REDEMPTION

Section 3.01    Notices to Trustee.

If the Company elects to redeem any Notes pursuant to Section 3.07 or Section 3.08, it shall furnish to the Trustee, at least 30 days but no more than 60 days before a redemption date (or such shorter period as allowed by the Trustee), an Officer’s Certificate setting forth (1) the paragraph or subparagraph of such Article or Section of this Indenture pursuant to which the redemption shall occur, (2) the redemption date, (3) the principal amount of the Notes to be redeemed and (4) the redemption price, if then ascertainable.

Section 3.02    Selection of Notes to Be Redeemed or Purchased.

(a)            If less than all of the Notes are to be redeemed pursuant to Section 3.07 or purchased in an Asset Disposition Offer or a Change of Control Offer at any time, the Trustee shall select the applicable Notes to be redeemed or purchased (1) if the applicable Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which such Notes are listed, (2) if the applicable Notes are not so listed but are in global form, then by lot or otherwise in accordance with the Applicable Procedures or (3) if the applicable Notes are not so listed and are not in global form, then on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion (without any liability therefor) shall deem fair and appropriate. In the event of partial redemption or purchase by lot, the particular Notes to be redeemed or purchased shall be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption date or purchase date by the Trustee from the then outstanding Notes not previously called for redemption or purchase.

(b)            The Trustee shall promptly notify the Company in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or repurchased. Notes and portions of Notes selected shall be in amounts of $1,000 and integral multiples of $1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not $1,000 or a multiple of $1,000 in excess thereof, shall be redeemed or purchased. No Notes of $1,000 or less shall be redeemed in part. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

Section 3.03    Notice of Redemption.

(a)            At least 30 days but not more than 60 days prior to the redemption date, the Company shall mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed, at such Holder’s address appearing in the Note Register maintained in respect of such Notes by the Registrar, except that the redemption notices may be mailed more than 60 days prior to the redemption date if the notice is issued in connection with a defeasance of such Notes or a satisfaction and discharge of this Indenture pursuant to Article 8 or Article 12 of this Indenture.

(b)            The notice shall identify the Notes to be redeemed (including CUSIP and ISIN number, if applicable) and shall state:

(1)            the redemption date;

(2)            the redemption price of the Notes, including the portion thereof representing any accrued and unpaid interest;

(3)            if any Note is to be redeemed in part only, the portion of the principal amount of that Note that is to be redeemed;

(4)            the name and address of the Paying Agent for the applicable Notes;

(5)            that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6)            that, unless the Company defaults in making such redemption payment or the Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(7)            the paragraph or subparagraph of the Notes or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(8)            that no representation is made as to the correctness or accuracy of the CUSIP or ISIN number, if any, listed in such notice or printed on the Notes; and

(9)            if applicable, any condition to such redemption.

(c)            At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at the Company’s expense; provided, however, that the Company shall have delivered to the Trustee, at least five (5) Business Days before notice of redemption is required to be sent or caused to be sent to Holders pursuant to this Section 3.03 (unless a shorter notice shall be agreed to by the Trustee in writing), an Officer’s Certificate requesting that the Trustee give such notice and attaching a form of the notice which shall contain the information to be stated in such notice as provided in Section 3.03(b).

Section 3.04    Effect of Notice of Redemption.

Once notice of redemption is sent in accordance with Section 3.03, Notes called for redemption become irrevocably due and payable on the redemption date (subject to the satisfaction of any condition specified in the notice of redemption) at the applicable redemption price (except as provided for in Section 3.07(f)). The notice, if sent in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice or any defect in the notice to the Holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note. Subject to Section 3.05, on and after the redemption date, interest ceases to accrue on Notes or portions of Notes called for redemption.

Section 3.05    Deposit of Redemption or Purchase Price.

(a)            By no later than 10:00 a.m. (Eastern time) on the redemption or purchase date, the Company shall deposit with the Trustee or with the Paying Agent money sufficient to pay the applicable redemption or purchase price of and accrued and unpaid interest on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent, as applicable, shall promptly distribute to each Holder whose Notes are to be redeemed or repurchased the applicable redemption or purchase price thereof and accrued and unpaid interest thereon. The Trustee or the Paying Agent, as applicable, shall promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the applicable redemption or purchase price of, and accrued and unpaid interest on, all Notes to be redeemed or purchased.

(b)            If the Company complies with the provisions of Section 3.05(a), on and after the redemption or purchase date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after its Record Date but on or prior to its related Interest Payment Date, then any accrued and unpaid interest to the redemption or purchase date shall be paid to the Person in whose name such Note was registered at the close of business on such Record Date, and no additional interest shall be payable to Holders of such Notes which shall be subject to redemption by the Company. If any Note called for redemption or purchase shall not be so paid upon surrender for redemption or purchase because of the failure of the Company to comply with Section 3.05(a), interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid.

Section 3.06    Notes Redeemed or Purchased in Part.

Upon surrender of a Note that is redeemed or purchased in part, the Company shall issue and, upon receipt of an Authentication Order, the Trustee shall promptly authenticate and mail to the Holder (or cause to be transferred by book entry) at the expense of the Company a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered representing the same Indebtedness to the extent not redeemed or purchased; provided that each such new Note shall be in a principal amount of $1,000 and integral multiples of $1,000 in excess thereof. It is understood that, notwithstanding anything in this Indenture to the contrary, only an Authentication Order and not an Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate such new Note.

Section 3.07    Optional Redemption.

(a)            At any time prior to [●], 2026, the Company may redeem the Notes, in whole or in part, upon not less than 10 nor more than 60 days’ prior notice mailed to each Holder or otherwise delivered in accordance with the Applicable Procedures at a redemption price equal to the greater of (A) the Canada Yield Price of the Notes so redeemed and (B) 101% of the aggregate principal amount of the Notes so redeemed, in each case plus accrued and unpaid interest on such Notes, if any, to (but excluding) the redemption date (subject to the right of the Holders of record on the relevant Record Date to receive interest due on an Interest Payment Date falling on or prior to such redemption date).

(b)            On and after [●], 2026, the Company may redeem the Notes, in whole or in part, on one or more occasions, upon not less than 10 nor more than 60 days’ notice, at the redemption prices (expressed as a percentage of principal amount of the Notes to be redeemed) in respect of each period as set forth below, plus accrued and unpaid interest on the Notes so redeemed, if any, to (but excluding) the applicable date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on an Interest Payment Date falling on or prior to such redemption date):

Period	Percentage
on or after [●][7], 2026 and prior to [●][8], 2028	105.00%
on or after [●][9], 2028 and prior to [●][10], 2029	102.50%
on or after [●][11], 2029	100.00%

(c)            If the optional redemption date is on or after a Record Date and on or before the related Interest Payment Date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Note is registered at the close of business on such Record Date, and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Company.

(d)            In the event that Holders of not less than 90% of the aggregate principal amount of the outstanding Notes accept a Change of Control Offer and the Company purchases all of the Notes held by such Holders, within 90 days of such purchase, the Company will have the right, upon not less than 10 days’ nor more than 60 days’ prior notice, to redeem all of the Notes that remain outstanding following such purchase at a redemption price equal to the Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest on the Notes to (but excluding) the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the redemption date).

7  18 month anniversary of the Issue Date

8  36 month anniversary of the Issue Date

9  36 month anniversary of the Issue Date

10  48 month anniversary of the Issue Date

11  48 month anniversary of the Issue Date

(e)            Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Section 3.01 through 3.06.

(f)            Any redemption notice in connection with this Section 3.07 may, at the Company’s discretion, be subject to one or more conditions precedent, including completion of an Equity Offering or other corporate transaction.

Section 3.08    Offers to Repurchase by Application of Excess Proceeds.

(a)            In the event that, pursuant to Section 4.10, the Company is required or voluntarily agrees to commence an Asset Disposition Offer, the Company will follow the procedures specified below.

(b)            The Asset Disposition Offer will remain open for a period of twenty (20) Business Days following its commencement, except to the extent that a longer period is required by applicable law (the “Asset Disposition Offer Period”). No later than five (5) Business Days after the termination of the Asset Disposition Offer Period (the “Asset Disposition Purchase Date”), the Company will apply all Excess Proceeds to the purchase of the aggregate principal amount of Notes required to be purchased pursuant to Section 4.10 (the “Asset Disposition Offer Amount”), or if less than the Asset Disposition Offer Amount of Notes has been so validly tendered and not validly withdrawn, all Notes validly tendered and not validly withdrawn in response to the Asset Disposition Offer.

(c)            Upon the commencement of an Asset Disposition Offer, the Company shall send a notice (or, in the case of Global Notes, otherwise communicate in accordance with the Applicable Procedures) to each of the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Disposition Offer. The Asset Disposition Offer shall be made to all Holders. The notice, which shall govern the terms of the Asset Disposition Offer, shall state:

(1)            that the Asset Disposition Offer is being made pursuant to this Section 3.08 and Section 4.10 and the length of time the Asset Disposition Offer shall remain open;

(2)            the Asset Disposition Offer Amount, the purchase price, including the portion thereof representing any accrued and unpaid interest, and the Asset Disposition Purchase Date;

(3)            that any Note not properly tendered or accepted for payment shall continue to accrue interest;

(4)            that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Asset Disposition Offer will cease to accrue interest on and after the Asset Disposition Purchase Date;

(5)            that Holders electing to have a Note purchased pursuant to an Asset Disposition Offer may elect to have Notes purchased in integral multiples of $1,000 only;

(6)            that Holders electing to have a Note purchased pursuant to an Asset Disposition Offer shall be required to (i) surrender such Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Note completed, or (ii) transfer such Note by book-entry transfer, in either case, to the Company, the Depository, if applicable, or the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Asset Disposition Purchase Date;

(7)            that Holders shall be entitled to withdraw their tendered Notes and their election to require the Company to purchase such Notes if the Company, the Depository or the Paying Agent, as the case may be, receives at the address specified in the notice, not later than the expiration of the Asset Disposition Offer Period, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Notes the Holder tendered for purchase and a statement that such Holder is withdrawing its tendered Notes and its election to have such Note purchased;

(8)            that, if the aggregate principal amount of Notes surrendered by the holders thereof exceeds the Asset Disposition Offer Amount, then the Notes to be repurchased shall be selected in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed but are in global form, then by lot or otherwise in accordance with the Applicable Procedures or, if the Notes are not listed and not in global form on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion (and without any liability therefor) shall deem to be fair and appropriate, although no Note having a principal amount of $1,000 shall be purchased in part; and

(9)            that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer) representing the same Indebtedness to the extent not repurchased.

The notice, if sent in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. If (A) the notice is sent in a manner herein provided and (B) any Holder fails to receive such notice or a Holder receives such notice but it is defective, such Holder’s failure to receive such notice or such defect shall not affect the validity of the proceedings for the purchase of the Notes as to all other Holders that properly received such notice without defect.

(d)            On or before the Asset Disposition Purchase Date, the Company shall, to the extent lawful, accept for payment, by lot or on a pro rata basis, as applicable, the Asset Disposition Offer Amount of Notes or portions thereof validly tendered and not validly withdrawn pursuant to the Asset Disposition Offer, or if less than the Asset Disposition Offer Amount has been validly tendered and not validly withdrawn, all Notes so tendered and not withdrawn, in the case of the Notes in integral multiples of $1,000; provided that if, following repurchase of a portion of a Note, the remaining principal amount of such Note outstanding immediately after such repurchase would be less than $1,000, then the portion of such Note so repurchased shall be reduced so that the remaining principal amount of such Note outstanding immediately after such repurchase is $1,000. The Company will deliver, or cause to be delivered, to the Trustee the Notes so accepted and an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof so accepted and that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of Section 4.10. The Paying Agent or the Company, as the case may be, shall promptly, but in no event later than five (5) Business Days after termination of the Asset Disposition Offer Period, mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes so validly tendered and not properly withdrawn by such Holder and accepted by the Company for purchase, and, if less than all of the Notes tendered are purchased pursuant to the Asset Disposition Offer, the Company shall promptly issue a new Note, and the Trustee, upon delivery of an Authentication Order from the Company, will authenticate and mail or deliver (or cause to be transferred by book-entry) such new Note to such Holder (it being understood that, notwithstanding anything in this Indenture to the contrary, no Opinion of Counsel or Officer’s Certificate will be required for the Trustee to authenticate and mail or deliver such new Note) in a principal amount equal to any unpurchased portion of the Note surrendered; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple of $1,000 in excess thereof. Any Note not so accepted will be promptly mailed or delivered by the Company to the Holder thereof. The Company will publicly announce the results of the Asset Disposition Offer on the Asset Disposition Purchase Date.

(e)            The Company will comply with all applicable securities laws and regulations, including, without limitation, Canadian Securities Legislation and any other securities laws or regulations thereunder to the extent those laws and regulations are applicable, in connection with the repurchase of Notes pursuant to an Asset Disposition Offer. To the extent that the provisions of any applicable securities laws or regulations conflict with provisions of this Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Indenture by virtue of any conflict.

(f)            Other than as specifically provided in this Section 3.08 or Section 4.10, any purchase pursuant to this Section 3.08 shall be made pursuant to the applicable provisions of Section 3.05 and 3.06.

Section 3.09    Open Market Purchases.

The Company may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws and regulations, so long as such acquisition does not otherwise violate the terms of this Indenture.

Article 4

COVENANTS

Section 4.01    Payment of Notes.

(a)            The Company shall duly and punctually pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in such Notes. Principal, premium, if any, and interest shall be considered paid on the date due if the Trustee or the Paying Agent, as applicable, holds as of 10:00 a.m. (Eastern time) on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay the principal, premium, if any, and interest then due; provided that if the Company or any of its Restricted Subsidiaries is acting as Paying Agent, it shall, on or before each due date, segregate and hold in a separate trust fund for the benefit of the Holders of the Notes a sum of money sufficient to pay such amounts until paid to such Holders or otherwise disposed of as provided in this Indenture. If a payment date is not a Business Day at a place of payment, payment may be made at that place on the next succeeding day that is a Business Day, and no interest shall accrue on such payment for the intervening period.

(b)            The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, at the rate equal to the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) at the same rate to the extent lawful.

Section 4.02    Maintenance of Office or Agency.

The Company shall maintain an office or agency (which may be an office or drop facility of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be presented or surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be made. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee and the Company hereby appoints the Trustee as its agent to receive all such presentations, surrenders, notices and demands.

The Company may also from time to time designate additional offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Company shall give prompt written notice to each of the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.04.

Section 4.03    Reports and Other Information.

(a)            For so long as any Notes are outstanding, the Company will furnish without cost to each Holder and deliver to the Trustee:

(1)            on or prior to the later of (A) ninety (90) days after the end of each fiscal year of the Company or (B) the date on which the Company is required to file (after giving effect to any available extension) such information pursuant to Canadian Securities Legislation, the annual “Management’s Discussion & Analysis” (“MD&A”) and audited financial statements in respect of such fiscal year that the Company would be required to file as a reporting issuer under Canadian Securities Legislation; and

(2)            on or prior to the later of (A) forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Company or (B) the date on which the Company is required to file (after giving effect to any available extension) such information pursuant to Canadian Securities Legislation, the quarterly MD&A and unaudited quarterly financial statements in respect of the relevant interim period that the Company would be required to file as a reporting issuer under Canadian Securities Legislation.

(b)            The Company shall (1) schedule and participate in quarterly conference calls to discuss its results of operations and (2) use commercially reasonable efforts to provide any Rating Agency that maintains a public rating of the Notes with information on a periodic basis as such Rating Agency, shall reasonably require in order to maintain public ratings of the Notes. With respect to the reports referred to in clauses (1) and (2) of Section 4.03(a), so long as the Company is a “reporting issuer” (or its equivalent) in any province or territory of Canada, the Company shall file such reports electronically on the Canadian Securities Administrators’ SEDAR+ website (or any successor system), which shall satisfy the Company’s obligations to furnish such materials to the Holders and deliver such materials to the Trustee. In the event that the Company ceases to be a “reporting issuer” (or its equivalent) in all provinces and territories of Canada, the Company will be required to maintain a website to which Holders, prospective investors and securities analysts are given access, on which the Company makes available such reports and provides details about how to access on a toll-free basis the quarterly conference calls described above.

(c)            Notwithstanding anything herein to the contrary, for the purpose of Section 6.01(a)(4), the Company will not be deemed to have failed to comply with any of its obligations under this Section 4.03 until ninety (90) days after the date any report is due to be furnished to the Holders and delivered to the Trustee in accordance with this Section 4.03.

(d)            To the extent any information is not provided as specified in this Section 4.03 and such information is subsequently provided, the Company will be deemed to have satisfied its obligations with respect thereto at such time, and any Default or Event of Default with respect thereto shall be deemed to have been cured.

(e)            The Company shall file with the Trustee and transmit to Holders, such other information, documents and reports, and such summaries thereof, as may be required pursuant to the U.S. Trust Indenture Act at the times and in the manner provided pursuant thereto.

(f)            Delivery of reports, information and documents to the Trustee is for informational purposes only and its receipt of such reports shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s, any Guarantor’s or any other Person’s compliance with any of its covenants under this Indenture or the Notes (as to which the Trustee is entitled to rely exclusively on the Officer’s Certificates delivered pursuant to Section 4.04).

(g)            Subject to Section 4.04, the Trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, the Company’s, any Guarantor’s or any other Person’s compliance with the covenants described herein or with respect to any reports or other documents filed under this Indenture.

Section 4.04    Compliance Certificates.

(a)            The Company shall deliver to the Trustee, within ninety (90) days after the end of each fiscal year, an Officer’s Certificate stating that a review of the activities of the Company and its Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Company and each Guarantor have kept, observed, performed and fulfilled their obligations under this Indenture, and further stating, as to such Officer signing such certificate, that to the best of his or her knowledge, based on such review, the Company and each Guarantor have kept, observed, performed and fulfilled its obligations under this Indenture and if a Default or Event of Default shall have occurred during the preceding fiscal year, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company and each Guarantor are taking or propose to take with respect thereto.

(b)            When any Default or Event of Default has occurred and is continuing under this Indenture, the Company shall promptly (which shall be no more than thirty (30) Business Days following the date on which the Company becomes aware of such Default) send to the Trustee an Officer’s Certificate specifying such event, its status and what action the Company is taking or proposes to take with respect thereto.

(c)            The Trustee shall transmit all such reports required pursuant to TIA § 313(a) and (b) to all Persons required to receive such reports pursuant to TIA § 313(c).

Section 4.05    Taxes.

The Company shall pay, and shall cause each of its Restricted Subsidiaries to pay, prior to delinquency, all material taxes, assessments and governmental levies except such as are contested in good faith and by appropriate negotiations or proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders.

Section 4.06    Stay, Extension and Usury Laws.

The Company and each Guarantor covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may prohibit or forgive the Company or any Guarantor from paying all or a portion of the principal, premium or interest on the Notes as contemplated herein; and the Company and each Guarantor (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee or the Collateral Agent, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07    Limitation on Restricted Payments.

(a)            The Company shall not, and shall not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(1)            declare or pay any dividend or make any distribution (whether made in cash, securities or other property) on or in respect of its or any of its Restricted Subsidiaries’ Capital Stock (including any payment in connection with any merger, amalgamation, arrangement or consolidation involving the Company or any of its Restricted Subsidiaries) other than:

(A)            dividends or distributions payable solely in Capital Stock of the Company (other than Disqualified Stock); and

(B)            dividends or distributions by a Restricted Subsidiary of the Company, so long as, in the case of any dividend or distribution payable on or in respect of any Capital Stock of a Restricted Subsidiary of the Company that is not a Wholly-Owned Restricted Subsidiary, the Company or any of its Restricted Subsidiaries holding such Capital Stock receives at least its pro rata share of such dividend or distribution;

(2)            purchase, redeem, retire or otherwise acquire for value, including in connection with any merger, amalgamation, arrangement or consolidation, any Capital Stock of the Company held by Persons other than the Company or any of its Restricted Subsidiaries (other than in exchange for Capital Stock of the Company (other than Disqualified Stock));

(3)            make any principal payment on, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment, scheduled sinking fund payment or scheduled maturity, any Subordinated Obligations or Guarantor Subordinated Obligations, other than:

(A)            Indebtedness of the Company owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any Restricted Subsidiary permitted under clause (6) of Section 4.09(b); or

(B)            the making of any principal payment on, or the purchase, repurchase, redemption, defeasance or other acquisition or retirement of, Subordinated Obligations or Guarantor Subordinated Obligations in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement; or

(4)            make any Restricted Investment;

(all such payments and other actions referred to in clauses (1) through (4) (other than any exception thereto) shall be referred to as a “Restricted Payment”), unless, at the time of and after giving effect to such Restricted Payment:

(A)            no Default shall have occurred and be continuing (or would result therefrom);

(B)            immediately after giving effect to such transaction on a pro forma basis, the Company could incur $1.00 of additional Indebtedness under Section 4.09(a); and

(C)            the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Initial Issue Date (without duplication and excluding Restricted Payments made pursuant to clauses (1), (2), (3), (4), (7), (8), (9), (10), (11) and (12) of Section 4.07(b)) would not exceed the sum of (without duplication):

(i)            50% of Consolidated Net Income for the period (treated as one accounting period) from January 1, 2020 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which internal financial statements are available (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit); plus

(ii)            100% of the aggregate Net Cash Proceeds, or Fair Market Value of assets, received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) or other capital contributions subsequent to the Initial Issue Date other than Net Cash Proceeds, or Fair Market Value of assets received, by the Company from the issue or sale of such Capital Stock to a Restricted Subsidiary of the Company or to an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any of its Restricted Subsidiaries unless such loans have been repaid with cash on or prior to the date of determination; plus

(iii)            the amount by which Indebtedness of the Company or any of its Restricted Subsidiaries is reduced on the Company’s consolidated balance sheet upon the conversion or exchange subsequent to the Initial Issue Date of any Indebtedness of the Company or any of its Restricted Subsidiaries (other than any such Indebtedness held by a Restricted Subsidiary of the Company) convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the Fair Market Value of any other property, distributed by the Company upon such conversion or exchange); plus

(iv)            an amount equal to:

(x)            100% of the amount received in cash and the Fair Market Value of marketable securities or other property received by the Company or any of its Restricted Subsidiaries by means of (I) repurchases or redemptions of Restricted Investments or Similar Business Investments made in reliance on clause (14) of the definition of “Permitted Investment”, in each case by the Person in which such Restricted Investment or Similar Business Investment was made, (II) proceeds realized upon the sale of Restricted Investments to an unaffiliated purchaser, or (III) payments on and repayments of loans or advances or other transfers of assets (including by way of dividend, distribution and the payment of interest) to the Company or any of its Restricted Subsidiaries (other than for reimbursement of tax payments) including dividends, distributions, loan repayment and payments of interest received from Unrestricted Subsidiaries, in each case under this clause (III) to the extent made in respect of a Restricted Investment, which amount under this Section 4.07(a)(4)(C)(iv)(x) was included in the calculation of the amount of Restricted Payments available; provided, however, that no amount will be included under this clause 4.07(a)(4)(C)(iv)(x) to the extent it is already included in Consolidated Net Income;

(y)            the Fair Market Value of the Investment in an Unrestricted Subsidiary that is being redesignated as a Restricted Subsidiary of the Company or upon the merger, amalgamation, arrangement or consolidation of such Unrestricted Subsidiary with and into the Company or any of its Restricted Subsidiaries (valued in each case as provided in the definition of “Investment”) not to exceed the amount of Investments previously made by the Company or any of its Restricted Subsidiaries in such Unrestricted Subsidiary, which amount in each case under this Section 4.07(a)(4)(C)(iv)(y) was included in the calculation of the amount of Restricted Payments available; or

(z)            upon the release of any Guarantee that constituted a Restricted Investment when it was granted, the amount of the Restricted Investment made upon the granting of such Guarantee.

(b)            Section 4.07(a) shall not prohibit:

(1)            any Restricted Payment made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any of its Restricted Subsidiaries unless such loans have been repaid with cash on or prior to the date of determination); provided, however, that the Net Cash Proceeds from such sale of Capital Stock to the extent used for such Restricted Payment will be excluded from Section 4.07(a)(4)(C)(ii);

(2)            any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations or Guarantor Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent issuance or sale of, Subordinated Obligations or Guarantor Subordinated Obligations, so long as such refinancing Subordinated Obligations or Guarantor Subordinated Obligations are permitted to be incurred pursuant to Section 4.09 and constitute Refinancing Indebtedness;

(3)            any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Preferred Stock or Disqualified Stock of the Company or any of its Restricted Subsidiaries at the Stated Maturity thereof or made by exchange for or out of the proceeds of the substantially concurrent issuance or sale of Preferred Stock or Disqualified Stock of the Company or a Restricted Subsidiary, as the case may be, so long as such refinancing Preferred Stock or Disqualified Stock is permitted to be incurred pursuant to Section 4.09 and constitutes Refinancing Indebtedness;

(4)            the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligation (A) at a purchase price not greater than 101% of the principal amount of such Subordinated Obligation in the event of a Change of Control in accordance with provisions similar to Section 4.14 or (B) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to Section 4.10; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Company has made the Change of Control Offer or Asset Disposition Offer, as applicable, as provided in such covenant with respect to the Notes and has completed the repurchase or redemption of all Notes validly tendered for payment in connection with such Change of Control Offer or Asset Disposition Offer;

(5)            any purchase or redemption of Subordinated Obligations or Guarantor Subordinated Obligations from Net Available Cash to the extent permitted under Section 4.10;

(6)            (A) dividends paid within sixty (60) days after the date of declaration if at such date of declaration such dividend would have complied with this Section 4.07 and (B) the redemption of Subordinated Obligations or Guarantor Subordinated Obligations within sixty (60) days after the date on which notice of such redemption was given, if on the date of the giving of such notice of redemption, such redemption would have complied with this Section 4.07;

(7)            the purchase, redemption or other acquisition, cancellation or retirement for value of Capital Stock or equity appreciation rights of the Company held by any existing or former employees, officers or directors of the Company or any Subsidiary of the Company or their assigns, estates or heirs, pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or arrangement, provided that such redemptions or repurchases pursuant to this clause (7) will not exceed $2.0 million in the aggregate during any calendar year (with any unused amounts in any calendar year being carried over to the immediately succeeding calendar year, not to exceed $4.0 million in any calendar year), although such amount in any calendar year may be increased by an amount not to exceed:

(A)            the Net Cash Proceeds from the sale of Capital Stock (other than Disqualified Stock) of the Company to existing or former employees, officers or directors of the Company or any of its Subsidiaries that occurs after the Issue Date, to the extent the Net Cash Proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments (provided that the Net Cash Proceeds from such sales or contributions shall be excluded from Section 4.07(a)(4)(C)(ii)); plus

(B)            the cash proceeds of key man life insurance policies received by the Company or its Restricted Subsidiaries after the Issue Date; less

(C)            the amount of any Restricted Payments previously made with the Net Cash Proceeds described in clauses (A) and (B) of this clause (7);

(8)            the declaration and payment of dividends to holders of any class or series of Disqualified Stock or Preferred Stock issued in accordance with the terms of this Indenture to the extent such dividends are included in the definition of “Consolidated Interest Expense”;

(9)            repurchases of Capital Stock deemed to occur upon the exercise of stock options, warrants, other rights to purchase Capital Stock or other convertible securities or similar securities if such Capital Stock represents a portion of the exercise price thereof (or withholding of Capital Stock to pay related withholding taxes with regard to the exercise of such stock options or the vesting of any such restricted stock, restricted stock units, deferred stock units or any similar securities);

(10)          payments in lieu of the issuance of fractional shares of Capital Stock in connection with any transaction otherwise permitted under this Indenture;

(11)          payments or distributions to holders of the Capital Stock of the Company or any of its Restricted Subsidiaries pursuant to appraisal or dissenter rights required under applicable law or pursuant to a court order in connection with any merger, amalgamation, arrangement, consolidation or sale, assignment, conveyance, transfer, lease or other disposition of assets; and

(12)          other Restricted Payments in an aggregate amount, when taken together with all other Restricted Payments made pursuant to this clause (12) (as reduced by the Fair Market Value returned from any such Restricted Payments that constituted Restricted Investments) not to exceed $10.0 million, provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (7), (8) and (12) of this Section 4.07(b), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

(c)            For purposes of determining compliance with this Section 4.07, if a Restricted Payment meets the criteria of more than one of the types of Restricted Payments described in clauses (1) through (12) above, the Company may, in its sole discretion, divide and classify (or later reclassify in whole or in part, from time to time in its sole discretion) such transaction in any manner that complies with this Section 4.07.

(d)            The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of such Restricted Payment of the assets or securities proposed to be transferred or issued by the Company or any of its Restricted Subsidiaries, as the case may be, pursuant to such Restricted Payment. The amount of all Restricted Payments paid in cash shall be its face amount. For purposes of determining compliance with any Canadian dollar-denominated restriction on Restricted Payments, the Canadian dollar-equivalent of a Restricted Payment denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date the Company or the Restricted Subsidiary, as the case may be, first commits to such Restricted Payment.

(e)            For purposes of designating any Restricted Subsidiary of the Company as an Unrestricted Subsidiary, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Investments in an amount determined as set forth in the definition of “Investment”. Such designation will be permitted only if an Investment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in this Indenture.

Section 4.08    Limitation on Restrictions on Distributions From Restricted Subsidiaries.

(a)            The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary of the Company to:

(1)            pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness or other obligations owed to the Company or any of its Restricted Subsidiaries (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock, and the subordination of loans or advances made to the Company or any of its Restricted Subsidiaries to other Indebtedness incurred by the Company or any of its Restricted Subsidiaries shall not be deemed a restriction on the ability to pay any Indebtedness or other obligation);

(2)            make any loans or advances to the Company or any of its Restricted Subsidiaries (it being understood that the subordination of loans or advances made to the Company or any of its Restricted Subsidiaries to other Indebtedness incurred by the Company or any of its Restricted Subsidiaries shall not be deemed a restriction on the ability to make loans or advances); or

(3)            sell, lease or transfer any of its property or assets to the Company or any of its Restricted Subsidiaries (it being understood that such transfers shall not include any type of transfer described in clause (1) or (2) of this Section 4.08(a)).

(b)           The preceding provisions shall not prohibit encumbrances or restrictions existing under or by reason of:

(1)            this Indenture, the Notes, the Note Guarantees and the Collateral Documents;

(2)            any agreement or instrument existing on the Issue Date (excluding this Indenture, the Notes, the Note Guarantees and the Collateral Documents);

(3)            (A) any agreement or other instrument of a Person acquired by the Company or any of its Restricted Subsidiaries in existence at the time of such acquisition (but not created in contemplation thereof) or (B) any agreement or other instrument with respect to a Restricted Subsidiary of the Company that was previously an Unrestricted Subsidiary pursuant to or by reason of an agreement that such Subsidiary is a party to or entered into before the date on which such Subsidiary became a Restricted Subsidiary of the Company (but not created in contemplation thereof), in the case of (A) and (B) above, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or so designated, as applicable (including after-acquired property);

(4)            any amendment, restatement, modification, renewal, supplement, refunding, replacement or refinancing of an agreement or instrument referred to in clauses (1), (2) or (3) of this Section 4.08(b); provided, however, that such amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are, in the good faith judgment of Senior Management, not materially more restrictive, when taken as a whole, than the encumbrances and restrictions contained in the agreements referred to in clauses (1), (2) or (3) of this Section 4.08(b) on the Issue Date, the acquisition date or the date such Restricted Subsidiary became a Restricted Subsidiary of the Company or was merged into a Restricted Subsidiary of the Company, whichever is applicable;

(5)            the Credit Facility of the Company or any Restricted Subsidiary permitted to be incurred under this Indenture; provided, that the applicable encumbrances and restrictions contained in the agreement or agreements governing such Credit Facility are not materially more restrictive, taken as a whole, than those contained in the Credit Facility as in effect on the Issue Date;

(6)            (A) customary non-assignment or subletting provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder and (B) security agreements or mortgages securing Indebtedness of a Restricted Subsidiary of the Company to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements or mortgages;

(7)            in the case of clause (3) of Section 4.08(a), Liens permitted to be incurred under Section 4.12 that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(8)            purchase money obligations, Capitalized Lease Obligations and Sale/Leaseback Transactions permitted under this Indenture, in each case, that impose encumbrances or restrictions of the nature described in clause (3) of Section 4.08(a) on the property so acquired;

(9)            contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Company pursuant to an agreement that has been entered into for the sale or disposition of all or a portion of the Capital Stock or assets of such Subsidiary;

(10)          restrictions on cash or other deposits or net worth imposed by customers, suppliers or landlords under contracts entered into in the ordinary course of business;

(11)          any customary provisions in joint venture, partnership, shareholders’ and limited liability company agreements relating to Joint Ventures that are not Restricted Subsidiaries of the Company and other similar agreements entered into in the ordinary course of business;

(12)          any customary provisions (including non-assignment and non-transfer provisions) in leases, subleases or licenses (including licenses of intellectual property) and other agreements entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(13)          encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation, order or permit;

(14)          other Indebtedness incurred or Preferred Stock issued by a Guarantor in accordance with Section 4.09 that, in the good faith judgment of Senior Management, are not materially more restrictive, taken as a whole, than those applicable to the Company in this Indenture on the Issue Date (which results in encumbrances or restrictions at a Restricted Subsidiary of the Company level comparable to those applicable to the Company in this Indenture) or other Indebtedness incurred or Preferred Stock issued by a Non-Guarantor, in each case permitted to be incurred subsequent to the Issue Date pursuant to Section 4.09; provided that with respect to the foregoing clause (B), such encumbrances or restrictions shall not materially affect the Company’s ability to make anticipated principal and interest payments on the Notes (in the good faith judgment of Senior Management);

(15)          any agreement with a governmental entity providing for developmental financing;

(16)          agreements relating to Hedging Obligations permitted under clause (8) of Section 4.09(b); and

(17)         easements entered into in the ordinary course of business.

Section 4.09    Limitation on Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a)            The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Company and the Guarantors may incur Indebtedness if on the date thereof and after giving effect thereto on a pro forma basis, the Consolidated Coverage Ratio for the Company and its Restricted Subsidiaries is at least 2.50 to 1.00.

(b)           Section 4.09(a) shall not prohibit the incurrence of the following Indebtedness:

(1)            Indebtedness of the Company or any Restricted Subsidiary incurred under the Credit Facility and the issuance and creation of letters of credit, bankers’ acceptances, performance or surety bonds and other similar instruments thereunder (with any such undrawn instruments and reimbursement obligations relating to any payables that are satisfied within thirty (30) days being deemed not to be Indebtedness, and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) in an aggregate amount not to exceed the First Lien Debt Cap Amount at any time;

(2)            Indebtedness represented by the Notes (including any Additional Notes issued under this Indenture from time to time) and including any Note Guarantee and any Refinancing Indebtedness incurred to refund, refinance, replace, exchange, renew, repay or extend any of the foregoing, in an aggregate principal amount at any one time outstanding not to exceed an amount equal to  $[266,113,000]12;

(3)            [reserved];

12 To be updated on Issue Date to reflect final issuance amount to reflect rounding to nearest $1,000 increment in respect of each Holder.

(4)            Indebtedness of the Company and any of its Restricted Subsidiaries in existence on the Issue Date, but excluding Indebtedness described in clauses (1), (2), (5), (6), (8), (10), (11) and (12) of this Section 4.09(b);

(5)            Guarantees by (a) the Company or Guarantors of Indebtedness permitted to be incurred by the Company or a Guarantor in accordance with the provisions of this Indenture; provided that in the event such Indebtedness that is being Guaranteed is a Subordinated Obligation or a Guarantor Subordinated Obligation, then the related Guarantee shall be subordinated in right of payment to the Notes or the Note Guarantee, as the case may be, and (b) Non-Guarantors of Indebtedness incurred by Non-Guarantors in accordance with the provisions of this Indenture;

(6)            Indebtedness of the Company owing to and held by any of its Restricted Subsidiaries or Indebtedness of a Restricted Subsidiary of the Company owing to and held by the Company or any other Restricted Subsidiary of the Company; provided, however, that:

(A)            if the Company is the obligor on Indebtedness owing to a Non-Guarantor, such Indebtedness is expressly subordinated in right of payment to all Obligations with respect to the Notes;

(B)            if a Guarantor is the obligor on such Indebtedness and a Non-Guarantor is the obligee, such Indebtedness is expressly subordinated in right of payment to the Note Guarantee of such Guarantor; and

(C)            (i) any subsequent issuance or transfer (other than Permitted Liens until the assets subject thereto have been foreclosed upon) of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Company or any of its Restricted Subsidiaries; and (ii) any sale or other transfer (other than Permitted Liens until the assets subject thereto have been foreclosed upon) of any such Indebtedness to a Person other than the Company or any of its Restricted Subsidiaries, shall be deemed, in each case under this clause (6)(C), to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be;

(7)            Indebtedness of (x) any Person incurred and outstanding on the date on which such Person became a Restricted Subsidiary of the Company or was acquired by, or merged into or amalgamated, arranged or consolidated with, the Company or any of its Restricted Subsidiaries or (y) such Persons or the Company or any of its Restricted Subsidiaries incurred (A) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary of the Company or was otherwise acquired by, or merged into or amalgamated, arranged or consolidated with the Company or any of its Restricted Subsidiaries or (B) otherwise in connection with, or in contemplation of, such acquisition, merger, amalgamation, arrangement or consolidation; provided, however, in each case set forth in clause (x) or (y), that at the time such Person is acquired, merged, amalgamated, arranged or consolidated or such Indebtedness was incurred, either:

(A)            the Company would have been able to incur $1.00 of additional Indebtedness pursuant to Section 4.09(a) after giving effect to such transaction or series of related transactions and the incurrence of such Indebtedness pursuant to this clause (7); or

(B)            the Consolidated Coverage Ratio of the Company and its Restricted Subsidiaries would have been higher than such ratio immediately prior to such acquisition, merger, amalgamation, arrangement or consolidation, after giving effect to such transaction or series of related transactions and the incurrence of such Indebtedness pursuant to this clause (7);

(8)            Indebtedness under Hedging Obligations that are not incurred for speculative purposes;

(9)            Indebtedness (including Capitalized Lease Obligations) of the Company or any of its Restricted Subsidiaries incurred to finance the purchase, design, lease, construction repair, replacement or improvement of any property (real or personal), plant or equipment used or to be used in a Similar Business through the direct or indirect purchase of such property, plant or equipment, provided such Indebtedness is incurred within 365 days of the construction, acquisition or improvement of such property, plant or equipment, and any Indebtedness of the Company or any of its Restricted Subsidiaries that serves to refund or refinance any Indebtedness incurred pursuant to this clause (9), in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness incurred pursuant to this clause (9) then outstanding, shall not exceed $50.0 million at any time outstanding;

(10)          Indebtedness incurred by the Company or any of its Restricted Subsidiaries in respect of (A) workers’ compensation claims, health, disability or other employee benefits; (B) self-insurance obligations or property, casualty, liability or other insurance; and (C) statutory, appeal, completion, export, import, customs, revenue, performance, bid, surety, reclamation, remediation and similar bonds and completion guarantees (not for borrowed money) provided in the ordinary course of business;

(11)          Indebtedness arising from agreements of the Company or any of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earn-out or similar obligations, in each case, incurred or assumed in connection with the disposition of any business or assets of the Company or any business, assets or Capital Stock of any of its Restricted Subsidiaries, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Capital Stock for the purpose of financing such acquisition; provided that:

(A)            the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds, including non-cash proceeds (the Fair Market Value of such non-cash proceeds being measured at the time received and without giving effect to subsequent changes in value) actually received by the Company and its Restricted Subsidiaries in connection with such disposition; and

(B)            such Indebtedness is not reflected as indebtedness on the balance sheet of the Company or any of its Restricted Subsidiaries (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (11));

(12)          Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five (5) Business Days of incurrence;

(13)          Indebtedness in the form of letters of credit, and reimbursement obligations relating to letters of credit that are satisfied within thirty (30) days of being drawn;

(14)          the incurrence or issuance by the Company or any of its Restricted Subsidiaries of Refinancing Indebtedness that serves (or will serve) to extend, renew, replace, defease, discharge, retire for value, refund or refinance any Indebtedness incurred as permitted under Section 4.09(a) or clauses (2), (4), (7), (20) or (21) of this Section 4.09(b) or this clause (14), or any Indebtedness issued to so extend, renew, replace, defease, discharge, retire for value, refund or refinance such Indebtedness, including additional Indebtedness incurred to pay premiums (including reasonable, as determined in good faith by Senior Management, tender premiums), defeasance costs, accrued interest and fees and expenses in connection therewith;

(15)          Indebtedness of the Company or any of its Restricted Subsidiaries consisting of the financing of insurance premiums incurred in the ordinary course of business;

(16)          Indebtedness of the Company or any of its Restricted Subsidiaries consisting of take-or-pay obligations contained in supply arrangements incurred in the ordinary course of business;

(17)          Non-Recourse Debt;

(18)          Indebtedness of the Company, to the extent the net proceeds thereof are promptly (A) used to purchase the Notes tendered in connection with a Change of Control Offer or (B) deposited to defease or discharge the Notes pursuant to Article 8 or to satisfy and discharge the Notes pursuant to Article 12;

(19)          Indebtedness of the Company or any of its Restricted Subsidiaries in respect of Cash Management Agreements entered into in the ordinary course of business;

(20)          Indebtedness of the Company or any of its Restricted Subsidiaries with respect to Guarantees of Indebtedness of Unrestricted Subsidiaries and Joint Ventures, in an aggregate principal amount under this clause (20) at any one time outstanding not to exceed $50.0 million; and

(21)          in addition to the items referred to in clauses (1) through (20) above, Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount under this clause (21) at any one time outstanding not to exceed $10.0 million.

(c)            For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness incurred pursuant to and in compliance with, this Section 4.09:

(1)            in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in Section 4.09(b) or can be incurred pursuant to Section 4.09(a), the Company, in its sole discretion, shall classify such item of Indebtedness on the date of incurrence and may later classify such item of Indebtedness in any manner that complies with Section 4.09(a) or Section 4.09(b) and only be required to include the amount and type of such Indebtedness under Section 4.09(a) or any of the clauses under Section 4.09(b) provided that all Indebtedness outstanding under the Credit Facility on the Issue Date will be treated as incurred on the Issue Date under Section 4.09(b)(1);

(2)            Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(3)            if obligations in respect of letters of credit are incurred pursuant to the Credit Facility and are being treated as incurred pursuant to clause (1) of Section 4.09(b) and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included;

(4)            the principal amount associated with any Disqualified Stock of the Company or any of its Restricted Subsidiaries, or Preferred Stock of a Non-Guarantor, shall be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(5)            Indebtedness permitted by this Section 4.09 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 4.09 permitting such Indebtedness;

(6)            the principal amount of any Indebtedness outstanding in connection with a securitization transaction or series of securitization transactions is the amount of obligations outstanding under the legal documents entered into as part of such transaction that would be characterized as principal if such transaction were structured as a secured lending transaction rather than as a purchase relating to such transaction; and

(7)            the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with IFRS.

(d)            Accrual of interest, accrual of dividends, the accretion of accreted value, the amortization of debt discount, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 4.09. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (ii) the principal amount or liquidation preference thereof, together with any interest thereon that is more than thirty (30) days past due, in the case of any other Indebtedness.

(e)            If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary of the Company, any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under this Section 4.09, the Company shall be in Default of this Section 4.09).

(f)            For purposes of determining compliance with any Canadian dollar-denominated restriction on the incurrence of Indebtedness, the Canadian dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Canadian dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Canadian dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

(g)            Notwithstanding any other provision of this Section 4.09, the maximum amount of Indebtedness that the Company and its Restricted Subsidiaries may incur pursuant to this Section 4.09 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

Section 4.10    Asset Dispositions.

(a)            The Company shall not, and shall not permit any of its Restricted Subsidiaries to, consummate any Asset Disposition unless:

(1)            the Company or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the Fair Market Value (such Fair Market Value to be determined on the date of contractually agreeing to such Asset Disposition) of the shares and assets subject to such Asset Disposition; and

(2)            at least 75% of the consideration from such Asset Disposition received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents.

For the purposes of clause (2) above and for no other purpose, the following will be deemed to be cash:

(A)            any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any of its Restricted Subsidiaries (other than Subordinated Obligations or Guarantor Subordinated Obligations) that are assumed by the transferee of any such assets or from which the Company and all such Restricted Subsidiaries have been otherwise validly released by all creditors in writing;

(B)            any Designated Non-Cash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Disposition having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (B) of Section 4.10(a)(2) that is at that time outstanding, not to exceed $20.0 million at the time of the receipt of such Designated Non-Cash Consideration (with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value);

(C)            any securities, notes or other obligations received by the Company or any of its Restricted Subsidiaries from the transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of such Asset Disposition; and

(D)            any Additional Assets.

(b)            Within 360 days from the later of the date of such Asset Disposition or the receipt by the Company or such Restricted Subsidiary, as the case may be, of Net Available Cash from such Asset Disposition, the Company or such Restricted Subsidiary, as the case may be, may apply, at its option, an amount equal to 100% of the Net Available Cash from such Asset Disposition as follows:

(1)            to permanently repay (and if such Indebtedness is revolving, to permanently reduce commitments with respect thereto) Indebtedness under the Credit Facility or Indebtedness of a Non-Guarantor Restricted Subsidiary, in each case other than Indebtedness owed to the Company or a Restricted Subsidiary of the Company;

(2)            to invest in Additional Assets or make capital expenditures that are used or useful in a Similar Business; or

(3)            a combination of reductions and investments permitted by the foregoing clauses (1) and (2);

provided that pending the final application of any such Net Available Cash in accordance with clause (1) or (2) above, the Company and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest such Net Available Cash in any manner not prohibited by this Indenture; provided, further, that in the case of clause (2) above, a binding commitment to invest in Additional Assets or to make capital expenditures that are used or useful in a Similar Business shall be treated as a permitted application of the Net Available Cash on the date of such commitment so long as the Company or such Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Available Cash shall be applied to satisfy such commitment within 135 days of such commitment (an “Acceptable Commitment”) it being understood that if an Acceptable Commitment is later cancelled or terminated for any reason before such Net Available Cash is applied pursuant thereto, then such Net Available Cash shall constitute Excess Proceeds until such Net Available Cash is applied or invested as provided in this Section 4.10(b).

(c)            Any Net Available Cash from Asset Dispositions that is not applied or invested as provided in Section 4.10(b) shall be deemed to constitute “Excess Proceeds.” On the 361st day after an Asset Disposition, or earlier at the Company’s option, if the aggregate amount of Excess Proceeds exceeds $15.0 million, the Company will be required to make an offer (“Asset Disposition Offer”) to all Holders to purchase the maximum aggregate principal amount of Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to (but excluding) the date of purchase (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date), in accordance with the procedures set forth in Section 3.08. The Company shall commence an Asset Disposition Offer with respect to Excess Proceeds by mailing (or otherwise communicating in accordance with the Applicable Procedures) the notice required by Section 3.08, with a copy to the Trustee.

(1)            To the extent that the aggregate amount of Notes validly tendered and not validly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Company or the applicable Restricted Subsidiary may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in this Indenture. If the aggregate principal amount of Notes surrendered by Holders thereof, collectively, exceeds the amount of Excess Proceeds, the Notes to be repurchased shall be selected in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed but are in global form, then by lot or otherwise in accordance with the Applicable Procedures or, if the Notes are not listed and not in global form on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion (and without any liability therefor) shall deem to be fair and appropriate, and the Company shall select Notes to be purchased on a pro rata basis on the basis of the aggregate accreted value or principal amount of tendered Notes. Upon completion of such Asset Disposition Offer, regardless of the amount of Excess Proceeds used to purchase Notes pursuant to such Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.

(d)            The Company’s obligation to make an Asset Disposition Offer following an Asset Disposition that has been consummated may be waived or modified after the occurrence of such Asset Disposition with the written consent of Holders of at least 66 2/3% in principal amount of the Notes then outstanding.

Section 4.11         Transactions with Affiliates.

(a)            The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or asset or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) involving aggregate consideration in excess of $30.0 million, unless:

(1)            the terms of such Affiliate Transaction are not materially less favourable to the Company or such Restricted Subsidiary, as the case may be, than those that could have been obtained by the Company or such Restricted Subsidiary in a comparable transaction at the time of such transaction in arm’s-length dealings with a Person that is not an Affiliate; and

(2)            in the event such Affiliate Transaction involves an aggregate consideration in excess of $40.0 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Company and by a majority of the members of such Board of Directors having no personal stake in such transaction, if any (and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criteria in clause (1) of Section 4.11(a)).

(b)            Section 4.11(a) shall not apply to:

(1)            any transaction between the Company and any of its Restricted Subsidiaries or between any Restricted Subsidiaries of the Company, including any Guarantees issued by the Company or a Restricted Subsidiary of the Company for the benefit of the Company or any of its Restricted Subsidiaries, as the case may be, in accordance with Section 4.09;

(2)            any Restricted Payment permitted to be made pursuant to Section 4.07 and any Permitted Investment (other than the Investments described in clause (14) of the definition of “Permitted Investments”);

(3)            any issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or as the funding of, employment, consulting or similar agreements and severance and other compensation arrangements, options to purchase Capital Stock of the Company, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans and/or indemnity provided on behalf of officers, directors, employees and consultants in the ordinary course of business or approved by the Board of Directors of the Company;

(4)            the payment of reasonable and customary fees and reimbursements or employee benefits paid to, and indemnity provided on behalf of, directors, officers, employees or consultants of the Company or any of its Restricted Subsidiaries;

(5)            loans or advances (or cancellations of loans or advances) to employees, officers or directors of the Company or any of its Subsidiaries in the ordinary course of business, in an aggregate amount not in excess of $500,000 at any one time outstanding;

(6)            any agreement as in effect as of the Issue Date, as these agreements may be amended, modified, supplemented, extended or renewed from time to time, so long as any such amendment, modification, supplement, extension or renewal is not more disadvantageous to the Holders in any material respect in the good faith judgment of Senior Management of the Company, when taken as a whole, than the terms of the applicable agreement in effect on the Issue Date;

(7)            (A) any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by, merged into or amalgamated, arranged or consolidated with the Company or any of its Restricted Subsidiaries; provided that such agreement was not entered into in contemplation of such acquisition, merger, amalgamation, arrangement or consolidation, and (B) any amendment thereto (so long as any such amendment is not disadvantageous in any material respect to the Holders in the good faith judgment of Senior Management of the Company, when taken as a whole, as compared to the applicable agreement as in effect on the date of such acquisition, merger, amalgamation, arrangement or consolidation);

(8)            transactions (A) with customers, clients, suppliers, Joint Venture partners or purchasers or sellers of goods or services or any management services or support agreements, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture; provided that in the reasonable determination of the Board of Directors or Senior Management of the Company, such transactions or agreements are on terms that are not materially less favourable, when taken as a whole, to the Company or the relevant Restricted Subsidiary than those that could have been obtained at the time of such transactions or agreements in a comparable transaction or agreement by the Company or such Restricted Subsidiary with an unrelated Person; and (B) for the provision of services to Joint Ventures in the ordinary course of the business of the Company and its Restricted Subsidiaries and otherwise in compliance with the terms of this Indenture, and amendments, modifications, supplements, extensions, and revisions thereto or waivers thereof, which are fair to the Company and its Restricted Subsidiaries, taken as a whole, in the good faith judgment of Senior Management of the Company;

(9)            any issuance or sale of Capital Stock (other than Disqualified Stock) to Affiliates of the Company and any agreement that grants registration and other customary rights in connection therewith or otherwise to the direct or indirect securityholders of the Company (and the performance of such agreements);

(10)          any transaction with a Person that would not constitute an Affiliate Transaction if the Company or any of its Restricted Subsidiaries did not own any equity interest in or otherwise control such Person;

(11)          transactions between the Company or any of its Restricted Subsidiaries and any Person that is an Affiliate solely because one or more of its directors is also a director of the Company or any of its Restricted Subsidiaries; provided that such director abstains from voting as a director of the Company or such Restricted Subsidiary, as the case may be, on any matter involving such other Person;

(12)          any merger, amalgamation, arrangement, consolidation or other reorganization of the Company with an Affiliate solely for the purpose and with the sole effect of forming a holding company or reincorporating the Company in a new jurisdiction;

(13)          the entering into of a tax sharing agreement, or payments pursuant thereto, between the Company and one or more Subsidiaries or between Subsidiaries;

(14)          any employment, deferred compensation, consulting, non-competition, confidentiality or similar agreement entered into by the Company or any of its Restricted Subsidiaries with its employees, directors, officers or consultants in the ordinary course of business and payments and other benefits (including bonus, retirement, severance, health, stock option and other benefit plans) pursuant thereto;

(15)          pledges of Capital Stock or Indebtedness of Unrestricted Subsidiaries and Joint Ventures; and

(16)          transactions in which the Company or any of its Restricted Subsidiaries delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favourable, when taken as a whole, than those that might reasonably have been obtained by the Company or such Restricted Subsidiary in a comparable transaction at such time on an arms’ length basis from a Person that is not an Affiliate.

Section 4.12         Limitation on Liens.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any of its property or assets (including Capital Stock of Subsidiaries), whether owned on the Issue Date or acquired after that date, which Lien secures any Indebtedness, other than Permitted Liens.

Section 4.13         Corporate Existence.

Subject to Article 5, Section 4.10 and Section 4.14, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect (1) its corporate existence and the corporate, partnership, limited liability company or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Restricted Subsidiary and (2) the rights (charter and statutory), licenses and franchises of the Company and its Restricted Subsidiaries; provided that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership, limited liability company or other existence of any of its Restricted Subsidiaries, if the Company in good faith shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole.

Section 4.14         Offer to Repurchase Upon Change of Control.

(a)            If a Change of Control occurs, unless the Company has given notice to redeem all of the outstanding Notes pursuant to Section 3.03 and Section 3.07, the Company shall, within thirty (30) days following such Change of Control, make an offer to purchase all of the outstanding Notes (a “Change of Control Offer”) at a purchase price in cash equal to 101% of the principal amount of such outstanding Notes plus accrued and unpaid interest, if any, to (but excluding) the date of purchase (the “Change of Control Payment”) (subject to the right of Holders of record on the relevant Record Date to receive interest due on an applicable Interest Payment Date falling on or prior to the date of purchase). The Company shall mail a notice of such Change of Control Offer to each Holder or otherwise give notice in accordance with the Applicable Procedures, with a copy to the Trustee, stating:

(1)            that a Change of Control Offer is being made pursuant to this Section 4.14 and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for purchase by the Company at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest, if any, to (but excluding) the date of purchase (subject to the right of Holders of record on the relevant Record Date to receive interest on an applicable Interest Payment Date);

(2)            the purchase date (which shall be no earlier than ten (10) days nor later than sixty (60) days from the date such notice is mailed) (the “Change of Control Payment Date”); and

(3)            the procedures determined by the Company, consistent with this Indenture, that a Holder must follow in order to have its Notes repurchased;

(b)            On the Change of Control Payment Date, the Company shall, to the extent lawful:

(1)            accept for payment all Notes or portions of Notes (of $1,000 or in integral multiples of $1,000 in excess thereof) validly tendered and not validly withdrawn pursuant to the Change of Control Offer;

(2)            deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes so accepted for payment; and

(3)            deliver or cause to be delivered to the Trustee for cancellation the Notes so accepted for payment together with an Officer’s Certificate to the Trustee stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company in accordance with the terms of this Section 4.14.

(c)            The Paying Agent shall promptly pay to each Holder of Notes so accepted for payment the Change of Control Payment for such Notes, and the Trustee, upon receipt of an authentication order from the Company shall promptly authenticate and mail or deliver (or cause to be transferred by book entry) to each such Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note shall be in a principal amount of $1,000 or integral multiples of $1,000 in excess thereof.

(d)            If the Change of Control Payment Date is on or after the relevant Record Date and on or before the related Interest Payment Date, the accrued and unpaid interest, if any, shall be paid on such Interest Payment Date to the Person in whose name such Note is registered at the close of business on such Record Date, and no additional interest shall be payable to Holders whose Notes are tendered pursuant to the Change of Control Offer.

(e)            Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, and conditioned upon the occurrence of such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer.

(f)            The Company shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes an offer to purchase all of the outstanding Notes in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.14 applicable to a Change of Control Offer and such third party purchases all Notes validly tendered and not validly withdrawn pursuant to such offer to purchase.

(g)            The Company shall comply with all applicable securities laws and regulations, including, without limitation, Canadian Securities Legislation and any other securities laws or regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any applicable securities laws or regulations conflict with provisions of this Indenture, the Company shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Indenture by virtue of the conflict.

(h)            Other than as specifically provided in this Section 4.14, any purchase pursuant to this Section 4.14 shall be made pursuant to the provisions of Section 3.05 and Section 3.06.

(i)            The Company’s obligation to make a Change of Control Offer to the Holders upon a Change of Control may be waived or modified at any time prior to the occurrence of such Change of Control with the written consent of the Majority Holders.

Section 4.15        Future Guarantors.

(a)            The Company shall cause each Person that becomes a Wholly-Owned Restricted Subsidiary, other than any Immaterial Subsidiary, after the Issue Date, and may at its option cause any other Restricted Subsidiary, to execute and deliver to the Trustee a supplemental indenture to this Indenture pursuant to which such Restricted Subsidiary will, subject to Section 4.15(d), irrevocably and unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest in respect of the Notes and all other obligations under this Indenture on a senior second lien secured basis.

(b)            Each Restricted Subsidiary that becomes a Guarantor will also, solely to the extent such Guarantor is required to grant security in favour of the Senior Agent, become a party to or deliver the applicable Collateral Documents and shall, as promptly as practicable, execute and/or deliver such security instruments, financing statements, certificates, and opinions of counsel (to the extent, and substantially in the form, delivered on the Issue Date (but of no greater scope)) as may be necessary to vest in the Collateral Agent a perfected Second Ranking Lien in all personal property that constitutes Collateral for the Notes or the Note Guarantees and as may be necessary to have such Property added to the Collateral as required under the Collateral Documents and this Indenture, and thereupon all provisions of this Indenture relating to the Collateral shall be deemed to relate to such Property to the same extent and with the same force and effect.

(c)            Each Note Guarantee shall be released in accordance with Section 11.06.

(d)            Notwithstanding anything to the contrary contained in this Indenture, any future Note Guarantee provided pursuant to this Section 4.15 by a Guarantor that is organized in a jurisdiction located outside of Canada and the United States may be a Limited Guarantee if the Board of Directors or Senior Management, in consultation with local counsel, makes a reasonable determination that such limitations are required due to legal requirements within such jurisdiction, provided that if any such Guarantor provides a guarantee in favour of the Senior Agent and the Senior Lenders under the Credit Facility that is broader in scope than its Limited Guarantee, such Guarantor shall also guarantee the Notes to the same extent pursuant to its Note Guarantee.

(e)            If CNWL Spain provides a guarantee in favour of the Senior Agent and the Senior Lenders under the Credit Facility, the Company shall cause CNWL Spain to execute and deliver to the Trustee a supplemental indenture to this Indenture pursuant to which CNWL Spain will, subject to Section 4.15(d) and Section 11.02, irrevocably and unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest in respect of the Notes and all other obligations under this Indenture on an unsecured basis.

Section 4.16         Limitation on Business Activities.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, engage in any business other than a Similar Business, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

Article 5

SUCCESSORS

Section 5.01         Merger, Amalgamation, Arrangement, Consolidation or Sale of All or Substantially All Assets.

(a)            The Company shall not merge with or into, or amalgamate or consolidate with, or wind up into, in each case including by way of an arrangement, (whether or not the Company is the surviving corporation), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets, in one or more related transactions, to any Person unless:

(1)            the continuing, resulting, surviving or transferee Person (the “Successor Company”) is a Person (other than an individual) organized and existing under the laws of Canada, any province or territory thereof, or of the United States, any state or territory thereof or the District of Columbia;

(2)            the Successor Company (if other than the Company) expressly assumes all of the obligations of the Company under the Notes and this Indenture pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee;

(3)            immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(4)            immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period,

(A)            the Successor Company would be able to incur at least $1.00 of additional Indebtedness pursuant to Section 4.09(a), or

(B)            the Consolidated Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction;

(5)            if the Company is not the surviving corporation, each Guarantor (unless it is the other party to the transactions above, in which case clause (1) of Section 5.01(b) shall apply) shall have by supplemental indenture confirmed that its Note Guarantee shall apply to such Successor Company’s obligations under this Indenture and the Notes and its obligations under the Collateral Documents and the Intercreditor Agreement shall continue to be in effect and shall cause such amendments, supplements or other instruments to be executed, filed, and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by such Guarantor, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the Personal Property Security Act (Ontario) or other similar statute or regulation of the relevant jurisdictions;

(6)            the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation, arrangement, winding up or disposition, and such supplemental indenture, if any, comply with this Indenture and, if any supplement to any Collateral Document or any additional Collateral Document is required in connection with such transaction, that such supplement or additional document complies with the applicable provisions of this Indenture and the Collateral Documents;

(7)            to the extent the assets of the Person which is merged or consolidated with or into the Successor Company are assets of the type which would constitute Collateral under the Collateral Documents, the Successor Company will take such other actions as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Collateral Documents in the manner and to the extent required in this Indenture or any of the Collateral Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the Collateral Documents; and

(8)            the Collateral owned by or transferred to the Successor Company shall:

(A)            continue to constitute Collateral under this Indenture and the Collateral Documents;

(B)            be subject to the Second Ranking Lien in favor of the Collateral Agent for the benefit of the Collateral Agent, the Trustee and the Holders of the Notes; and

(C)            not be subject to any Lien other than Permitted Liens.

(b)            Notwithstanding clauses (3) and (4) of Section 5.01(a):

(1)            any Restricted Subsidiary of the Company may consolidate with, amalgamate with, merge with or into, wind up into or transfer all or part of its properties and assets to (in each case including by way of an arrangement) the Company so long as no Capital Stock of the Restricted Subsidiary of the Company is distributed to any Person other than the Company; and

(2)            the Company may consolidate with, amalgamate with, merge with or into or wind up into (in each case including by way of an arrangement) an Affiliate of the Company for the purpose of reincorporating the Company in a province or territory of Canada or in a state or territory of the United States or the District of Columbia.

(c)            No Guarantor shall, and the Company shall not permit any Guarantor to, merge with or into, or amalgamate or consolidate with, or wind up into, in each case including by way of an arrangement (whether or not the Guarantor is the surviving corporation), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets, in one or more related transactions, to any Person (other than to the Company or another Guarantor) unless:

(1)            immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(2)            either:

(A)            the resulting, surviving or transferee Person (the “Successor Guarantor”) is a Person (other than an individual) organized and existing under the same laws as the Guarantor was organized under immediately prior to such transaction, the laws of Canada, any province or territory thereof, or of the United States, any state or territory thereof or the District of Columbia; the Successor Guarantor, if other than such Guarantor, expressly assumes, pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee, all the obligations of such Guarantor under this Indenture, the Notes, its Note Guarantee, the Collateral Documents (as applicable) and the Intercreditor Agreement, and shall cause such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Second Ranking Lien on the Collateral owned by or transferred to the Successor Guarantor, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the Personal Property Security Act (Ontario) or other similar statute or regulation of the relevant jurisdictions; and the Company will have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, arrangement, merger, winding up or disposition and such supplemental indenture (if any) comply with this Indenture; or

(B)            such transaction does not violate Section 4.10 (it being understood that only such portion of the Net Available Cash as is required to be applied on or before the date of such transaction in accordance with the terms of this Indenture needs to be applied in accordance therewith at such time).

(d)            Notwithstanding the foregoing, any Guarantor may (i) merge with or into, or amalgamate or consolidate with, or wind up into, in each case including by way of an arrangement (whether or not the Guarantor is the surviving corporation), or transfer all or part of its properties and assets to any other Guarantor or the Company or (ii) merge with or into, or amalgamate or consolidate with, or wind up into, in each case including by way of an arrangement (whether or not the Guarantor is the surviving corporation), a Restricted Subsidiary of the Company for the purpose of reincorporating the Guarantor in Canada or any province or territory of Canada, any state or territory of the United States or the District of Columbia, British Virgin Islands, Bahamas, Barbados, any member state of the European Union or any other jurisdiction in which such Guarantor is organized at the time of such transaction, so long as the amount of Indebtedness of such Guarantor and its Subsidiaries is not increased thereby.

(e)            For purposes of this Section 5.01, the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the disposition of all or substantially all of the properties and assets of the Company.

Section 5.02         Successor Entity Substituted.

Upon any consolidation, merger, amalgamation, or winding up, in each case including by way of an arrangement, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Company or a Guarantor in accordance with Section 5.01, the Company and the applicable Guarantors will be released from their obligations under this Indenture, the Notes, the Note Guarantees and the Collateral Documents, as applicable, and the successor Person formed by such consolidation or into or with which the Company or a Guarantor, as applicable, is merged, amalgamated or consolidated or wound up, or undergoes an arrangement with, or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, winding up, sale, assignment, lease, transfer, conveyance or other disposition, the provisions of this Indenture referring to the Company or such Guarantor, as applicable, shall refer instead to the successor entity and not to the Company or such Guarantor, as applicable), and may exercise every right and power of the Company or such Guarantor, as applicable, under this Indenture, the Notes, the Note Guarantees and the Collateral Documents, as applicable, with the same effect as if such successor Person had been named as the Company or such Guarantor, as applicable, herein; provided that, in the case of a lease of all or substantially all its assets, the Company shall not be released from the obligation to pay the principal of and interest on the Notes, and a Guarantor shall not be released from its obligations under its Note Guarantee.

Article 6

DEFAULTS AND REMEDIES

Section 6.01        Events of Default.

(a)            Each of the following is an “Event of Default”:

(1)            default in any payment of interest on any Note when due, continued for thirty (30) days;

(2)            default in the payment of principal of or premium, if any, on any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(3)            failure by the Company or any Guarantor to comply with its obligations under Section 5.01;

(4)            failure by the Company or any Guarantor to comply for sixty (60) days after written notice from the Trustee (acting at the direction of the Holders of at least 25% in aggregate principal amount of the then outstanding Notes) to comply with any agreement or covenant in this Indenture, the Notes or the Collateral Documents (other than a failure that is the subject of clauses (1), (2) or (3) of this Section 6.01(a));

(5)            default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Restricted Subsidiaries), other than Non-Recourse Debt and other than Indebtedness owed to the Company or its Restricted Subsidiary, whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, which default:

(A)            is caused by a failure to pay the principal of such Indebtedness at its Stated Maturity (after giving effect to any applicable grace period provided in such Indebtedness) (“payment default”); or

(B)            results in the acceleration of such Indebtedness prior to its Stated Maturity;

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated and remains unpaid, aggregates $25.0 million or more (or its foreign currency equivalent);

(6)            failure by the Company or any Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $20.0 million (or its foreign currency equivalent) (net of any amounts for which an insurance company is liable), which judgments are not paid, discharged or stayed for a period of sixty (60) days or more after such judgment becomes final and non-appealable;

(7)            the Company or any Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(A)            commences proceedings to be adjudicated bankrupt or insolvent;

(B)            consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking an arrangement of debt, reorganization, dissolution, winding up or relief under applicable Bankruptcy Law;

(C)            consents to the appointment of a custodian, receiver, interim receiver, receiver and manager, liquidator, assignee, trustees, sequestrator or other similar official of it or for all or substantially all of its property;

(D)            makes a general assignment for the benefit of its creditors; or

(E)            admits in writing its inability to pay its debts as they become due;

(8)            a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)            is for relief against the Company or any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, in a proceeding in which the Company or any such Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, is to be adjudicated bankrupt or insolvent;

(B)            appoints a custodian, receiver, interim receiver, receiver and manager, liquidator, assignee, trustees, sequestrator or other similar official of the Company or any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, or for all or substantially all of the property of the Company or any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary; or

(C)            orders the liquidation, dissolution, readjustment of debt, reorganization or winding up of the Company, or any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for sixty (60) consecutive days;

(9)            any Note Guarantee of a Significant Subsidiary or any group of Guarantors that, taken together, would constitute a Significant Subsidiary, ceases to be in full force and effect (except as contemplated by the terms of this Indenture) or is declared null and void in a final and non-appealable judicial proceeding or any Guarantor that is a Significant Subsidiary or any group of Guarantors that, taken together, would constitute a Significant Subsidiary, denies or disaffirms its obligations under this Indenture or its Note Guarantee; or

(10)          with respect to any Collateral having a fair market value in excess of $5 million, individually or in the aggregate, (i) the failure of the security interest with respect to such Collateral under the Collateral Documents, at any time, to be in full force and effect for any reason other than in accordance with the terms of the Collateral Documents and the terms of this Indenture (it being understood that in no event shall any security or filings be required if such security or filings are not being granted or made in favour of the Senior Agent), or the Intercreditor Agreement, as applicable, and other than the satisfaction in full of all obligations under this Indenture and discharge of this Indenture if such failure continues for 60 days or more or (ii) the assertion by the Company or any Guarantor, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable, except in each case for the failure or loss of perfection resulting from the failure of the Collateral Agent to make filings, renewals and continuations (or other equivalent filings) which are required to be made.

(b)            In the event of a declaration of acceleration of the Notes because an Event of Default described in Section 6.01(a)(5) has occurred and is continuing, and before a judgment or decree for payment of the money due has been obtained by the Trustee as hereinafter provided in this Article 6, the declaration of acceleration of the Notes shall be automatically annulled if:

(1)            the default triggering such Event of Default pursuant to Section 6.01(a)(5) shall be remedied or cured by the Company or any of its Restricted Subsidiaries or waived by the holders of the relevant Indebtedness within twenty (20) days after the declaration of acceleration with respect thereto; and

(2)            (A) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (B) all existing Events of Default, except nonpayment of principal, premium, if any, or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

Section 6.02         Acceleration.

(a)            If an Event of Default (other than an Event of Default specified in clause (7) or (8) of Section 6.01(a) with respect to the Company) occurs and is continuing, the Trustee (acting at the direction of Holders of at least 25% in principal amount of the then outstanding Notes) by written notice to the Company, specifying the Event of Default, or the Holders of at least 25% in principal amount of the then outstanding Notes may by notice to the Company and the Trustee, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the affected Notes to be due and payable.

(b)            If an Event of Default specified in clause (7) or (8) of Section 6.01(a) with respect to the Company occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes then outstanding shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

Section 6.03        Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of, premium, if any, and interest, if any, on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04         Waiver of Past Defaults.

The Majority Holders may, on behalf of all Holders of all of the Notes, waive any existing Default or Event of Default and rescind any acceleration with respect to the Notes and its consequences hereunder (including any related payment default that resulted from such acceleration), except a continuing Default or Event of Default in the payment of the principal of, premium, if any, or interest, if any, on any Note held by a non-consenting Holder (including in connection with an Asset Disposition Offer or a Change of Control Offer); provided that, in the case of the rescission of any acceleration with respect to the Notes, the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture, but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

If a Default or Event of Default is deemed to occur solely because a Default or Event of Default (the “Initial Default”) already existed, and such Initial Default is subsequently cured and is not continuing, the Default or Event of Default resulting solely because the Initial Default existed shall be deemed cured, and shall be deemed annulled, waived and rescinded without any further action required.

Section 6.05         Control of Remedies.

The Majority Holders may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or the Collateral Agent or of exercising any trust or power conferred on the Trustee or the Collateral Agent. However, the Trustee or the Collateral Agent, as applicable, may refuse to follow any direction that conflicts with law, this Indenture, the Notes or any Note Guarantee or the Collateral Documents (including the Intercreditor Agreement), or that it determines in good faith is unduly prejudicial to the rights of any other Holder or that would involve the Trustee or the Collateral Agent in personal liability or expense for which each of the Trustee or the Collateral Agent, as applicable, has not received indemnification or security reasonably satisfactory to it.

Section 6.06        Limitation on Suits.

Subject to Section 6.07, no Holder of a Note may pursue any remedy with respect to this Indenture or the Notes, unless:

(1)            such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2)            the Holders of at least 25% in principal amount of the then outstanding Notes have requested the Trustee in writing to pursue the remedy;

(3)            such Holders have offered the Trustee security or indemnity reasonably satisfactory to the Trustee against any loss, liability or expense;

(4)            the Trustee has not complied with such request within sixty (60) days after the receipt of the request and the offer of security or indemnity; and

(5)            the Majority Holders have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such sixty (60) day period.

Notwithstanding the foregoing, in no event may any Holder enforce any Lien of the Collateral Agent pursuant to the Collateral Documents. The Collateral Agent’s ability to foreclose upon and sell the Collateral upon an Event of Default will be subject to the terms of the Intercreditor Agreement and limitations under bankruptcy and local laws. A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder, it being understood that the Trustee has no affirmative duty to ascertain whether or not any actions or forbearances by a Holder are unduly prejudicial to other Holders.

Section 6.07         Rights of Holders to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal, premium, if any, and interest on its Note, on or after the respective due dates expressed or provided for in such Note (including in connection with an Asset Disposition Offer or a Change of Control Offer), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08         Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(a)(1) or (2) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company and any other obligor on the Notes for the whole amount of principal of, premium, if any, and interest remaining unpaid on such Notes, together with interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee and its agents and counsel.

Section 6.09         Restoration of Rights and Remedies.

If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings, the Company, the Guarantors, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding has been instituted.

Section 6.10         Rights and Remedies Cumulative.

Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.08, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy are, to the extent permitted by law, cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.11         Delay or Omission Not Waiver.

No delay or omission of the Trustee or of any Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article 6 or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

Section 6.12         Trustee May File Proofs of Claim.

(1)            The Trustee is authorized to file proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes, including the Guarantors), its creditors or its property and is entitled and empowered to participate as a member in any official committee of creditors appointed in such matter and to collect, receive and distribute any money or other property payable or deliverable on any such claims. Any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee and its agents and counsel, and any other amounts due to the Trustee or the Collateral Agent under Section 7.06. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee or the Collateral Agent under Section 7.06 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

(2)            If and when the Trustee shall be or become a creditor of the Company or any other obligor upon the Notes or the Note Guarantees, the Trustee shall comply with the requirements of TIA § 311 regarding preferential collection of claims against the Company.

(3)            If an Event of Default occurs and is continuing, the Trustee and the Collateral Agent will be under no obligation to exercise any of the rights or powers under this Indenture, the Notes, the Note Guarantees or the Collateral Documents at the request or direction of any of the Holders unless such Holders have furnished to the Trustee or the Collateral Agent, as applicable, when required by notice in writing by the Trustee or the Collateral Agent, as applicable, sufficient funds to exercise such rights or powers and an indemnity reasonably satisfactory to it against any loss, liability or expense.

Section 6.13         Priorities.

Subject to the Intercreditor Agreement with respect to the Collateral, the Trustee collects any money or property pursuant to this Article 6, or pursuant to the foreclosure or other remedial provisions contained in the Collateral Documents, it shall pay out the money in the following order:

(1)            First: to the Trustee and the Collateral Agent, their agents and attorneys for amounts due under Section 7.06, including payment of all reasonable compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the Collateral Agent and the costs and expenses of collection;

(2)            Second: to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, if any, respectively; and

(3)            Third: to the Company or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.13. Promptly after any record date is set pursuant to this Section 6.13, the Trustee shall cause notice of such record date and payment date to be given to the Company and to each Holder in the manner set forth in Section 13.01.

Section 6.14         Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee or the Collateral Agent for any action taken, suffered or omitted by it as Trustee or Collateral Agent, as applicable, a court in its discretion may require the filing by any party litigant in such suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defences made by the party litigant. This Section 6.14 does not apply to a suit by a Holder pursuant to Section 6.07.

Article 7

TRUSTEE AND COLLATERAL AGENT

Section 7.01         Duties of Trustee and Collateral Agent.

(a)            The Trustee or the Collateral Agent shall exercise the rights and powers vested in each of them by this Indenture and the Collateral Documents, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)            The Trustee and the Collateral Agent each undertake to perform such duties and only such duties as are specifically set forth in this Indenture and the Collateral Documents, and neither the Trustee nor the Collateral Agent shall have any responsibilities or be liable except for the performance of such express duties, and no implied covenants or obligations shall be read into this Indenture or any Collateral Document against the Trustee or the Collateral Agent.

(c)            in the absence of bad faith or willful misconduct on its part, the Trustee and the Collateral Agent, as applicable, may conclusively rely, as to the due execution, delivery, effectiveness and truth of the statements and the correctness of the opinions or information expressed therein, upon resolutions, statements, instruments, reports, consents, orders, letters, notices, directions, certificates and/or opinions or other written documents furnished to the Trustee or the Collateral Agent and conforming on their face to the requirements of this Indenture and the Collateral Documents, and act in accordance therewith and will be protected in so relying and acting. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee or the Collateral Agent, the Trustee or the Collateral Agent, as applicable, shall be under a duty to examine the same to determine whether or not they conform on their face to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations, the recitals or other facts stated therein). The Trustee and the Collateral Agent may (but shall in no way be obligated to) make further inquiry or investigation into such facts or materials as it sees fit.

(d)            The Trustee and the Collateral Agent may not be relieved from liability for their own negligent action, their own negligent failure to act, or bad faith or its own willful misconduct, except that:

(1)            this Subsection (d) shall not be construed to limit the effect of Subsection (b) or (c) of this Section 7.01;

(2)            the Trustee and the Collateral Agent shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it shall be proved that the Trustee or the Collateral Agent, as applicable, was negligent in ascertaining the pertinent facts; and

(3)            the Trustee and the Collateral Agent shall not be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of Holders of at least 25% in the principal amount of the then outstanding Notes relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Collateral Agent, or exercising any trust or power conferred upon the Trustee or the Collateral Agent under this Indenture and the Collateral Documents or believed by the Trustee or the Collateral Agent to be authorized or permitted by this Indenture or the Collateral Documents, as applicable.

(e)            Subject to this Article 7, if an Event of Default occurs and is continuing, the Trustee and the Collateral Agent shall be under no obligation to exercise any of their respective rights or powers under this Indenture, the Notes, the Note Guarantees or the Collateral Documents at the request or direction of any of the Holders unless the Holders have furnished to the Trustee or the Collateral Agent, as applicable, when required by notice in writing by the Trustee or the Collateral Agent, as applicable, sufficient funds to exercise such rights or powers and an indemnity reasonably satisfactory to it against any loss, liability or expense.

(f)            The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company.

(g)            Money held in trust by the Trustee and the Collateral Agent need not be segregated from other funds except to the extent required by law and except for money held in trust under Article 8.

(h)            No provision of this Indenture or any Collateral Document shall require the Trustee or the Collateral Agent to expend or risk its own funds or otherwise incur liability (financial or otherwise) in the performance of any of its duties hereunder or in the exercise of any of its rights or powers unless the Holders have offered to the Trustee or the Collateral Agent, as applicable, indemnity or security reasonably satisfactory to it against any loss, liability or expense.

(i)            Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee and the Collateral Agent shall be subject to the provisions of Article 7.

Section 7.02         Rights of Trustee and Collateral Agent.

(a)            The Trustee and the Collateral Agent may conclusively rely on and act in accordance with any document, resolution, statement, notice, direction, certificate and/or opinion believed by it to be genuine and to have been signed or presented by the proper Person, including as to the due execution, delivery, effectiveness and truth of the statements and the correctness of the opinions or information expressed therein, and will be protected in so relying and acting, but may require evidence or supporting documentation in circumstances where it reasonably deems necessary. The Trustee and the Collateral Agent need not investigate any fact or matter stated in any document.

(b)            Before the Trustee or the Collateral Agent acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both conforming to Section 13.03. The Trustee and the Collateral Agent shall not be liable for any action it takes or omits to take in good faith in conclusive reliance on the Officer’s Certificate or Opinion of Counsel.

(c)            The Trustee and the Collateral Agent may employ and act through such attorneys, experts, advisors and other agents as it may reasonably deem necessary for the proper discharge of its duties hereunder, and shall not be responsible for the misconduct or negligence of any agent appointed with due care. Subject to providing notice to the Company of any such costs and expenses prior to the incurrence thereof, the Trustee and the Collateral Agent shall be reimbursed by the Company for any reasonable and documented costs of any such attorneys, experts, advisors and other agents retained by it.

(d)            The Trustee and the Collateral Agent shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within the rights or powers conferred upon it by this Indenture or the Collateral Documents, as applicable; provided, however, that the Trustee’s and the Collateral Agent’s conduct does not constitute bad faith, willful misconduct or gross negligence.

(e)            The Trustee and the Collateral Agent may consult with counsel of its selection, and the advice or opinion of counsel with respect to legal matters relating to this Indenture and the Notes and the Collateral Documents, including any Opinion of Counsel (the cost of which will be borne by the Company), shall be full and complete authorization and protection from liability in respect to any action taken, suffered or omitted to be taken by it hereunder in good faith and in accordance with the advice or opinion of such counsel, including any Opinion of Counsel.

(f)            The Trustee and the Collateral Agent shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(g)            The Trustee and the Collateral Agent shall not be bound to give notice to any Person of the execution hereof, nor to ascertain or inquire as to the performance or observance of any covenants, conditions, or agreements on the part of the Company, nor in any way to supervise or interfere with the conduct of the Company’s business, but the Trustee may require of the Company full information and advice as to the performance of the covenants, conditions and agreements contained herein and the Collateral Documents, as applicable.

(h)            The permissive rights of the Trustee and the Collateral Agent to do things enumerated in this Indenture and the Collateral Agent shall not be construed as a duty and, with respect to such permissive rights, the Trustee and the Collateral Agent shall not be answerable for other than its gross negligence, bad faith or willful misconduct;

(i)            Except for an Event of Default under Section 6.01(a)(1) or (2) hereof, the Trustee shall not be deemed to have notice or be charged with knowledge of any Default or Event of Default unless a Responsible Officer of the Trustee shall have received from the Company or the Holders of not less than 25% in aggregate principal amount of the Notes then outstanding written notice thereof at the Corporate Trust Office of the Trustee, and such notice references such Notes and this Indenture. In the absence of any such notice, and except for a default under Section 6.01(a)(1) or (2) hereof, the Trustee may conclusively assume that no Default or Event of Default exists.

(j)            Any request or direction of the Company or other Person mentioned herein shall be sufficiently evidenced by an Officer’s Certificate or certificate of an Officer of such other Person and any resolution of the Board of Directors of the Company or of such other Person may be sufficiently evidenced by a board resolution certified by the secretary or assistant secretary (or similar officer) of such Person.

(k)            No provision of this Indenture or the Collateral Documents shall be deemed to impose any duty or obligation on the Trustee or the Collateral Agent to take or omit to take any action, or suffer any action to be taken or omitted, in the performance of their duties or obligations under this Indenture, or to exercise any right or power thereunder, to the extent that taking or omitting to take such action or suffering such action to be taken or omitted would violate applicable law binding upon them.

(l)            The Trustee may request that the Company deliver an Officer’s Certificate setting forth the name of the individuals and/or titles of officers authorized at such time to take specific actions pursuant to this Indenture, which Officer’s Certificate may be signed by any Person authorized to sign an Officer’s Certificate, including any Person specified as so authorized in any such Officer’s Certificate previously delivered and not superseded.

(m)            The Trustee and the Collateral Agent shall disburse monies according to this Indenture only to the extent monies have been deposited with it or received by it.

Section 7.03          Individual Rights of the Trustee and the Collateral Agent.

The Trustee and the Collateral Agent, each in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Company or any Guarantor or any Affiliates of the Company with the same rights it would have if it were not Trustee or the Collateral Agent. Any Paying Agent, Registrar or any other agent of the Trustee or the Collateral Agent may do the same with like rights.

Section 7.04          Disclaimer.

Neither the Trustee nor the Collateral Agent shall (i) be responsible for and make no representation as to the validity or adequacy of this Indenture, the Notes, the Note Guarantees or the Collateral Documents, (ii) be accountable for the Company’s use of the proceeds from the Notes, or (iii)  be responsible for any statement of the Company or any other Person in this Indenture or the Collateral Documents, or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication.

Section 7.05          Notice of Defaults.

Subject to Section 7.02(i), if a Default or Event of Default occurs and is continuing and is actually known to a Responsible Officer of the Trustee, the Trustee shall send to each Holder a notice of such Default or Event of Default within ninety (90) days after it occurs. Except in the case of a Default or Event of Default specified in clauses (1) or (2) of Section 6.01(a), the Trustee may withhold from the Holders notice of any continuing Default or Event of Default if the Trustee determines in good faith that withholding the notice is in the interests of the Holders.

Section 7.06         Compensation and Indemnity.

(a)            The Company shall pay to each of the Trustee and the Collateral Agent from time to time such reasonable compensation for its services as shall be agreed to in writing from time to time by the Company and the Trustee or the Collateral Agent, as applicable. The Company shall reimburse the Trustee and the Collateral Agent, as applicable upon request for all reasonable out-of-pocket expenses incurred or made by it, including costs of collection, in addition to the compensation for its services. Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the Trustee’s and the Collateral Agent’s agents, counsel, accountants, experts and all other advisors not regularly in its employ and reasonably deemed by it to be necessary to discharge its duties hereunder, subject to and in accordance with Section 7.02(c). The Trustee and the Collateral Agent shall provide the Company with reasonable notice of any expenditure not in the ordinary course of business.

(b)            In addition to and without limiting any other protection granted to the Trustee and the Collateral Agent hereunder, or available at law, but without duplication, the Company shall indemnify the Trustee and the Collateral Agent, and their respective agents, representatives, affiliates, officers, directors, employees and attorneys against any and all loss, liability, damage, claim (whether asserted by the Company, a Guarantor, a Holder or any other Person) or expense (including reasonable compensation and expenses and disbursements of the Trustee’s and the Collateral Agent’s counsel) arising out of or in connection with the administration of this trust and the performance of its duties, or in connection with the enforcement of any rights hereunder or under the Collateral Documents (including in connection with the enforcement of this indemnity), as a result of or in any way arising out of, directly or indirectly, the exercise or performance of any of its rights or powers hereunder or under the Collateral Documents. The Trustee and the Collateral Agent shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee or the Collateral Agent to so notify the Company shall not relieve the Company of its obligations hereunder. The Company shall defend the claim and the Trustee and the Collateral Agent, as applicable, shall provide reasonable cooperation in such defence. The Trustee and the Collateral Agent may have separate counsel of its selection and the Company shall pay the fees and expenses of such counsel reasonably acceptable to the Company; provided, however, that (i) unless there is a conflict or perceived conflict between the rights and duties of the Trustee and the Collateral Agent, the Trustee and the Collateral Agent shall have the same counsel and (ii) the Company shall not be required to pay such fees and expenses if the Company assumes such defence unless there is a conflict of interest between the Company and the Trustee or the Collateral Agent, as applicable, in connection with such defence as determined by the Trustee or the Collateral Agent, as applicable, in consultation with counsel or if there are additional or separate defences available to the Trustee or the Collateral Agent that are not available to the Company and the Company is unable to assert any such defence on the Trustee’s or the Collateral Agent’s behalf. Notwithstanding the foregoing, the Company need not reimburse any expense or indemnify against any loss, liability, damage, claim or expense incurred by the Trustee or the Collateral Agent through its own willful misconduct, bad faith or gross negligence. Any amount due under this Section 7.06 and unpaid thirty (30) days after request for such payment shall bear interest from the expiration of such thirty (30) days at a rate per annum equal to the then current rate charged by the Trustee or the Collateral Agent, as applicable, from time to time, payable on demand.

(c)            The Company’s payment and indemnification obligations pursuant to this Section 7.06 shall survive the resignation or removal of the Trustee or the Collateral Agent, as applicable, and the discharge of this Indenture and the Collateral Documents, as applicable. When the Trustee or the Collateral Agent incurs expenses after the occurrence of a Default specified in Section 6.01(a)(7) or (8) with respect to the Company, the expenses are intended to constitute expenses of administration under the Bankruptcy Law.

Section 7.07          Replacement of Trustee or the Collateral Agent.

(a)            The Trustee or the Collateral Agent may resign at any time by giving thirty (30) days’ prior written notice of such resignation to the Company and the Holders and be discharged from the trust hereby created upon the appointment of a successor Trustee as provided in this Section 7.07. The Majority Holders may remove the Trustee or the Collateral Agent by so notifying the Trustee or the Collateral Agent and the Company in writing. The Company shall remove the Trustee and the Collateral Agent, as applicable, if:

(1)            the Trustee or the Collateral Agent is no longer eligible under Section 7.09;

(2)            the Trustee or the Collateral Agent is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee or the Collateral Agent under any Bankruptcy Law;

(3)            a receiver or public officer takes charge of the Trustee or the Collateral Agent, as applicable, or their respective property; or

(4)            the Trustee or the Collateral Agent otherwise becomes incapable of acting.

(b)            If the Trustee or the Collateral Agent resigns or has been removed by the Holders, the Majority Holders may appoint a successor Trustee. Otherwise, if the Trustee resigns or is removed, or if a vacancy exists in the office of Trustee for any reason (including as a result of the Trustee’s or the Collateral Agent’s removal by the Holders as provided herein), the Company shall promptly appoint a successor Trustee or Collateral Agent, as applicable. Within one (1) year after the successor Trustee or Collateral Agent, as applicable, takes office, the Majority Holders may remove the successor Trustee or Collateral Agent, as applicable, to replace it with another successor Trustee or Collateral Agent, as applicable, appointed by the Company.

(c)            A successor Trustee or Collateral Agent, as applicable, shall deliver a written acceptance of its appointment to the retiring Trustee or Collateral Agent, as applicable and to the Company. Thereupon the resignation or removal of the retiring Trustee or Collateral Agent shall become effective, and the successor Trustee or Collateral Agent shall have all the rights, powers and duties of the Trustee or Collateral Agent, as applicable, under this Indenture and the Collateral Documents. The successor Trustee or Collateral Agent, as applicable, shall send a notice of its succession to Holders, and include in the notice its name and address of its corporate trust office. The retiring Trustee or Collateral Agent, as applicable, after its outstanding fees and expenses have been paid, shall promptly transfer all property held by it as Trustee or Collateral Agent, to the successor Trustee or Collateral Agent.

(d)            If a successor Trustee or Collateral Agent does not take office within sixty (60) days after the retiring Trustee or Collateral Agent resigns or is removed, the retiring Trustee or Collateral Agent, as applicable, the Company or the Holders of at least 10% in principal amount of the then outstanding Notes may petition, at the expense of the Company, any court of competent jurisdiction for the appointment of a successor Trustee or Collateral Agent, as applicable.

(e)            If the Trustee or Collateral Agent, after written request by any Holder, fails to comply with Section 7.09, any Holder of Notes may petition any court of competent jurisdiction for the removal of the Trustee or Collateral Agent, as applicable, and the appointment of a successor Trustee with respect to the Notes or successor Collateral Agent under the Collateral Documents.

(f)            Notwithstanding the resignation or replacement of the Trustee or the Collateral Agent pursuant to this Section 7.07, the Company’s obligations under Section 7.06 shall continue for the benefit of the retiring Trustee or Collateral Agent with respect to any matters arising prior to such resignation or replacement.

(g)            No successor Trustee or Collateral Agent shall accept its appointment unless at the time of such acceptance such successor Trustee or successor Collateral Agent shall be qualified and eligible under this Article 7.

Section 7.08         Successors by Merger.

(a)            If the Trustee or the Collateral Agent consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another Person, the resulting, surviving or transferee Person without any further act shall, if such resulting, surviving or transferee Person is otherwise eligible under this Indenture, be the successor Trustee or Collateral Agent, as applicable.

(b)            In case at the time such successor by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture, any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor Trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes in the name of the successor to the Trustee; and in all such cases such certificates shall have the full force which the Notes provide or this Indenture provides that the certificate of the Trustee shall have.

Section 7.09         Eligibility; Disqualification.

There shall at all times be (i) a Trustee hereunder that is a Person that is authorized under indenture legislation to exercise corporate trustee power in respect of this Indenture and (ii) a Collateral Agent under the Collateral Documents that is a Person authorized under all applicable laws to exercise the powers of a collateral agent under the Collateral Documents. The Trustee shall at all times be qualified to act as a trustee in respect of this Indenture pursuant to TIA § 310(a), and in accordance with TIA § 310(a)(5), neither the Company, nor any person directly or indirectly controlling, controlled by, or under common control with the Company, shall serve as Trustee. If at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section 7.09, it shall resign immediately in the manner and with the effect specified in this Article.

Section 7.10         Anti-Money Laundering and Anti-Terrorism Legislation Compliance.

The Trustee and the Collateral Agent shall retain the right not to act and shall not be liable for refusing to act if, due to lack of information or for any other reason whatsoever, the Trustee or the Collateral Agent, as applicable, in its sole judgment, determines that such act might cause it to be in non-compliance with any applicable sanctions, anti-money laundering or anti-terrorism legislation, regulation or guideline. Further, should the Trustee or the Collateral Agent, in its sole judgment, determine at any time that its acting under this Indenture or the Collateral Documents has resulted in its being in non-compliance with any applicable sanctions, anti-money laundering or anti-terrorist legislation, regulation or guideline, then it shall have the right to resign on ten (10) Business Days’ written notice to the Company provided that (a) the Trustee’s or the Collateral Agent’s written notice shall describe the circumstances of such non-compliance (unless prohibited from describing any circumstances pursuant to such legislation, regulation or guideline); and (b) if such circumstances are rectified to the Trustee’s or the Collateral Agent’s, satisfaction within such ten (10) Business Day period, then such resignation shall not be effective.

Section 7.11         Third Party Interests.

Each party to this Indenture hereby represents to the Trustee and the Collateral Agent that any account to be opened by, or interest to be held by, the Trustee or the Collateral Agent in connection with this Indenture or the Collateral Documents, for or to the credit of such party, either (i) is not intended to be used by or on behalf of any third party; or (ii) is intended to be used by or on behalf of a third party, in which case such party hereto agrees to complete and execute forthwith a declaration in the Trustee’s or Collateral Agent’s prescribed form as to the particulars of such third party.

Article 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01         Option to Effect Legal Defeasance or Covenant Defeasance.

The Company may, at its option and at any time, elect to have either Section 8.02 or Section 8.03 applied to all outstanding Notes and Note Guarantees upon compliance with the conditions set forth below in this Article 8.

Section 8.02         Legal Defeasance and Discharge.

(a)            Upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.02, the Company and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04, be deemed to have been discharged from their obligations with respect to all outstanding Notes and the related obligations under any Note Guarantees on the date the conditions set forth below are satisfied (“Legal Defeasance”). For this purpose, Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 and the other Sections of this Indenture referred to in (1) and (2) below of this Section 8.02(a), and to have satisfied all of its other obligations under such Notes, the related Note Guarantees and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(1)            the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due, solely out of the trust created pursuant to this Indenture referred to in Section 8.05;

(2)            the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for Note payments held in trust in accordance with Article 2 and Sections 4.01 and 4.02;

(3)            the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s obligations in connection therewith; and

(4)            this Section 8.02.

(b)            Following the Company’s exercise of its Legal Defeasance option, payment of the Notes may not be accelerated because of an Event of Default. If the Company exercises its Legal Defeasance option, the Note Guarantees in relation to such Notes in effect at such time shall terminate and the Liens granted in favour of the Collateral Agent over the Collateral will be released.

(c)            Subject to compliance with this Article 8, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03.

Section 8.03         Covenant Defeasance.

(a)            Upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.03, the Company, the Restricted Subsidiaries and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04, be released from their obligations under the covenants contained in Sections 3.08, 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.14, 4.15 and 4.16 and clause (4) of Section 5.01(a) with respect to the outstanding Notes, and the Guarantors shall be deemed to have been discharged from their obligations with respect to all Note Guarantees in relation thereto, on and after the date the conditions set forth in Section 8.04 are satisfied (“Covenant Defeasance”), and such Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders of such Notes (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to this Indenture and the outstanding Notes, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document, and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04, Sections 6.01(a)(3) (solely with respect to the failure of the Company to comply with Section 5.01(a)(4)), 6.01(a)(4) (solely with respect to covenants that are released as a result of such Covenant Defeasance), 6.01(a)(5) (solely with respect to covenants that are released as a result of such Covenant Defeasance), 6.01(a)(6), 6.01(a)(7), 6.01(a)(8) (solely with respect to Significant Subsidiaries or a group of Restricted Subsidiaries of the Company that, taken together would constitute a Significant Subsidiary) and 6.01(a)(9), in each case, shall not constitute Events of Default.

(b)             Following the Company’s exercise of its Covenant Defeasance option, the Note Guarantees granted in connection with defeased Notes and in effect at such time shall terminate and the Liens granted in favour of the Collateral Agent over the Collateral will be released.

Section 8.04         Conditions to Legal Defeasance or Covenant Defeasance.

(a)             The following shall be the conditions to the exercise of either the Legal Defeasance option under Section 8.02 or the Covenant Defeasance option under Section 8.03 with respect to the Notes:

(1)             the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the outstanding Notes, cash in Canadian dollars, Canadian dollar-denominated Government Securities, or a combination thereof, in amounts as shall be sufficient, in the opinion of an Independent Financial Advisor, without consideration of any reinvestment of interest, to pay the principal of, and premium, if any, and interest due on such outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether such Notes are being defeased to maturity or to a particular redemption date;

(2)             in the case of Legal Defeasance or Covenant Defeasance, the Company must deliver to the Trustee an Opinion of Counsel or a ruling from the Canada Revenue Agency to the effect that Holders and Beneficial Holders shall not recognize income, gain or loss for Canadian federal, provincial or territorial income tax or other tax purposes as a result of such Legal Defeasance or Covenant Defeasance, as applicable, and shall only be subject to Canadian federal, provincial or territorial income tax and other taxes on the same amounts, in the same manner and at the same times as would have been the case had such Legal Defeasance or Covenant Defeasance, as applicable, not occurred;

(3)             such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than this Indenture) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound (other than this Indenture or other agreements governing any of the Indebtedness being defeased, discharged or replaced);

(4)             no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);

(5)             the Company has delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company, any Guarantor or others;

(6)             the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with; and

(7)             the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be (which instructions may be contained in the Officer’s Certificate referred to in clause (5) above).

Section 8.05          Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions.

(a)             Subject to Section 8.06, all money and Government Securities (including the proceeds thereof) (which the Trustee shall not be obligated to reinvest) deposited with the Trustee pursuant to Section 8.04 in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company or a Restricted Subsidiary acting as Paying Agent) as the Trustee may determine, to the Holders of all sums due and to become due thereon in respect of principal, premium, if any, and interest on the Notes, but such money and the Government Securities need not be segregated from other funds except to the extent required by law.

(b)             The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or Government Securities deposited pursuant to Section 8.04 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

(c)             Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the request of the Company any money or Government Securities held by it as provided in Section 8.04 which, in the opinion of an Independent Financial Advisor expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(a)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06         Repayment to the Company.

Subject to any applicable laws relating to abandoned property, any money or Government Securities deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal, premium, if any, or interest on any Note and remaining unclaimed for two (2) years after such principal, premium, if any, or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter, as an unsecured creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such cash and Government Securities, and all liability of the Company as Trustee thereof, shall thereupon cease.

Section 8.07         Reinstatement.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 8.02 or Section 8.03, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s and the Guarantors’ obligations under this Indenture, the Notes and the Note Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or Section 8.03 until such time as the Trustee or Paying Agent is permitted to apply all such money and Government Securities in accordance with Section 8.02 or Section 8.03, as the case may be; provided that if the Company makes any payment of principal, premium, if any, or interest on any Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders to receive such payment from the money and Government Securities held by the Trustee or Paying Agent.

Article 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01         Without Consent of Holders of Notes.

(a)             Notwithstanding Section 9.02 of this Indenture, without the consent of any Holder, the Company, the Guarantors and the Trustee or the Collateral Agent, as applicable, may amend or supplement this Indenture, the Notes, the Note Guarantees and the Collateral Documents or deliver any additional document or instrument to:

(1)             cure any ambiguity, omission, defect or inconsistency;

(2)             provide for the issuance of Additional Notes in compliance with Section 4.09;

(3)             provide for the assumption by a successor of the obligations of the Company or any Guarantor under this Indenture, the Notes or the Note Guarantees in accordance with Section 5.01;

(4)             provide for or facilitate the issuance of uncertificated Notes in addition to or in place of Definitive Notes;

(5)             comply with the rules of any applicable Depository;

(6)             (A) add Guarantors with respect to Notes or (B) release a Guarantor from its obligations under its Note Guarantee or this Indenture in accordance with the applicable provisions of this Indenture;

(7)             (A) add additional assets as Collateral or enter into additional or supplemental Collateral Documents to secure the Notes and the Note Guarantees in relation thereto, (B) release the Liens in favor of the Collateral Agent over the Collateral in accordance with applicable provisions of this Indenture or the Collateral Documents (including the Intercreditor Agreement) or (C) establish, confirm or acknowledge that the Second Ranking Liens over the Collateral granted in favour of the Collateral Agent are and shall be junior to the First Ranking Liens over the Collateral granted in favour of the Senior Agent under the Credit Facility, all on the terms provided for and consistent with the Intercreditor Agreement or to otherwise give further effect to the Intercreditor Agreement;

(8)             add covenants of the Company or its Restricted Subsidiaries or Events of Default for the benefit of Holders, or make changes that would provide additional rights to such Holders, or surrender any right or power conferred upon the Company or any Guarantor;

(9)             make any change that does not adversely affect the legal rights under this Indenture of any Holder;

(10)           evidence and provide for the acceptance of an appointment under this Indenture of a successor Trustee or Collateral Agent; provided that such successor Trustee or Collateral Agent is otherwise qualified and eligible to act as such under the terms of this Indenture;

(11)           conform the text of this Indenture, the Notes or the Note Guarantees to any provision of the “Description of Notes” set out in the management information circular of the Company dated March 4, 2025 and available under the Company’s profile on the System for Electronic Document Analysis and Retrieval at www.sedarplus.ca or on the Company’s website, to the extent that such provision in such “Description of Notes” section was intended to be a verbatim recitation of a provision of this Indenture, the Notes or the Note Guarantees, as set forth in an Officer’s Certificate; or

(12)           make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including, without limitation, to facilitate the issuance and administration of such Notes or, if incurred in compliance with this Indenture, Additional Notes; provided, however, that (A) compliance with this Indenture as so amended would not result in such Notes being transferred in violation of any applicable securities laws and regulations and (B) such amendment does not materially and adversely affect the rights of Holders to transfer such Notes; or

(13)           make any change to comply with or conform to any requirement of the Canada Business Corporations Act relating to trust indentures or the U.S. Trust Indenture Act (“U.S. Trust Indenture Act”).

(b)             After an amendment, supplement or waiver under this Section 9.01 becomes effective, the Company shall send to the Holders affected thereby a written notice briefly describing the amendment, supplement or waiver. Any failure of the Company to send such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment, supplement or waiver.

Section 9.02         With Consent of Holders of Notes.

(a)             Except as provided in Section 4.10(d), Section 9.01 and this Section 9.02, the Company, the Guarantors and the Trustee (and if applicable the Collateral Agent), may amend or supplement this Indenture, the Notes, the Note Guarantees and the Collateral Documents with the consent of the Majority Holders (including, without limitation, consents obtained in connection with a purchase of or tender offer or exchange offer for, such Notes) and, subject to Section 4.10(d), Section 6.04 and Section 6.07, any existing or past Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Notes the Note Guarantees or the Collateral Documents may be waived with the consent of the Majority Holders (including consents obtained in connection with the purchase of, or tender offer or exchange offer for, Notes). Section 2.09 and Section 2.10 shall determine which Notes are considered to be “outstanding” for the purposes of this Section 9.02. For greater certainty, the consent of the Collateral Agent shall only be required with respect to any amendment, supplement or waiver with respect to the Collateral Documents or with respect to any amendment, supplement or waiver of this Indenture which purports to affect or modify the rights or obligations of the Collateral Agent under this Indenture or the Collateral Documents.

(b)             Upon the request of the Company, and upon the filing with the Trustee and, if applicable, the Collateral Agent, of evidence satisfactory to the Trustee or the Collateral Agent of the consent of the Holders as aforesaid, and upon receipt by the Trustee and, if applicable, the Collateral Agent, of the documents described in Section 13.03, the Trustee and, if applicable, the Collateral Agent, shall join with the Company and the Guarantors in the execution of such amended or supplemental indenture.

(c)             It shall not be necessary for any instrument or resolution evidencing the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such instrument or resolution shall approve the substance thereof.

(d)             After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company shall send to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to send such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment, supplement or waiver.

(e)             Without the consent of each affected Holder of Notes, no amendment, supplement or waiver under this Section 9.02 may (with respect to any such Notes held by a non-consenting Holder):

(1)             reduce the principal amount of the Notes whose Holders must consent to an amendment, supplement or waiver;

(2)             reduce the stated rate of interest or extend the stated time for payment of interest on any Note;

(3)             reduce the principal of or extend the Stated Maturity of any Note;

(4)             waive an Event of Default arising from a failure to pay the principal of, premium, if any, or interest on the Notes (except a rescission of acceleration of such Notes by the Majority Holders with respect to an Event of Default arising from such a failure to pay principal, premium or interest and a waiver of the Event of Default that resulted from such acceleration);

(5)             reduce the premium payable upon the redemption or repurchase of any Note or change the time at which any such Note may be redeemed or repurchased as described in Section 3.07, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise (except amendments to the definitions of “Change of Control” or “Asset Dispositions”, or changes to any notice provisions, which may be amended with the consent of the Majority Holders);

(6)             make any Note payable in currency other than that stated in such Note;

(7)             impair the right of any Holder to receive payment of principal of, premium, if any, or interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(8)             make any change in the amendment or waiver provisions which require the consent of each Holder; or

(9)             modify the Note Guarantees in any manner adverse to the Holders.

Section 9.03         Fixing of Record Date.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Persons entitled to consent to any amendments, supplement or waiver. If a record date is fixed, the Holders on such record date, or their duly designated proxies, and only such Persons, shall be entitled to consent to such supplemental indenture, whether or not such Holders remain Holders after such record date; provided that unless such consent shall have become effective by virtue of the requisite percentage having been obtained prior to the date which is one hundred and twenty (120) days after such record date, any such consent previously given shall automatically and without further action by any Holder be cancelled and of no further effect.

Section 9.04         Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation at the Corporate Trust Office of the Trustee before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver that is effective in accordance with this Indenture thereafter binds every Holder.

Section 9.05         Notation on or Exchange of Notes.

(a)             The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

(b)             Failure to make the appropriate notation or to issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06         Trustee and Collateral Agent to Sign Amendments, Etc.

The Trustee and, if applicable, the Collateral Agent, shall sign any amendment, supplement or waiver authorized pursuant to this Article 9 if the amendment, supplement or waiver does not adversely affect the rights, duties, liabilities or immunities of the Trustee or the Collateral Agent, as applicable. In executing any amendment, supplement or waiver, the Trustee and the Collateral Agent, as applicable, shall receive and shall be fully protected in conclusively relying upon, in addition to the documents required by Section 13.03, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amendment, supplement or waiver is authorized or permitted by this Indenture and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Company and any Guarantor party thereto, enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof.

Article 10

collateral and security

Section 10.01       The Collateral

(a)             The Company hereby confirms the appointment of TSX Trust Company (as successor to AST Trust Company (Canada)) to act as Collateral Agent in accordance with the terms hereof, and each Holder by its acceptance of any Notes and the Note Guarantees, irrevocably reaffirms its consent and agreement to such appointment. Notwithstanding anything to the contrary contained herein, the Collateral Agent shall have the privileges, powers and immunities set forth in this Indenture and the Collateral Documents. The Collateral Agent is a party hereto solely for the purposes of accepting and acknowledging such appointment, and has no other rights or duties hereunder. The due and punctual payment of the principal of, premium, if any, and interest on the Notes and the Note Guarantees when and as the same shall be due and payable, whether on an Interest Payment Date, at maturity, by acceleration, repurchase, redemption or otherwise, interest on the overdue principal of and overdue interest (to the extent permitted by law), if any, on the Notes and the Guarantees thereof and performance of all other obligations under this Indenture, including, without limitation, the obligations of the Company set forth in Section 7.06 and Section 8.05(b) herein, and the Notes, the Note Guarantees and the Collateral Documents, shall be secured by Second Ranking Liens and security interests in the Collateral, in each case subject to Permitted Liens, as and to the extent provided in the Collateral Documents. The Company and the Guarantors hereby agree that the Collateral Agent shall hold the Collateral in trust for the benefit of the Holders, in each case pursuant to the terms of the Collateral Documents, and the Collateral Agent (and, if necessary, the Trustee) are hereby authorized to execute and deliver the Collateral Documents.

(b)             The Trustee and each Holder, by its acceptance of any Notes and the Guarantees thereof, irrevocably consents and agrees to the terms of the Collateral Documents (including, without limitation, the provisions providing for foreclosure and release of Collateral) as the same may be in effect or may be amended from time to time in accordance with their terms, agrees to the appointment of the Collateral Agent and authorizes and directs the Collateral Agent to perform its obligations and exercise its rights, powers and discretions under the Collateral Documents in accordance therewith.

(c)             The Trustee and each Holder, by accepting the Notes and the Note Guarantees, acknowledges that, as more fully set forth in the Collateral Documents, the Collateral as now or hereafter constituted shall be held for the benefit of the Holders, the Trustee and the Collateral Agent, and that the Lien relating to this Indenture and the Collateral Documents in favour of the Holders, the Trustee and the Collateral Agent is subject to and qualified and limited in all respects by the Collateral Documents (including the Intercreditor Agreement) and actions that may be taken thereunder and that all Collateral Documents and other documents and agreements delivered in connection therewith shall be on substantially the same terms as those delivered in favour of the Senior Agent under the Credit Facility and all filings or registrations delivered or made in connection therewith shall be substantially similar in scope and made in the same registries as those made in favour of the Senior Agent under the Credit Facility.

(d)             For greater certainty, for the purposes of holding any Lien granted by the Company or any Guarantor pursuant to the laws of the province of Québec pursuant to the Collateral Documents, the Trustee and the Holders hereby acknowledge that the Collateral Agent shall be and act as the hypothecary representative of the Trustee and all Holders for all purposes of Article 2692 of the Civil Code of Québec. The Trustee and each Holder, by accepting the Notes and the Note Guarantees, therefore appoints, to the extent necessary, the Collateral Agent as its hypothecary representative to hold the Liens created pursuant to such Collateral Documents in order to secure the obligations under the Indenture, Notes, the Note Guarantees and the Collateral Documents. The Collateral Agent reaffirms its acceptance of such appointment and agrees to continue to act as the hypothecary representative of the Trustee and the Holders for all purposes of Article 2692 of the Civil Code of Québec.

Section 10.02       Further Assurances.

The Company and the Guarantors shall, at their sole expense, execute any and all further documents, financing statements, agreements and instruments, and take all further action that may be required under applicable law, or that the Collateral Agent or the Trustee may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests and Liens created or intended to be created by the Collateral Documents in the Collateral to give effect to the requirements of this Article 10, provided that at any time that the Credit Facility remains outstanding neither the Company nor any Guarantor shall be required to execute or deliver any Collateral Documents or any other documents or agreements, or make any other filing or registration that is broader in scope than the Collateral Documents and other documents or agreements or filings or registrations delivered or made in favour of the Senior Agent under the Credit Facility. In addition, to the extent required under this Indenture or any of the Collateral Documents, from time to time, the Company will reasonably promptly secure the obligations under this Indenture (including under the Notes and the Note Guarantees) and Collateral Documents by pledging or creating, or causing to be pledged or created, perfected security interests and Liens with respect to the Collateral perfected to the extent required by the Collateral Documents. Such security interests and Liens will be created under the Collateral Documents and other security agreements and other instruments and documents in form and substance reasonably satisfactory to the Trustee and the Company shall deliver or cause to be delivered to Trustee all such instruments and documents (including certificates, legal opinions, title insurance policies and lien searches) as the Trustee shall reasonably request to evidence compliance with this covenant. The Company agrees to provide such evidence as the Trustee shall reasonably request as to the perfection (to the extent required by the Collateral Documents) of each such security interest and Lien.

Section 10.03       After-Acquired Property.

Upon the acquisition by the Company or any Guarantor after the Issue Date of any after-acquired assets or Collateral, the Company or such Guarantor shall execute and deliver to the Collateral Agent any information, documentation, financing statements or other certificates and opinions of counsel as may be necessary to vest in the Collateral Agent a perfected Second Ranking Lien in such after-acquired property and to have such after-acquired property added to the Collateral, to the same extent and upon the same terms as the Liens granted in favour of the Senior Agent on behalf of the Senior Lenders under the Credit Facility, and thereupon all provisions of this Indenture relating to the Collateral shall be deemed to relate to such after-acquired property to the same extent and with the same force and effect. For greater certainty, at any time that the Credit Facility remains outstanding neither the Company nor any Guarantor shall be required to execute or deliver any Collateral Documents or any other documents or agreements, or make any other filing or registration that is broader in scope than the Collateral Documents and other documents or agreements or filings or registrations delivered or made in favour of the Senior Agent under the Credit Facility.

Section 10.04       Impairment of Security Interest.

None of the Company nor any of the Guarantors shall take or omit to take any action which would materially adversely affect or impair the Liens in favor of the Collateral Agent and the Holders with respect to the Collateral. Neither the Company nor any of the Guarantors shall grant to any Person, or permit any Person to retain (other than the Collateral Agent), any Liens in the Collateral, other than Permitted Liens.

Section 10.05       Intercreditor Agreement.

Notwithstanding anything herein to the contrary, the Liens granted to the Collateral Agent pursuant to the Collateral Documents and the exercise of any right or remedy by the Trustee or the Collateral Agent hereunder or under any Collateral Document are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement on the one hand, and this Indenture or any other Collateral Document on the other hand, with respect to any right or remedy of the Trustee or the Collateral Agent relating to the Collateral, the terms of the Intercreditor Agreement shall govern and control. Without limiting the generality of the foregoing, and notwithstanding anything herein to the contrary, all rights and remedies of the Trustee and the Collateral Agent (and the Holders) with respect to the Collateral shall be subject to the terms of the Intercreditor Agreement.

Section 10.06       Release of Liens on the Collateral.

(a)             The Liens on the Collateral under the Collateral Documents shall automatically and without the need for any further action by any Person be released with respect to the Notes:

(1)             in whole or in part, as applicable, as to all or any portion of property subject to such Liens which has been taken by eminent domain, condemnation or other similar circumstances;

(2)             in whole, upon:

(A)             satisfaction and discharge of this Indenture as set forth under Section 12.01; or

(B)             a Legal Defeasance or Covenant Defeasance of this Indenture as described under Article 8;

(3)             in part, as to any property constituting Collateral that (a) is sold, transferred or otherwise disposed of by the Company or any Guarantor (other than to the Company or another Guarantor) in a transaction not prohibited by this Indenture or the Collateral Documents at the time of such sale, transfer or disposition or (b) is owned or at any time acquired by a Guarantor that has been released from its Guarantee in accordance with this Indenture, concurrently with the release of such Guarantee (including in connection with the designation of a Guarantor as an Unrestricted Subsidiary);

(4)             in whole or in part, as applicable, with the consent of the Majority Holders (including without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, Notes);

(5)             upon the release by the Senior Agent of the Liens granted in its favour by the Company or any Guarantor, other than in connection with a repayment and termination of the Credit Facility;

(6)             upon the sale or disposition of any Collateral pursuant to the exercise of any rights and remedies by the Senior Agent, on behalf of the Senior Lenders, with respect to any Collateral securing the Credit Facility or the commencement or prosecution of enforcement by the holders of first lien Indebtedness of any of the rights and remedies under any security document securing first lien Indebtedness or applicable law, including, without limitation, the exercise of any rights of set-off or recoupment; and

(7)             upon the sale or disposition of Collateral pursuant to the exercise of any rights and remedies by the Collateral Agent with respect to the Collateral securing the Notes in accordance with the terms of the Intercreditor Agreement, provided, that, in the case of any release in whole pursuant to the foregoing, all amounts owing to the Trustee and the Collateral Agent under this Indenture, the Notes, the Note Guarantees and the Collateral Documents shall have been paid. Any release of Collateral permitted by this clause (a) shall be deemed not to impair the Liens on the remaining Collateral under this Indenture.

(b)             The Company and each Guarantor shall furnish to the Trustee, prior to each proposed release of Collateral pursuant to the Collateral Documents and this Indenture:

(1)             an Officer’s Certificate requesting such release;

(2)             an Officer’s Certificate and an Opinion of Counsel to the effect that all conditions precedent provided for in this Indenture and the Collateral Documents to such release have been complied with;

(3)             a form of such release (which release shall be in form reasonably satisfactory to the Trustee and shall provide that the requested release is without recourse or warranty to the Trustee); and

(4)             a certificate or opinion of an engineer, appraiser or other expert as to the fair value of the Collateral to be released, in accordance with TIA § 314(d); provided that any such certificate or opinion may be made by an officer or legal counsel, as applicable, of the Company except in cases where TIA § 314(d) requires that such certificate or opinion be made by an independent Person, which Person shall be an independent engineer, appraiser or other expert selected by the Company; and provided, further, that any such certificate or opinion shall not be required under this subclause (4) if the Company reasonably determines that under the terms of TIA § 314(d) or any interpretation or guidance as to the meaning thereof of the Securities and Exchange Commission and its staff, including “no action” letters or exemptive orders, all or any portion of TIA § 314(d) is inapplicable to any release or series of releases of Collateral.

Upon compliance by the Company or the Guarantors, as the case may be, with the conditions precedent set forth above, and upon delivery by the Company or such Guarantor to the Collateral Agent of an Opinion of Counsel to the effect that such conditions precedent have been complied with, the Collateral Agent shall promptly cause to be released and reconveyed to the Company, or the Guarantors, as the case may be, the released Collateral, and the Collateral Agent shall execute and deliver such documents and instruments prepared by the Company as the Company and the Guarantors may reasonably request to evidence such release without the consent of the Holders of the Notes.

Section 10.07       Authorization of Actions to be Taken by the Collateral Agent Under the Collateral Documents.

(a)             Subject to the provisions of the Collateral Documents (including the Intercreditor Agreement), the Collateral Agent may, in its sole discretion and without the consent of the Holders, on behalf of the Holders, take all actions it deems necessary or appropriate in order to (i) enforce any of its rights or any of the rights of the Holders under the Collateral Documents and (ii) collect and receive any and all amounts payable in respect of the Collateral in respect of the obligations of the Company and the Guarantors hereunder and thereunder.

(b)             Subject to the provisions of the Collateral Documents (including the Intercreditor Agreement), the Collateral Agent shall have the power to institute and to maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts that may be unlawful or in violation of the Collateral Documents or this Indenture, and such suits and proceedings as the Collateral Agent may deem expedient to preserve or protect its interest and the interests of the Holders in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders or the Trustee).

(c)             The Trustee or the Collateral Agent shall not be responsible for (i) the perfection or priority of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence, bad faith or willful misconduct on the part of the Trustee or the Collateral Agent, (ii) the validity, sufficiency, existence, genuineness or value of the Collateral or the validity or enforceability of the Liens in any of the Collateral or any agreement or assignment contained therein, (iii) the validity of the title of the Company to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral, (iv) recording, registering, filing, re-recording, re-registering or refiling any financing statement, continuation statement, document, instrument or other notice in any public office at any time or times or to otherwise take any action to perfect or maintain the perfection of any security interest granted to it under the Collateral Documents or otherwise.

(d)             Where any provision of this Indenture requires that additional property or assets be added to the Collateral, the Company and each Guarantor shall deliver to the Collateral Agent the following:

(A)             a request from the Company that such Collateral be added;

(B)             the form of instrument adding such Collateral, which, based on the type and location of the property subject thereto, shall be in substantially the form of the applicable Collateral Documents entered into on the date of this Indenture, with such changes thereto as the Company shall consider appropriate, or in such other form as the Company shall deem proper; provided that any such changes or such form are administratively satisfactory to the Collateral Agent;

(C)             an Officer’s Certificate and Opinion of Counsel to the effect that all conditions precedent provided for in this Indenture to the addition of such Collateral have been complied with, which Opinion of Counsel shall also opine as to the creation and perfection of the Collateral Agent’s Lien on such Collateral and as to the due authorization, execution, delivery, validity and enforceability of the Collateral Document being entered into; and

(D)             such financing statements, if any, as the Company shall deem necessary to perfect the Collateral Agent’s security interest in such Collateral.

(e)             The Collateral Agent, in giving any consent or approval under the Collateral Documents, shall be entitled to receive, as a condition to such consent or approval, an Officer’s Certificate to the effect that the action or omission for which consent or approval is to be given (i) does not contravene the provisions of this Indenture and the Collateral Documents and (ii) is authorized and permitted according to the terms of this Indenture and the Collateral Documents (including the Intercreditor Agreement), and the Collateral Agent shall be fully protected in giving such consent or approval on the basis of such Officer’s Certificate.

Section 10.08         Negative Pledge.

The Company and the Guarantors will not further pledge the Collateral as security or otherwise, except for Permitted Liens. The Company, however, subject to compliance by the Company with this Indenture, including Section 2.02, Section 4.09 and Section 4.12, has the ability to issue Additional Notes having identical terms and conditions as the Notes, all of which may be secured by the Collateral, subject to the terms of this Indenture in all cases.

Section 10.09         Amendment and Restatement; Reaffirmation

This Indenture constitutes an amendment and restatement of the Original Indenture, as amended, effective from and after the Issue Date. It is the express intent of the parties to this Indenture that (A) the execution and delivery of this Indenture not constitute a novation or extinguishment of any indebtedness or other obligations owing by the Company and the Guarantors under the Original Indenture but that such indebtedness and other obligations under the Original Indenture shall continue, uninterrupted, but on the amended and restated terms set forth in this Indenture and, as applicable, the Collateral Documents; (B) this Indenture shall not supersede the Original Indenture in its entirety but, instead, amends and restates the Original Indenture in its entirety on the terms set forth herein; (C) the execution and delivery of any amendment to, or amendment and restatement of, any Collateral Document initially executed or delivered in connection with the Original Indenture shall not constitute a novation or extinguishment of any security interest or Lien created under each such Collateral Document; and (D) all security interests in and Liens on the Collateral granted under any Collateral Document executed or delivered in connection with the Original Indenture shall, upon the execution and delivery of this Indenture, continue, uninterrupted, to secure the Company and the Guarantor’s, as applicable, obligations thereunder (as applicable) on the terms set forth in each such Collateral Document or, as applicable, any amendment to or amendment and restatement of such Collateral Document executed or delivered in connection with this Indenture. Each Collateral Document to which the Company and/or any Guarantor is party (i) shall continue in full force and effect, (ii) constitute legal, valid and binding obligations of the undersigned enforceable against the undersigned in accordance with their respective terms except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally, (iii) are hereby ratified and confirmed in all respects and (iv) shall continue in full force and effect as continuing security for any and all of the indebtedness, liabilities and obligations of the Company and each Guarantor under this Indenture, other than with respect to SICOG which is irrevocably and unconditionally released from the Note Guarantee and any Collateral Documents pursuant to Section 11.03.

Article 11

GUARANTEES

Section 11.01       Note Guarantee.

(a)             Subject to this Article 11, each of the Guarantors hereby, jointly and severally, irrevocably and unconditionally guarantees, on a senior second lien secured basis, to each Holder and to the Trustee and the Collateral Agent, and their respective successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes, the Collateral Documents or the obligations of the Company hereunder or thereunder, that: (1) the principal, premium, if any, and interest on the Notes shall be promptly paid in full when due, whether at Stated Maturity, by acceleration, redemption or otherwise, and interest on the overdue principal and interest on the Notes, if any, if lawful, and all other Obligations of the Company to the Holders, the Trustees or the Collateral Agent hereunder or under the Notes or the Collateral Documents shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (2) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration, redemption or otherwise. Failing payment by the Company when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b)             To the maximum extent permitted by applicable law, the Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, any right of set-off or claim which the Guarantor has against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defence of a Guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that this Note Guarantee shall not be discharged until the principal of, premium, if any, and interest on the Notes and all other amounts payable by the Company under this Indenture have been paid in full, or pursuant to Section 11.06.

(c)             If any Holder or the Trustee is required by any court or otherwise to return to the Company, Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to the Company or the Guarantors, any amount paid to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(d)             Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any Obligations Guaranteed hereby until payment in full of all Obligations Guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantees.

(e)             Each Note Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Company for liquidation or reorganization, should the Company become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Company’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes or the Note Guarantees, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

(f)              In case any provision of any Note Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(g)             Each payment to be made by a Guarantor in respect of its Note Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

Section 11.02       Execution and Delivery.

(a)             To evidence its Note Guarantee set forth in Section 11.01, each Guarantor hereby agrees that this Indenture shall be executed on behalf of such Guarantor by an Officer, director, general manager or person holding an equivalent title.

(b)             Each Guarantor hereby agrees that its Note Guarantee set forth in Section 11.01 shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Note Guarantee on the Notes.

(c)             If the person whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates any Note, the Note Guarantees shall be valid nevertheless.

(d)             The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.

(e)             If required by Section 4.15, the Company shall cause any newly created or acquired Wholly-Owned Restricted Subsidiary to comply with the provisions of Section 4.15 and this Article 10, to the extent applicable.

Section 11.03       Release of SICOG.

Effective as of the Issue Date, SICOG shall be automatically and unconditionally released from its Note Guarantee. All Obligations of SICOG under this Original Indenture, the Note Guarantee and any other Collateral Document shall be terminated and be released and discharged and be of no further force or effect.

Section 11.04       Subrogation.

Each Guarantor shall be subrogated to all rights of Holders against the Company in respect of any amounts paid by any Guarantor pursuant to the provisions of Section 11.01; provided that, if an Event of Default has occurred and is continuing, no Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Company under this Indenture or the Notes shall have been paid in full.

Section 11.05       Benefits Acknowledged.

Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by it pursuant to its Note Guarantee are knowingly made in contemplation of such benefits.

Section 11.06       Release of Note Guarantees.

(a)             Notwithstanding anything in this Indenture to the contrary, a Note Guarantee by a Guarantor shall be automatically and unconditionally released and discharged upon:

(1)             any sale, assignment, transfer, conveyance, exchange or other disposition (by merger, amalgamation, arrangement, consolidation, winding up or otherwise) of (i) all or substantially all of the assets of such Guarantor or (ii) the Capital Stock of such Guarantor after which the applicable Guarantor is no longer a Restricted Subsidiary of the Company, which sale, assignment, transfer, conveyance, exchange or other disposition in each case does not violate the provisions described in Section 4.10 and Article 5 (it being understood that only such portion of the Net Available Cash as is required to be applied on or before the date of such release in accordance with the terms of this Indenture needs to be applied in accordance therewith at such time);

(A)             the designation of any Guarantor as an Unrestricted Subsidiary in accordance with this Indenture; or

(B)             the Company’s exercise of its Legal Defeasance option or Covenant Defeasance option in accordance with Article 8 or the Company’s obligations under this Indenture in accordance with the terms of Article 12 of this Indenture; and

(2)             the Company shall be required to deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in this Indenture relating to such transaction and/or release have been satisfied.

(b)             Notwithstanding anything in this Indenture to the contrary, a Note Guarantee by a Guarantor may, at the option of the Company, be unconditionally released and discharged upon (i) such Guarantor becoming an Immaterial Subsidiary or (ii) such Guarantor being released from its obligations under the Credit Facility, except where such release results from the repayment and termination of the Credit Facility.

(c)             At the written request of the Company, the Trustee shall execute and deliver any documents reasonably required in order to evidence such release, discharge and termination in respect of the applicable Note Guarantee.

Article 12

SATISFACTION AND DISCHARGE

Section 12.01       Satisfaction and Discharge.

(a)             This Indenture shall be discharged and will cease to be of further effect, except as to surviving rights of registration of transfer or exchange of Notes, when either:

(1)             all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid, and such Notes for which payment has been deposited in trust or segregated and held in trust by the Trustee and is thereafter repaid to the Company or discharged from the trust, have been delivered to the Trustee for cancellation; or

(2)

(A)             all Notes not previously delivered to the Trustee for cancellation have become due and payable by reason of the giving of a notice of redemption or otherwise, will become due and payable within one (1) year or may be called for redemption within one (1) year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee, as trust funds in trust solely for the benefit of the Holders, cash in Canadian dollars or Canadian dollar-denominated Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of an Independent Financial Advisor, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on such Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(B)             no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit (other than a Default or an Event of Default resulting from borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing) and the deposit will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(C)             the Company has paid or caused to be paid all sums payable by it under this Indenture; and

(D)             the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

(b)             In addition, the Company must deliver an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) to the Trustee, in each case stating that all conditions precedent to satisfaction and discharge have been satisfied. Notwithstanding the satisfaction and discharge of this Indenture, if money shall have been deposited with the Trustee pursuant to subclause (A) of clause (2) of Section 12.01(a), the provisions of Section 12.02 and Section 8.06 shall survive.

Section 12.02       Application of Trust Money.

(a)             Subject to the provisions of Section 8.06, all money and Government Securities (including the proceeds thereof) deposited with the Trustee pursuant to Section 12.01 shall be held in trust and applied by the Trustee, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company or any Restricted Subsidiary acting as Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal, premium, if any, and interest for whose payment such money and Governmental Securities have been deposited with the Trustee, but such money and Governmental Securities need not be segregated from other funds except to the extent required by law.

(b)             If the Trustee or Paying Agent is unable to apply any Canadian dollars or Government Securities in accordance with Section 12.01 by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s and the Guarantors’ obligations under this Indenture, the Notes and the Note Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to Section 12.01 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 12.02(a); provided that, if the Company makes any payment of principal, premium, if any, or interest on any Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders to receive such payment from the money held by the Trustee or Paying Agent.

Section 12.03       Repayment to Company.

Subject to any applicable laws relating to abandoned property, any cash or non-callable Government Securities deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, or interest on, any Note and remaining unclaimed for three (3) years after such principal, and premium, if any, or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) shall be discharged from such trust; and the Holder shall thereafter, as an unsecured creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such cash and securities, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in The Globe and Mail (national edition), notice that such cash and securities remains unclaimed and that, after a date specified therein, which shall not be less than thirty (30) days from the date of such notification or publication, any unclaimed balance of such cash and securities then remaining shall be repaid to the Company.

Section 12.04       Release of Guarantors.

In the event the Company shall be irrevocably released from all of its obligations under this Indenture, each of the Guarantors shall also be released in respect of all of their respective obligations under the terms of this Indenture, the Notes or any Note Guarantee.

Article 13

MISCELLANEOUS

Section 13.01       Notices.

(a)             Any notice or communication to the Company, any Guarantor or the Trustee is duly given if in writing and (1) delivered in person, (2) mailed by first-class mail (certified or registered, return receipt requested), postage prepaid, or overnight air courier guaranteeing next day delivery or (3) sent by facsimile or electronic transmission with transmission confirmed. In each case, the notice or communication shall be addressed as follows:

if to the Company or any Guarantor:

Sherritt International Corporation
Bay Adelaide Centre, East Tower
22 Adelaide Street West, Suite 4220
Toronto, Ontario M5H 4E3

Fax: (416) 924-5015
Email: yasmin.gabriel@sherritt.com / Ward.Sellers@sherritt.com
Attention: Chief Financial Officer / SVP General Counsel and Corporate Secretary

with a copy to:

Goodmans LLP
Bay Adelaide Centre, West Tower
333 Bay Street, Suite 3400
Toronto, Ontario M5H 2S7

Fax: (416) 979.1234
Email: cdescours@goodmans.ca; ddedic@goodmans.ca
Attention: Caroline Descours and Dan Dedic

If to the Trustee:

TSX Trust Company

1701-1190 Avenue des Canadiens-de-Montreal, Montreal, QC, H3B 0G7

Fax: 514-985-8846

Email: tsxtcorporatetrust@tmx.com

Attention: Regional Director, Corporate Trust

If to the Collateral Agent:

TSX Trust Company

1701-1190 Avenue des Canadiens-de-Montreal, Montreal, QC, H3B 0G7

Fax: 514-985-8846

Email: tsxtcorporatetrust@tmx.com

Attention: Regional Director, Corporate Trust

The Company, any Guarantor, the Trustee or the Collateral Agent, by like notice, may designate additional or different addresses for subsequent notices or communications.

(b)             All notices and communications (other than those sent to Holders) shall be deemed to have been duly given at the time delivered by hand, if personally delivered; receipt acknowledged, if sent by facsimile or electronic transmission (in PDF format); or five (5) Business Days after mailing, if mailed by first-class mail to the address above in Section 13.01(a).

(c)             Any notice or communication to a Holder shall be mailed by first-class mail (certified or registered, return receipt requested) or by overnight air courier guaranteeing next day delivery to its address shown on the Note Register or by such other delivery system as the Trustee deems acceptable and shall be deemed to be sufficiently given if so sent within the time prescribed. Failure to send a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. Any written notice or communication that is delivered in person or mailed by first-class mail to the designated address will be deemed duly given, regardless of whether the addressee receives such notice.

(d)             Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

(e)             Where this Indenture provides for notice of any event (including any notice of redemption) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depository for such Note (or its designee), pursuant to the Applicable Procedures, if any, prescribed for the giving of such notice.

(f)             The Trustee and the Collateral Agent each agree to accept and act upon notice, instructions or directions pursuant to this Indenture sent by unsecured facsimile or electronic transmission (in PDF format); provided, however, that (1) the party providing such written notice, instructions or directions, subsequent to such transmission of written instructions, shall provide the originally executed instructions or directions to the Trustee or Collateral Agent, as applicable, within five (5) Business Days, and (2) such originally executed notice, instructions or directions shall be signed by an authorized representative of the party providing such notice, instructions or directions. Neither the Trustee nor the Collateral Agent shall be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s or Collateral Agent’s reasonable reliance upon and compliance with such notice, instructions or directions notwithstanding such notice, instructions or directions conflict or are inconsistent with a subsequent notice, instructions or directions.

(g)             If the Company sends a notice or communication to Holders, it shall mail a copy to the Trustee and the Collateral Agent at the same time.

Section 13.02       Communication by Holders with Other Holders.

Holders may communicate with other Holders with respect to their rights under this Indenture or the Notes.

Section 13.03       Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company or any Guarantor to the Trustee or Collateral Agent to take any action under this Indenture or the Collateral Documents, the Company or such Guarantor, as the case may be, shall furnish to the Trustee or the Collateral Agent, as applicable:

(a)             an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee or the Collateral Agent, as applicable (which shall include the statements set forth in Section 13.04) stating that, in the opinion of the signer(s), all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b)             an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee or the Collateral Agent, as applicable (which shall include the statements set forth in Section 13.04) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been complied with.

Section 13.04       Statements Required in Officer’s Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to Section 4.04) shall include:

(a)             a statement that the Person making such certificate or opinion has read such covenant or condition and the related definitions;

(b)             a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)             a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with (and, in the case of an Opinion of Counsel, may be limited to reliance on an Officer’s Certificate, certificates of public officials or reports or opinions of experts as to matters of fact); and

(d)             a statement as to whether or not, in the opinion of such Person, such covenant or condition has been complied with.

Section 13.05       Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Trustee, the Collateral Agent, the Registrar or the Paying Agent may make reasonable rules and set reasonable requirements for their respective functions.

Section 13.06       No Personal Liability of Directors, Officers, Employees, Members, Partners and Shareholders.

No past, present or future director, officer, employee, incorporator, member, partner or shareholder of the Company or any Guarantor shall have any liability for any obligations of the Company or the Guarantors under the Notes, the Note Guarantees, this Indenture or the Collateral Documents, or for any claim based on, in respect of, or by reason of such obligations or their creation.

Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 13.07       Governing Law.

THIS INDENTURE, THE NOTES AND ANY NOTE GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE PROVINCE OF ONTARIO AND THE FEDERAL LAWS OF CANADA APPLICABLE THEREIN.

Section 13.08       No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Restricted Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 13.09       Successors.

All agreements of the Company in this Indenture and the Notes shall bind its successors. All agreements of the Trustee and the Collateral Agent in this Indenture shall bind their respective successors and assigns. All agreements of each Guarantor in this Indenture shall bind its successors, except as otherwise provided in Section 11.06.

Section 13.10       Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 13.11       Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile or.pdf transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or.pdf shall be deemed to be their original signatures for all purposes.

Section 13.12       Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 13.13       Payments Due on Non-Business Days.

In any case where any Interest Payment Date, redemption date or repurchase date or the Stated Maturity of the Notes shall not be a Business Day, then (notwithstanding any other provision of this Indenture or of the Notes) payment of principal, premium, if any, or interest on the Notes need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date, redemption date or repurchase date, or at the Stated Maturity of the Notes; provided that no interest will accrue for the period from and after such Interest Payment Date, redemption date, repurchase date or Stated Maturity, as the case may be.

Section 13.14       Conversion of Currency.

The Company covenants and agrees that the following provisions shall apply to conversion of currency in the case of the Notes and this Indenture:

(a)             If, for the purpose of obtaining judgment in, or enforcing the judgment of, any court in any country, it becomes necessary to convert into a currency (the “judgment currency”) an amount due in any other currency (the “Base Currency”), then the conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which the judgment is given or the order of enforcement is made, as the case may be (unless a court shall otherwise determine).

(1)             If there is a change in the rate of exchange prevailing between the Business Day before the day on which the judgment is given or an order of enforcement is made, as the case may be (or such other date as a court shall determine), and the date of receipt of the amount due, the Company shall pay such additional (or, as the case may be, such lesser) amount, if any, as may be necessary so that the amount paid in the judgment currency when converted at the rate of exchange prevailing on the date of receipt will produce the amount in the Base Currency originally due.

(b)             In the event of the winding-up of the Company at any time while any amount or damages owing under the Notes and this Indenture, or any judgment or order rendered in respect thereof, shall remain outstanding, the Company shall indemnify and hold the Holders and the Trustee harmless against any deficiency arising or resulting from any variation in rates of exchange between (1) the date as of which the amount in Canadian dollars, due or contingently due under the Notes and this Indenture (other than under this Section 13.14(b)) is calculated for the purposes of such winding-up and (2) the final date for the filing of proofs of claim in such winding-up. For the purpose of this Section 13.14(b) the final date for the filing of proofs of claim in the winding-up of the Company shall be the date fixed by the liquidator or otherwise in accordance with the relevant provisions of applicable law as being the latest practicable date as at which liabilities of the Company may be ascertained for such winding-up prior to payment by the liquidator or otherwise in respect thereto.

(c)             The obligations contained in Section 13.14(a)(2) and Section 13.14(b) shall constitute obligations of the Company separate and independent from its other respective obligations under the Notes and this Indenture, shall give rise to separate and independent causes of action against the Company, shall apply irrespective of any waiver or extension granted by any Holder or the Trustee or any of them from time to time and shall continue in full force and effect notwithstanding any judgment or order or the filing of any proof of claim in the winding-up of the Company for a liquidated sum in respect of amounts due hereunder (other than under Section 13.14(b) above) or under any such judgment or order. Any such deficiency as aforesaid shall be deemed to constitute a loss suffered by the Holders or the Trustee, as the case may be, and no proof or evidence of any actual loss shall be required by the Company or the liquidator or otherwise or any of them. In the case of Section 13.14(b) above, the amount of such deficiency shall not be deemed to be reduced by any variation in rates of exchange occurring between the said final date and the date of any liquidating distribution.

(d)             The term “rate(s) of exchange” shall mean the Bank of Canada noon rate of exchange for purchases of the Base Currency with the judgment currency other than the Base Currency referred to in Sections 13.14(a)(1) and 13.14(a)(2) above and includes any premiums and costs of exchange payable.

(e)             The Trustee shall have no duty or liability with respect to monitoring or enforcing this Section 13.14.

Section 13.15       Currency Equivalent.

Except as provided in Section 4.09, Section 4.10 and Section 13.14, for purposes of the construction of the terms of this Indenture or of the Notes, in the event that any amount is stated herein in the currency of one nation (the “First Currency”), as of any date such amount shall also be deemed to represent the amount in the currency of any other relevant nation which is required to purchase such amount in the First Currency at the Bank of Canada noon rate of exchange on the date of determination.

Section 13.16       Privacy Matters.

The parties acknowledge that federal and/or provincial legislation that addresses the protection of individuals’ personal information (collectively, “Privacy Laws”) applies to obligations and activities under this Indenture. None of the parties shall take or direct any action that would contravene, or cause any other party to contravene, applicable Privacy Laws. The Company shall, prior to transferring or causing to be transferred personal information to the Trustee, obtain and retain required consents of the relevant individuals to the collection, use and disclosure of their personal information, or shall have determined that such consents have previously been given upon which the parties can rely or are not required under the Privacy Laws. The Trustee shall use commercially reasonable efforts to ensure that its services hereunder comply with Privacy Laws. Specifically, the Trustee agrees: (a) to have a designated chief privacy officer; (b) to maintain policies and procedures to protect personal information and to receive and respond to any privacy complaint or inquiry; (c) to use personal information solely for the purposes of providing its services under or ancillary to this Indenture and to comply with applicable laws, and not to use it for any other purpose except with the consent of or direction from the Company or the individual involved; (d) not to sell or otherwise improperly disclose personal information to any third party; and (e) to employ administrative, physical and technological safeguards to reasonably secure and protect personal information against loss, theft, or unauthorized access, use or modification.

Section 13.17       Force Majeure.

The Trustee and the Collateral Agent shall not be liable, or held in breach of this Indenture or the Collateral Documents, if prevented, hindered, or delayed in the performance or observance of any provision contained herein by reason of an act of god, riots, terrorism, acts of war, epidemics, governmental action or judicial order, earthquakes, or any other similar causes (including, but not limited to, mechanical, electronic or communication interruptions, disruptions or failures). Performance times under this Indenture shall be extended for a period of time equivalent to the time lost because of any delay that is excusable under this Section 13.17.

Section 13.18       Trust Indenture Legislation.

(a)             In this Article 13, the expression “indenture legislation” means (1) the provisions, if any, of any statute of Canada or any province thereof, and of any regulations under any such statute, relating to trust indentures and to the rights, duties and obligations of trustees under trust indentures and of corporations issuing debt obligations under trust indentures, to the extent that such provisions are in the Opinion of Counsel at the time in force and applicable to this Indenture or the Company; and (2) the U.S. Trust Indenture Act and regulations thereunder, in each case relating to trust indentures and to the rights, duties, and obligations of trustees under trust indentures and of corporations issuing debt obligations under trust indentures to the extent that such provisions are at such time in force and applicable to this Indenture.

(b)             The Company and the Trustee agree that each will at all times in relation to this Indenture and in relation to any action to be taken hereunder observe and comply with and be entitled to the benefits of the indenture legislation.

(c)             If and to the extent that any provision of this Indenture limits, qualifies or conflicts with any mandatory requirement of indenture legislation, such mandatory requirement shall prevail.

Section 13.19       Securities and Exchange Commission Reporting

The Company confirms that as at the date of execution of this Indenture it does not have a class of securities registered pursuant to Section 12 of the United States Securities Exchange Act of 1934 (the “1934 Act”) nor a reporting obligation pursuant to Section 15(d) of the 1934 Act. The Company covenants that in the event that (i) any class of its securities shall become registered pursuant to Section 12 of the 1934 Act or the Company shall incur a reporting obligation pursuant to Section 15(d) of the 1934 Act, or (ii) any such registration or reporting obligation shall be terminated by the Company in accordance with the 1934 Act, the Company shall promptly deliver to the Trustee an Officer’s Certificate (in a form provided by the Trustee) notifying the Trustee of such registration or termination and such other information as the Trustee may require at the time. The Company acknowledges that the Trustee is relying upon the foregoing representation and covenants in order to meet certain obligations imposed by the Securities and Exchange Commission with respect to those clients who are filing with the Securities and Exchange Commission.

Article 14

MEETINGS OF HOLDERS

Section 14.01       Purposes for which Meetings may be Called.

A meeting of Holders may be called at any time and from time to time pursuant to this Article to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other action authorized by this Indenture to be made, given or taken by such Holders.

Section 14.02       Call, Notice and Place of Meetings.

(a)             The Trustee may and shall, at the request of the Company or the Holders pursuant to Section 14.02(b) at any time call a meeting of Holders for any purpose specified in Section 14.01, to be held at such time and at such place in the City of Toronto as the Trustee or, in case of its failure to act, the Company or such Holders calling the meeting, shall determine. Notice of every meeting of Holders, setting forth the time and the place of such meeting and in general terms the action(s) proposed to be taken at such meeting, shall be given to each Holder of the then outstanding Notes in the manner provided in this Indenture not less than twenty-one (21) nor more than fifty (50) days prior to the date fixed for the meeting.

(b)             In case at any time the Company, pursuant to a resolution of the Board of Directors, or the Holders of at least 25% in principal amount of the then outstanding Notes shall have requested the Trustee to call a meeting of Holders for any purpose specified in Section 14.01, by written request setting forth in reasonable detail the action(s) proposed to be taken at the meeting, and the Trustee shall not have either given the notice of such meeting or made the publication of the notice of such meeting within twenty-one (21) days after receipt of such request or shall not thereafter proceed to cause the meeting to be held as provided herein, then the Company, or the Holders in the amount above specified, as the case may be, may determine the time and the place in the City of Toronto for such meeting and may call such meeting for such purposes by giving notice thereof as provided in Section 14.02(a).

Section 14.03       Persons Entitled to Vote at Meetings.

To be entitled to vote at any meeting of Holders, a Person shall be (a) a Holder of one or more outstanding Notes, or (b) a Person appointed by an instrument in writing as proxy for a Holder or Holders of one or more outstanding Notes by such Holder or Holders. The only Persons who shall be entitled to be present or to speak at any meeting of Holders shall be the Persons entitled to vote at such meeting and their counsel, any representatives of the Trustee and its counsel and any representatives of the Company and its counsel.

Section 14.04       Quorum, Action.

(a)             The Persons (whether present in person or represented by proxy) entitled to vote at least 25% in principal amount of the then outstanding Notes shall constitute a quorum for a meeting of the Holders. In the absence of a quorum within thirty (30) minutes of the time appointed for any such meeting, the meeting shall, if convened at the request of Holders, be dissolved. In any other case the meeting may be adjourned for a period of not less than fifteen (15) days as determined by the chairman of the meeting prior to the adjournment of such meeting. Notice of the reconvening of such adjourned meeting shall be given as provided in Section 14.02(a), except that such notice may be given not less than ten (10) days prior to the date on which the meeting is scheduled to be reconvened. The quorum at such adjourned meeting shall be the Persons then present and entitled to vote thereat and such quorum shall be expressly stated in such notice of the reconvening of such adjourned meeting.

(b)             At a meeting or an adjourned meeting duly reconvened and at which a quorum is present as aforesaid, any resolution and all matters (except as provided in Section 9.02 and except as otherwise stated in this Indenture) shall be effectively passed and decided if passed or decided by the Persons (whether present in person or represented by proxy) entitled to vote at such meeting and representing a majority in principal amount of outstanding Notes represented and voting at such meeting.

(c)             Any resolution passed or decision taken at any meeting of Holders duly held in accordance with this Article 14 shall (except as limited by Section 9.02) be binding on all the Holders, whether or not present or represented at the meeting (except in respect of any request, demand, authorization, direction, notice, consent, waiver or other action required, under the terms of this Indenture, to be made, given or taken by Holders of a greater principal amount of outstanding Notes).

Section 14.05       Determination of Voting Rights; Conduct and Adjournment of Meetings.

(a)             Notwithstanding any other provisions of this Indenture, the Trustee and the chairman of the meeting, or either of them, may make such reasonable regulations as it or he may deem advisable for any meeting or adjourned meeting of Holders in regard to proof of the holding of Notes and of the appointment of proxies and in regard to the appointment and duties of scrutineers, the submission and examination of proxies, certificates and other evidence of the right to vote, and such other matters concerning the conduct of the meeting as it or he shall deem appropriate. Except as otherwise permitted or required by any such regulations, the holding of any Notes shall be proved in the manner specified in Section 1.04 and the appointment of any proxy shall be proved in the manner specified in said Section 1.04 or by having the signature of the Person executing the proxy witnessed or guaranteed by any trust company, bank, banker or other Person, wherever situated, acceptable to the Trustee.

(b)             The Trustee shall, by an instrument in writing, nominate a chairman of the meeting, unless the meeting shall have been called by the Company or by Holders as provided in Section 14.02(b), in which case the Company, or the Holders calling the meeting, as the case may be, shall in like manner nominate a chairman.

(c)             At any meeting each Holder of a Note, whether present in person or represented by proxy, shall be entitled to one vote for each $1,000 principal amount of Notes held by him or her; provided, however, that no vote shall be cast or counted at any meeting in respect of any Note challenged as not outstanding and ruled by the chairman of the meeting to be not outstanding. The chairman of the meeting shall have no right to vote, except as a Holder of a Note or as the proxy of a Holder of a Note.

(d)             Any meeting of Holders of Notes duly called pursuant to Section 14.02 at which a quorum is present may be adjourned from time to time by a resolution passed at such meeting and the meeting may be held as so adjourned without further notice.

Section 14.06       Counting Votes and Recording Action of Meetings.

The vote upon any resolution to be passed by Majority Holders or any resolution involving matters of a purely procedural nature shall be by way of show of hands. The chairman of the meeting shall appoint a secretary and may appoint a scrutineer or scrutineers to act at the meeting. A record of the proceedings of each meeting of Holders shall be prepared by the secretary of the meeting and there shall be attached to said record the original reports of the scrutineers and affidavits by one or more persons having knowledge of the facts setting forth a copy of the notice of the meeting and showing that said notice was given as provided in Section 14.02 and, if applicable, Section 14.04.

Section 14.07       Instruments in Writing

Any consent, waiver, notice or resolution of the Holders which may be given by resolution at a meeting of the Holders pursuant to this Indenture may also be given by the applicable percentage of Holders by a signed instrument in one or more counterparts. Notice of any resolution passed in accordance with this Section 14.07 will be given by the Trustee to the affected Holders within 30 days of the date on which such resolution was passed.

[Signatures on following page]

SHERRITT INTERNATIONAL CORPORATION,
as Company

By:
Name:
Title:

[Signature Page to Trust Indenture]

SHERRITT INTERNATIONAL OIL AND GAS LIMITED, as Guarantor

By:
Name:
Title:

SHERRITT INTERNATIONAL (BAHAMAS) INC., as Guarantor

By:
Name:
Title:

SHERRITT POWER (BAHAMAS) INC., as Guarantor

By:
Name:
Title:

[Signature Page to Trust Indenture]

SHERRITT UTILITIES INC., as Guarantor

By:
Name:
Title:

CANADA NORTHWEST OILS (EUROPE) B.V., as Guarantor

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Trust Indenture]

672538 ALBERTA LTD., as Guarantor

By:
Name:
Title:

672539 ALBERTA LTD., as Guarantor

By:
Name:
Title:

[Signature Page to Trust Indenture]

SI SUPPLY & SERVICES LIMITED (FORMERLY 672540 ALBERTA LTD.), as Guarantor

By:
Name:
Title:

SI FINANCE LTD., as Guarantor

By:
Name:
Title:

DYNATEC TECHNOLOGIES LTD., as Guarantor

By:
Name:
Title:

[Signature Page to Trust Indenture]

1683740 ALBERTA LTD., as Guarantor

By:
Name:
Title:

OG FINANCE INC., as Guarantor

By:
Name:
Title:

POWER FINANCE INC., as Guarantor

By:
Name:
Title:

[Signature Page to Trust Indenture]

SBCT LOGISTICS LTD., as Guarantor

By:
Name:
Title:

SIC MARKETING SERVICES (UK) LIMITED, as Guarantor

By:
Name:
Title:

THE COBALT REFINERY HOLDING COMPANY LTD., as Guarantor

By:
Name:
Title:

[Signature Page to Trust Indenture]

TSX TRUST COMPANY, as Trustee and Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Trust Indenture]

Exhibit A

9.25% SENIOR SECOND LIEN SECURED NOTES DUE 2031

No.	CUSIP
ISIN
$

SHERRITT INTERNATIONAL CORPORATION

promises to pay to CDS & CO., as nominee for CDS Clearing and Depository Services Inc., or its registered assigns, the principal sum of________________________Canadian dollars (Cdn $     ) on ■, 20■.

Interest Payment Dates: April 30 and October 30, commencing October 30, 2025.

Record Dates: 15 days prior to the Interest Payment Date.

Reference is made to further provisions of this Note set forth herein, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to herein by electronic or manual signature, this Note shall not be entitled to any benefits under the Indenture referred to herein or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this Note to be signed by its duly authorized officer.

SHERRITT INTERNATIONAL CORPORATION

By:
Name:
Title:
Date:

This is one of the Global Notes referred to in the within-mentioned Indenture:

TSX TRUST COMPANY, as Trustee

By:
Authorized Signatory

Date:

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9.25% SENIOR SECOND LIEN SECURED NOTES DUE 2031

THIS CERTIFICATE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF CDS CLEARING AND DEPOSITORY SERVICES INC. (“CDS”) TO SHERRITT INTERNATIONAL CORPORATION (THE “COMPANY”) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY GLOBAL NOTE ISSUED IN RESPECT THEREOF IS REGISTERED IN THE NAME OF CDS & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF CDS (AND ANY PAYMENT IS MADE TO CDS & CO. OR TO SUCH ENTITY AS IS REQUIRED BY AN AUTHORIZED REPRESENTATIVE OF CDS), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED HOLDER HEREOF, CDS & CO., HAS A PROPERTY INTEREST IN THE SECURITIES REPRESENTED BY THIS CERTIFICATE HEREIN AND IT IS A VIOLATION OF ITS RIGHTS FOR ANOTHER PERSON TO HOLD, TRANSFER OR DEAL WITH THIS GLOBAL NOTE.

UNLESS PERMITTED UNDER CANADIAN SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THIS SECURITY BEFORE 4 MONTHS AND A DAY AFTER THE ISSUANCE OF THIS SECURITY.

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.             Interest. Sherritt International Corporation, a company continued under the laws of Canada (the “Company”), promises to pay interest on the principal amount of this Note at a fixed rate of 9.25% per annum. The Company shall pay interest in cash semi-annually in arrears in equal installments (except as noted below) on April 30 and October 30 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”) and no interest shall accrue on such payment for the intervening period. Interest on this Note shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance. The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, at the then applicable interest rate on this Note to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods), at the same rate on this Note to the extent lawful. Interest will be calculated on the basis of a 365-day or 366-day year, as applicable, and the actual number of days elapsed in that period. For the purposes of the Interest Act (Canada), the yearly rate of interest to which interest calculated under this Note for any period in any calendar year (the “Calculation Period”) is equivalent to the rate payable under this Note in respect of the Calculation Period multiplied by a fraction the numerator of which is the actual number of days in such calendar year and the denominator of which is the actual number of days in the Calculation Period. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Note. The rate of interest stipulated in this Note is intended to be nominal rate and not effective rate or yield.

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2.             Method of Payment. The Company shall pay interest on this Note (except defaulted interest) to the Persons in whose name this Note (or one or more predecessors of this Note) is registered at the close of business on the fifteenth day prior to the Interest Payment Date (whether or not a Business Day), even if this Note is cancelled after such Record Date and on or before such Interest Payment Date, except as provided in Section 2.13 of the Indenture with respect to defaulted interest. This Note shall be payable as to principal, premium, if any, and interest at the office or agency of the Company maintained for such purpose, or, at the option of the Company, payment of interest may be made by cheque mailed to the Holders at their addresses set forth in the Note Register; provided, however, that payment by wire transfer of immediately available funds shall be required with respect to principal of and interest and premium, if any, on, all Global Notes and all other Notes with a principal amount greater than $5 million the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent. Such payment shall be in Canadian dollars.

3.             Paying Agent and Registrar. Initially, TSX Trust Company, the Trustee under the Indenture, shall act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without prior notice to any Holder. The Company or any of its Restricted Subsidiaries may act in any such capacity.

4.             Indenture. The Company issued the Notes under an Amended and Restated Trust Indenture dated as of [•], 2025 (as amended, supplemented or amended and restated from time to time, the “Indenture”) among the Company, the guarantors party thereto (the “Guarantors”), the Trustee and the Collateral Agent. The Notes are guaranteed by all Guarantors, as provided in the Indenture. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. Any term used in this Note that is defined in the Indenture shall have the meaning assigned to it in the Indenture. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Indenture permits the issuance of Additional Notes subject to compliance with certain conditions.

5.             Optional Redemption.

(i)	At any time prior to [•], 2026, the Company may redeem the Notes, in whole or in part, upon not less than 10 nor more than 60 days’ prior notice mailed to each Holder or otherwise delivered in accordance with the Applicable Procedures at a redemption price equal to the greater of (A) the Canada Yield Price of the Notes so redeemed and (B) 101% of the aggregate principal amount of the Notes so redeemed, in each case plus accrued and unpaid interest on such Notes, if any, to (but excluding) the redemption date (subject to the right of the Holders of record on the relevant Record Date to receive interest due on an Interest Payment Date falling on or prior to such redemption date).

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(ii)	On and after [●], 2026, the Company may, at its option, redeem the Notes, in whole or in part, on one or more occasions, upon not less than 10 nor more than 60 days’ notice, at the redemption prices (expressed as a percentage of principal amount of the Notes to be redeemed) in respect of each period as set forth below, plus accrued and unpaid interest on the Notes so redeemed, if any, to (but excluding) the applicable date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on an Interest Payment Date falling on or prior to such redemption date):

Period	Percentage
on or after [●][13], 2026 and prior to [●][14], 2028	105.00%
on or after [●][15], 2028 and prior to [●][16], 2029	102.50%
on or after [●][17], 2029	100.00%

(iii)	If the optional redemption date is on or after a Record Date and on or before the related Interest Payment Date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Note is registered at the close of business on such Record Date, and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Company.

(iv)	In the event that Holders of not less than 90% of the aggregate principal amount of the outstanding Notes accept a Change of Control Offer and the Company purchases all of the Notes held by such Holders, within 90 days of such purchase, the Company will have the right, upon not less than 10 days’ nor more than 60 days’ prior notice, to redeem all of the Notes that remain outstanding following such purchase at a redemption price equal to the Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest on the Notes to (but excluding) the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the redemption date).

(v)	Any redemption pursuant to this paragraph 5 shall be made pursuant to the provisions of Section 3.01 through 3.06 of the Indenture.

6.             Mandatory Redemption. Except as set forth in Sections 4.10 and 4.14 of the Indenture, the Company shall not be required to make any mandatory redemption or sinking fund payments with respect to, or offers to purchase, the Notes prior to the Stated Maturity of the Notes.

13 18 month anniversary of the Issue Date

14 36 month anniversary of the Issue Date

15 36 month anniversary of the Issue Date

16 48 month anniversary of the Issue Date

17 48 month anniversary of the Issue Date

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7.             Repurchase at Option of Holder.

(i)	Upon the occurrence of a Change of Control, the Company shall, within 30 days of a Change of Control, make an offer to purchase all of the outstanding Notes (the “Change of Control Offer”) pursuant to the procedures set forth in Section 4.14 of the Indenture. Each Holder shall have the right to accept such offer and require the Company to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Notes pursuant to the Change of Control Offer at a purchase price in cash (the “Change of Control Payment”) equal to 101% of the principal amount of the Notes repurchased plus accrued and unpaid interest, if any, to (but excluding) the date of purchase (subject to the right of Holders of record on the relevant Record Date to receive interest due on an applicable Interest Payment Date falling on or prior to the date of purchase). The Company’s obligation to make a Change of Control Offer to the Holders upon a Change of Control may be waived or modified at any time prior to the occurrence of such Change of Control with the written consent of the Majority Holders. The Company shall not be required to make a Change of Control Offer upon a Change of Control if: (a) a third party makes an offer to purchase all of the outstanding Notes in the manner, at the times and otherwise in compliance with the requirements set forth in Section 4.14 of the Indenture applicable to a Change of Control Offer and purchases all Notes validly tendered and not validly withdrawn pursuant to such offer to purchase, or (b) notice of redemption has been given pursuant to Section 3.01 of the Indenture, unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, and conditioned upon the occurrence of such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer. Holders of Notes that are the subject of an offer to purchase will receive a Change of Control Offer prior to the related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holders to Elect Purchase” on the reverse of this Note.

(ii)	If the Company or a Restricted Subsidiary consummates any Asset Dispositions, the Company may be required to make an Asset Disposition Offer.

8.             Notice of Redemption. Notices of redemption shall be mailed at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address. Notes in denominations larger than $1,000 may be redeemed in part but only in integral multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed. On and after the redemption date interest shall cease to accrue on Notes or portions thereof called for redemption.

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9.             Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of $1,000 and integral multiples of $1,000. [For Global Notes only: This Note shall represent the aggregate principal amount of outstanding Notes from time to time endorsed hereon and the aggregate principal amount of Notes represented hereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions.] The transfer of Notes may be registered and Notes may be exchanged in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and such other documents as may be reasonably requested by it documenting the identity and/or signatures of the transferor and the transferee, and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before the day of mailing of a notice of redemption of Notes to be redeemed.

10.             Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

11.             Amendment, Supplement and Waiver. The provisions governing amendment, supplement and waiver of any provision of the Indenture, the Notes or the Note Guarantee in relation thereto are set forth in Article 9 of the Indenture.

12.             Defaults and Remedies. The Events of Default relating to the Notes are set out in Section 6.01 of the Indenture.

13.             No Recourse Against Others. No past, present or future director, officer, employee, incorporator, member, partner or shareholder of the Company or of any Guarantor, as such, shall have any liability for any obligations of the Company or any Guarantor under the Indenture, the Notes, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

14.             Authentication. This Note shall not be valid until authenticated by the electronic or manual signature of the Trustee or an authenticating agent.

15.             CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP and ISIN numbers to be printed on the Notes and has directed the Trustee to use CUSIP and ISIN numbers in notices of redemption or notices of Offers to Purchase as a convenience to Holders. No representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption or notice of an Offer to Purchase and reliance may be placed only on the other identification numbers printed thereon and any such redemption or Offer to Purchase shall not be affected by any defect in or omission of such numbers.

16.             Governing Law. The laws of the Province of Ontario and the federal laws of Canada applicable therein shall govern and be used to construe this Note.

A-6

Option of Holder to Elect Purchase

If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 or 4.14 of the Indenture, check the box below:

⬜	Section 4.10 (Asset Disposition Offer)
⬜	Section 4.14 (Change of Control Offer)

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased: $_____

Date:	Your Signature:

(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

SIGNATURE GUARANTEE:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to or in substitution for, STAMP.

A-7

Assignment Form

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to

(Insert assignee’s social insurance, social security or other tax I.D. no.)

(Print or type assignee’s name, address and postal or zip code)

and irrevocably appoint_________________________________________________________________________as agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:

(Sign exactly as your name appears on the face of this Note)

Signature Guarantee:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP.

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SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of Increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized signatory of Trustee or Note custodian

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